As filed with the Securities and Exchange Commission on February 6, 2026

Registration No. 333-292741

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Faraday Future Intelligent Electric Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	3711	84-4720320
(State or Other Jurisdiction of Incorporation or Organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification No.)

18455 S. Figueroa Street

Gardena, CA 90248
(424) 276-7616

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Koti Meka

Chief Financial Officer

Faraday Future Intelligent Electric Inc.

18455 S. Figueroa Street

Gardena, CA 90248

(310) 415-4807

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

M. Ali Panjwani

Pryor Cashman LLP

7 Times Square

New York, NY 10036

Tel: (212) 421-4100

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither we nor the selling securityholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED FEBRUARY 6, 2026

14,357,471 Shares of Class A Common Stock

Up to 10,418,103 Shares of Class A Common Stock Issuable Upon

Conversion of certain Subject Notes
Up to 153,020 Shares of Class A Common Stock Issued to the Vendor

This prospectus relates to the resale by the selling securityholders named herein (collectively, the “Selling Securityholders”), or their respective transferees, pledgees, donees or other successors-in-interest, from time to time, of up to 24,928,594 shares of class A common stock, par value $0.0001 per share, of Faraday Future Intelligent Electric Inc. (“FFAI” or the “Company”, and such Class A common stock, the “Class A Common Stock”), which includes (i) 14,357,471 shares of Class A Common Stock; (ii) up to 10,418,103 shares of Class A Common Stock issuable upon the conversion of (a) certain unsecured convertible promissory notes (the “March Unsecured Notes”) issued in a private placement to certain institutional investors pursuant to a Securities Purchase Agreement, dated as of March 21, 2025 (the “March SPA” and such financing, the “March Financing”); (b) certain unsecured convertible promissory notes (the “December Incremental Notes”) issued upon exercise of certain incremental warrants (the “December Incremental Warrants”) issued in a private placement to certain institutional investors pursuant to a Securities Purchase Agreement, dated as of December 21, 2024 (the “December SPA” and such financing, the “December Financing”); (c) certain unsecured convertible promissory notes (the “September Incremental Notes”) issued upon exercise of certain incremental warrants (the “September Incremental Warrants”) issued in a private placement to certain institutional investors pursuant to a Securities Purchase Agreement, dated as of September 5, 2024 (the “September SPA” and such financing, the “September Financing”); (d) certain unsecured convertible promissory notes (the “March Incremental Notes” and together with the March Unsecured Notes, the “March Notes”) issued upon exercise of certain incremental warrants (the “March Incremental Warrants”) issued in the March Financing pursuant to the March SPA; (e) certain unsecured convertible promissory notes issued on June 9, 2025 (the “June Additional May 2023 Unsecured Note”) and August 22, 2025 (the “August Additional May 2023 Unsecured Note,” together with the June Additional May 2023 Unsecured Note, the “Additional May 2023 Unsecured Notes,” and collectively with the June Additional May 2023 Unsecured Note, March Notes, December Incremental Notes, September Incremental Notes, the “Subject Notes” and the shares of Class A Common Stock issuable upon conversion thereof, the “Subject Note Shares”) issued to an accredited investor in connection with that certain securities purchase agreement by and between the Company and certain institutional investors, dated May 8, 2023, as amended from time to time (the “Unsecured SPA”); and (iii) 153,020 shares of Class A Common Stock (the “Bitron Settlement Shares”) issued to Bitron, S.P.A. (the “Bitron”), in settlement of amounts owed to it, pursuant to a certain settlement agreement by and among the Company, Faraday & Future Inc., a California corporation wholly owned by the Company (“Faraday Future”), and Bitron, as of August 15, 2025 (the “Bitron Settlement Agreement”). Additional details regarding the securities to which this prospectus relates and the Selling Securityholders are set forth in this prospectus under “Description of Securities”.

We are registering the securities for resale pursuant to the Selling Securityholders’ registration rights under the (i) March SPA, (ii) Unsecured SPA, (iii) December SPA, (iv) September SPA; and (v) Bitron Settlement Agreement, as applicable, among us and the Selling Securityholders. Our registration of the securities covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of the shares underlying the Subject Notes Shares or the Bitron Settlement Shares. The Selling Securityholders may offer, sell or distribute all or a portion of their Subject Notes Shares and the Bitron Settlement Shares, as applicable, in a number of different ways and at varying prices, including publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any proceeds from the sale of the Subject Notes Shares or the Bitron Settlement Shares pursuant to this prospectus. We provide more information about how the Selling Securityholders may sell Subject Notes Shares and the Bitron Settlement Shares in the section entitled “Plan of Distribution.”

Sales of a substantial number of shares of Class A Common Stock in the public market, including the resale of the shares of common stock held by FFAI stockholders pursuant to this prospectus or pursuant to Rule 144, could occur at any time. These sales, or the perception in the market that the holders of a large number of shares of Class A Common Stock intend to sell shares, could reduce the market price of the Class A Common Stock and make it more difficult for you to sell your holdings at times and prices that you determine are appropriate. Furthermore, we expect that, because there is a large number of shares being registered pursuant to the registration statement of which this prospectus forms a part, the Selling Securityholders will continue to offer the securities covered thereby pursuant to this prospectus or pursuant to Rule 144 for a significant period of time, the precise duration of which cannot be predicted. Accordingly, the adverse market and price pressures resulting from an offering pursuant to the registration statement may continue for an extended period of time.

Our shares of Class A Common Stock and our public warrants (“Public Warrants”) are listed on The Nasdaq Stock Market (“Nasdaq”), under the symbols “FFAI” and “FFAIW,” respectively. On February 5, 2026, the closing price of our Class A Common Stock was $0.82 per share and the closing price of our Public Warrants was $0.0231 per Public Warrant.

The shares of Class A Common Stock being offered pursuant to this prospectus are shares of FFAI, a holding company incorporated in the State of Delaware. As a holding company with no material operations of its own, FFAI conducts its operations through its operating subsidiaries. We currently have a majority of our operations in the U.S. conducted through our U.S.-domiciled operating subsidiaries. We also operate our business in the People’s Republic of China and plan to have significant operations in the future in both Mainland China and Hong Kong (together, “PRC” or “China”) through our subsidiaries organized in the PRC (collectively, the “PRC Subsidiaries”). Investors in our Class A Common Stock should be aware that they are purchasing equity solely in FFAI, a Delaware holding company. There are various risks associated with our current operating presence in China and the potential expansion of our operations in PRC, which is subject to political and economic influence from China. Recently, the Chinese government initiated a series of regulatory actions and made statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies that seek to conduct offshore securities offerings or be listed overseas, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. Since these statements and regulatory actions are new, it is highly uncertain how soon legislative or administrative regulation-making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated if any, and the potential impact such modified or new laws and regulations will have on our business operations, our ability to accept foreign investments and to maintain FFAI’s listing on a U.S. exchange. The Chinese government may intervene or influence the operations of our PRC Subsidiaries, or at any time exert more control over offerings conducted overseas and foreign investment in China-based issuers in accordance with PRC laws and regulations, which could result in a material change in our operations and/or a material reduction in the value of our Class A Common Stock. Additionally, the governmental and regulatory interference could significantly limit or completely hinder our and the Selling Securityholders’ ability to offer or continue to offer our shares of Class A Common Stock to investors and cause the value of such securities to significantly decline or be worthless. For a detailed description of risks related to our PRC operations, see “Risk Factors – Risks Related to FF’s Operations in China.”

We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements. Investing in our Class A Common Stock involves a high degree of risks. See the section entitled “Risk Factors” beginning on page 26 of this prospectus and in the documents incorporated by reference into this prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _______________, 2026.

You should rely only on the information contained in this prospectus. Neither we nor the Selling Securityholders have authorized any other person to provide you with information different from or in addition to that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. The Selling Securityholders are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

We further note that the representations, warranties and covenants made by us in any document that is filed as an exhibit to the registration statement of which this prospectus is a part and in any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Unless the context indicates otherwise, references in this prospectus to “FFAI” refer to Faraday Future Intelligent Electric Inc. (f/k/a Property Solutions Acquisition Corp.), a holding company incorporated in the State of Delaware, and not to its subsidiaries, and references herein to the “Company,” “FF,” “we,” “us,” “our” and similar terms refer to FFAI and its consolidated subsidiaries. We refer to our primary operating subsidiary in the U.S., Faraday&Future Inc., as “FF U.S.” We refer to all our subsidiaries organized in China (including Hong Kong) collectively as the “PRC Subsidiaries,” a complete list of which is set forth in Exhibit 21.1 to the registration statement of which this prospectus forms a part. References to “PSAC” refer to Property Solutions Acquisition Corp., a Delaware corporation, our predecessor company prior to the consummation of the Business Combination (as defined herein), and “Legacy FF” refers to FF Intelligent Mobility Global Holdings Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands, together with its consolidated subsidiaries, prior to the Business Combination (as defined herein).

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”). The Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the SPA Shares offered by them described in this prospectus.

Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the section of this prospectus entitled “Where You Can Find More Information.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of management. Although the Company believes that its plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, the Company cannot assure you that it will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning the Company’s possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates” or “intends” or similar expressions.

Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements which speak only as of the date hereof. You should understand that the following important factors, among others, could affect the Company’s future results and could cause those results or other outcomes to differ materially from those expressed or implied in the Company’s forward-looking statements:

●	the Company’s ability to continue as a going concern and improve its liquidity and financial position;

●	the Company’s ability to pay its outstanding obligations;

●	the Company’s ability to remediate its material weaknesses in internal control over financial reporting and the risks related to the restatement of previously issued consolidated financial statements;

●	the Company’s limited operating history and the significant barriers to growth it faces;

●	the Company’s history of losses and expectation of continued losses;

●	the Company’s ability to execute on its plans to develop and market its vehicles and the timing of these development programs;

●	the Company’s estimates of the size of the markets for its vehicles and cost to bring those vehicles to market; the rate and degree of market acceptance of the Company’s vehicles;

●	the Company’s ability to cover future warrant claims;

●	the success of other competing manufacturers;

●	the performance and security of the Company’s vehicles;

●	current and potential litigation involving the Company;

●	the Company’s ability to receive funds from, satisfy the conditions precedent of and close on the various financings described elsewhere by the Company;

●	the result of future financing efforts, the failure of any of which could result in the Company seeking protection under the Bankruptcy Code;

●	the Company’s indebtedness; the Company’s ability to cover future warranty claims; the Company’s ability to use its “at-the-market” program; insurance coverage;

●	general economic and market conditions impacting demand for the Company’s products;

●	potential negative impacts of a reverse stock split;

●	potential cost, headcount and salary reduction actions may not be sufficient or may not achieve their expected results;

●	circumstances outside of the Company’s control, such as natural disasters, climate change, health epidemics and pandemics, terrorist attacks, and civil unrest;

●	risks related to the Company’s operations in China;

●	the success of the Company’s remedial measures taken in response to the Special Committee findings; the Company’s dependence on its suppliers and contract manufacturer;

●	the Company’s ability to develop and protect its technologies;

●	the Company’s ability to protect against cybersecurity risks; and

●	the ability of the Company to attract and retain employees, any adverse developments in existing legal proceedings or the initiation of new legal proceedings, and volatility of the Company’s stock price.

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this prospectus are more fully described in the “Risk Factors” section. The risks described in “Risk Factors” are not exhaustive. New risk factors emerge from time to time, and it is not possible for us to predict all such risk factors, nor can the Company assess the impact of all such risk factors on its business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements. The Company undertakes no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus, or the documents incorporated by reference herein. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus, the registration statement of which this prospectus is a part and the documents incorporated by reference herein carefully, including the information set forth under the heading “Risk Factors” and our financial statements.

Unless the context indicates otherwise, as used in this prospectus, the terms “we,” “us,” “our,” “Perfect Moment,” the “Company” and similar designations refer to Faraday Future Intelligent Electric, Inc., a Delaware corporation.

THE COMPANY

Faraday Future Intelligent Electric Inc. is a California-based global shared intelligent mobility ecosystem company with a vision to disrupt the automotive industry.

With headquarters in Gardena, California, the Company designs and engineers next-generation intelligent, connected, electric vehicles. The Company manufactures vehicles at the FF ieFactory California production facility in Hanford, California. The Company has additional engineering, sales, and operational capabilities in China and is exploring opportunities for potential manufacturing capabilities in China through a joint venture or other arrangements. In addition, the Company has established an entity in the United Arab Emirates (“UAE”) to manage the assembly and sales support of FF 91 series vehicles, further expanding the Company’s market presence in the region.

Since its founding, the Company has created major innovations in technology and products, and followed a user-centered business model. The Company believes these innovations will help it set new standards in luxury and performance that will enhance quality of life and redefine the future of intelligent mobility.

BACKGROUND

Property Solutions Acquisition Corp., a special purpose acquisition company incorporated in Delaware, completed its initial public offering in July 2020. On July 21, 2021, Faraday Future Intelligent Electric Inc. (f/k/a Property Solutions Acquisition Corp.), a Delaware corporation, consummated the previously announced business combination pursuant to that certain Agreement and Plan of Merger, dated as of January 27, 2021 (as amended, the “Merger Agreement”), by and among FFAI, PSAC Merger Sub Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands and wholly-owned subsidiary of PSAC (“Merger Sub”), and FF Intelligent Mobility Global Holdings Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Legacy FF”). Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into Legacy FF, with Legacy FF surviving the merger as a wholly-owned subsidiary of FFAI (the “Business Combination”). Upon the consummation of the Business Combination, the registrant changed its name from “Property Solutions Acquisition Corp.” to “Faraday Future Intelligent Electric Inc.” Legacy FF is considered FFAI’s accounting acquirer.

Pursuant to the terms of the Merger Agreement, the Business Combination was effected on July 21, 2021 through the merger of Merger Sub with and into Legacy FF, with Legacy FF surviving as the surviving company and a wholly-owned subsidiary of FFAI. Upon closing the Business Combination, FFAI received $229.6 million in gross proceeds, of which FFAI received $206.4 million in cash, after payment of PSAC’s transaction costs related to the Business Combination and redemptions of $0.2 million. At the closing of the Business Combination, the outstanding Legacy FF Class A ordinary shares, par value $0.00001 per share, Legacy FF Class B ordinary shares, par value $0.00001 per share, Legacy FF Class A-1 preferred shares, par value $0.00001 per share, Legacy FF Class A-2 preferred shares, par value $0.00001 per share, Legacy FF Class A-3 preferred shares, par value $0.00001 per share and Legacy FF redeemable preferred shares, par value $0.00001 per share were cancelled and converted into a right to receive a pro rata portion of the 127.9 million shares of Class A Common Stock (13,323 shares of Class A Common Stock after giving effect to subsequent reverse stock splits), and the outstanding Legacy FF converting debt and certain other outstanding liabilities of Legacy FF were canceled and converted into the right to receive pro rata portions of approximately 24.5 million shares of Class A Common Stock (2,553 shares of Class A Common Stock after giving effect to subsequent reverse stock splits) and the outstanding Legacy FF Class B preferred shares, par value $0.00001 per share were canceled and converted into the right to receive pro rata portions of approximately 64.0 million shares of Class B common stock (6,667 shares of Class B common stock after giving effect to subsequent reverse stock splits), par value $0.0001 per share, of FFAI (the “Class B Common Stock,” and together with the Class A Common Stock, the “Common Stock”). Additionally, Legacy FF options and Legacy FF warrants that were outstanding immediately prior to the closing of the Business Combination (and by their terms did not terminate upon the closing of the Business Combination) remained outstanding and converted into the right to purchase pro rata portions of approximately 44.9 million shares of Class A Common Stock (4,678 shares of Class A Common Stock after giving effect to subsequent reverse stock splits). Holders of the Legacy FF shares issued and outstanding as of immediately prior to the closing of the Business Combination also have the contingent right to receive up to 25.0 million shares of Class A Common Stock (2,605 shares of Class A Common Stock after giving effect to subsequent reverse stock splits) in two tranches upon the occurrence of certain stock price-based triggering events as set forth in the Merger Agreement (“Earnout Shares”).

On July 21, 2021, a number of purchasers (each, a “Subscriber”) purchased from FFAI an aggregate of 76.1 million shares of Class A Common Stock (7,928 shares of Class A Common Stock after giving effect to subsequent reverse stock splits) (the “PIPE Shares”), for a purchase price of $10.00 per share ($96,000 per share after giving effect to subsequent reverse stock splits) and an aggregate purchase price of $761.4 million, out of which FFAI received $692.4 million after payment of FFAI’s transaction costs of $69.0 million), pursuant to separate subscription agreements entered into effective as of January 27, 2021 (each, a “Subscription Agreement” and such investment in the PIPE Shares by the Subscribers collectively, the “Private Placement”). Pursuant to the Subscription Agreements, FFAI gave certain registration rights to the Subscribers with respect to the PIPE Shares. The sale of the PIPE Shares was consummated concurrently with the closing of the Business Combination.

Our shares of Class A Common Stock and our Public Warrants are currently listed on Nasdaq under the symbols “FFAI” and “FFAIW,” respectively.

The rights of holders of our Common Stock are governed by our third amended and restated certificate of incorporation, as amended (the “Amended and Restated Charter”), our amended and restated bylaws (the “Amended and Restated Bylaws”) and the Delaware General Corporation Law (the “DGCL”). Certain secured convertible notes (the “Pre-existing SPA Notes”) were issued pursuant to the Securities Purchase Agreement (the “Pre-existing SPA”), dated as of August 14, 2022, as amended on September 23, 2022 (the “Pre-existing SPA Amendment”), between FFAI and certain institutional investors (“Investors”), the Joinder and Amendment Agreement to the Pre-existing SPA (the “Joinder”), dated as of September 25, 2022, by and among FFAI, Senyun International Ltd. and the Investors, the Limited Consent and Third Amendment to the Pre-existing SPA (the “Third Amendment”), dated as of October 24, 2022, by and among the parties thereto, the Limited Consent and Amendment to the Pre-existing SPA (the “Fourth Amendment”), dated as of November 8, 2022, by and among the parties thereto, the Letter Agreement and Amendment to the Pre-existing SPA (the “Senyun Amendment”), dated as of December 28, 2022, by and among the parties thereto, the Limited Consent and Amendment No. 5 to the Pre-existing SPA (the “Fifth Amendment”), dated as of January 25, 2023, by and among the parties thereto, the Amendment No. 6 to the Pre-existing SPA (the “Sixth Amendment”), dated as of February 6, 2023, by and among FFAI, Senyun, FF Top Holding Ltd (“FF Top”), the Investors, Acuitas Capital, LLC (“Acuitas”) and other purchasers, the Amendment No. 7 to the Pre-existing SPA (the “Seventh Amendment”), dated as of March 23, 2023, by and among FFAI, Senyun, and other purchasers, and the Amendment No. 8 to the Pre-existing SPA (the “Eighth Amendment”), dated as of May 9, 2023, by and among FFAI, Senyun, and other purchasers. In addition to the Pre-existing SPA Notes, certain warrants were issued pursuant to the Pre-existing SPA and Joinder (the “Pre-existing SPA Warrants”). For more information, see the section entitled “Description of Securities.”

On May 8, 2023, the Company entered into the Unsecured SPA with Metaverse Horizon Limited and V W Investment Holding Limited (collectively with additional purchasers from time to time party thereto, the “Unsecured SPA Purchasers”) to issue and sell, subject to the satisfaction of certain closing conditions and limitations on enforcement, $100.0 million aggregate principal amount of the Company’s senior unsecured convertible promissory notes (the “Unsecured SPA Notes”), with (i) $15.0 million in the aggregate to be funded at the first closings within five business days after satisfaction of certain conditions (the “First Closings”); (ii) $15.0 million in the aggregate to be funded within fifteen business days after each respective First Closing (the “Second Closings”); (iii) $15.0 million in the aggregate to be funded within fifteen business days after each respective Second Closing (the “Third Closings”); (iv) $5.0 million to be funded within fifteen business days after one of the Third Closings; (v) $10.0 million to be funded within fifteen days after satisfaction of certain conditions (the “Fourth Closing”); (vi) $10.0 million to be funded within fifteen days after the Fourth Closing (the “Fifth Closing”); (vii) $10.0 million to be funded within fifteen days after the Fifth Closing (the “Sixth Closing”); (viii) $10.0 million to be funded within fifteen days after the Sixth Closing (the “Seventh Closing”); and (ix) $10.0 million to be funded within fifteen days after the Seventh Closing. Between May 10, 2023 and May 23, 2023, the Company received gross proceeds pursuant to the Unsecured SPA totaling $7.5 million ($6.8 million net of original issuance cost).

Each Unsecured SPA Purchaser will also have the right to invest an additional 50% in the Company on terms and conditions substantially identical to the funded Unsecured SPA Note upon at least 10 business days’ prior notice. In connection with the Unsecured SPA, the Company entered into equity commitment letters with each of FF Top and Mr. Lijun Jin to support the obligations of the Unsecured SPA Purchasers under the Unsecured SPA subject to the limitations set forth therein. In the event of a breach by FF Global Partners Investment LLC (“FF Global”) and/or Mr. Jin of their obligations under their equity commitment letters with the Company, the Company may not be able to recover the damages caused by such breach(es) due to the nature of FF Top’s and Mr. Jin’s assets, including the fact that many of Mr. Jin’s assets are not located in the United States and FF Top’s only assets are shares of the Company’s Class B common stock, par value $0.0001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), a note payable from the Company, and a capital commitment from an investor with terms not disclosed to the Company or third party beneficiary rights in favor of the Company.

The Unsecured SPA Notes are subject to an original issue discount of 10% and are convertible into shares of Class A Common Stock, at a conversion price equal to $8,568 (pre-reverse stock splits, $0.8925), plus an interest make-whole amount as set forth in the Unsecured SPA Notes, subject to certain adjustments including full ratchet anti-dilution price protection. The shares of Class A Common Stock issuable upon conversion of the Unsecured SPA Notes are not transferable for 30 days after the applicable last closing under such Unsecured SPA Note without the prior written consent of the Company (which consent shall not be unreasonably withheld). Any Unsecured SPA Purchaser may postpone or cancel any closing pursuant to the Unsecured SPA in its reasonable discretion if it reasonably determines, based on public information, that the first phase of FF’s three-phase delivery plan as disclosed in public filings has not begun or will not begin prior to May 31, 2023 and/or the second phase of such delivery plan has not begun or will not begin prior to June 30, 2023, in each case within 15 calendar days of such deadline (the “Unsecured SPA Condition”). On June 26, 2023, the Unsecured SPA was amended pursuant to Amendment No. 1 to the Unsecured SPA (the “Unsecured SPA Amendment”), pursuant to which the Unsecured SPA Condition was amended such that any Unsecured SPA Purchaser may, in its reasonable discretion, postpone or cancel any closing pursuant to the Unsecured SPA if the Company has not issued a press release or other public announcement confirming that the second phase of the Company’s three-phase delivery plan as disclosed in the Company’s public filings has begun or on prior to August 31, 2023, within 15 calendar days of such date.

Each Unsecured SPA Note matures on the date that is six years after the date of the applicable last closing under such Unsecured SPA Note. The Unsecured SPA Notes accrue interest at 10% per annum, payable on each conversion date and the maturity date in cash, Class A Common Stock, or a combination thereof, provided that, subject to certain conditions set forth in the Unsecured SPA Notes, the Company may elect to pay such interest in Class A Common Stock at a rate equal to 15% per annum with respect to the portion of such payment made in Class A Common Stock. The Company may, from time to time, prepay the principal amount owing under the Unsecured SPA Notes, subject a prepayment premium pursuant to the Unsecured SPA, so long as (i) the Company provides at least 15 business days’ prior written notice to the applicable Unsecured SPA Purchasers of such prepayment and delivers to the Unsecured SPA Purchasers an appropriately completed payment notification, (ii) the Company accompanies such prepayment with the payment of any interest make-whole amount as set forth in the Unsecured SPA Notes, (iii) certain conditions set forth in the Unsecured SPA Notes are met during each business day of the 15-business day notice period, and (iv) the Company waives the restriction on transfer of the relevant Unsecured SPA Notes.

Under the Unsecured SPA Notes, at each closing, the Unsecured SPA Purchaser is entitled to receive a warrant (an “Unsecured SPA Warrant”) registered in the name of such Unsecured SPA Purchaser to purchase up to a number of shares of Class A Common Stock equal to 33% of such shares issuable to such Unsecured SPA Purchaser upon conversion of the aggregate principal amount under the Unsecured SPA Note funded at such closing, with an exercise price equal to $8,568 (pre-reverse stock splits, $0.8925) per share, subject to full ratchet anti-dilution protection and other adjustments, and are exercisable for seven (7) years on a cash or cashless basis.

In addition, under the Unsecured SPA Notes, the funding of each closing under the Unsecured SPA Notes is subject to the satisfaction of the following closing conditions: (a) (i) an effective registration statement with respect to the shares of Class A Common Stock issuable upon exercise of the warrants issued pursuant to the Unsecured SPA (the “Unsecured SPA Warrants”) and the shares of Class A Common Stock issued and issuable pursuant to the terms of the Unsecured SPA Notes (including, without limitation, shares of Class A Common Stock issued and issuable in lieu of the cash payment of interest on the Unsecured SPA Notes in accordance with the terms thereof) (collectively, the “Underlying Shares”) for such closing and each previous closing in the aggregate and (ii) with respect to any closing the Underlying Shares of which, together with the Underlying Shares of all previous closings, exceed the unissued shares of Class A Common Stock reserved for issuance as Underlying Shares (the “Reserved Shares”), receipt by the Company of Unsecured SPA Stockholder Approval (as defined below) (and the filing of an amendment to the Company’s certificate of incorporation to reflect the Unsecured SPA Stockholder Approval to the extent needed); (b) solely with respect to the first closing under such Unsecured SPA Note, the Company’s receipt of bank statements showing source(s) of funding with respect to the relevant Unsecured SPA Purchaser’s funding obligations under such Unsecured SPA Note that are reasonably satisfactory to the Company; and (c) a minimum volume weighted average price (“VWAP”) of the Class A Common Stock equal to no less than $0.10 during the five (5) trading days prior to such closing.

Each Unsecured SPA Purchaser has the option to purchase additional convertible senior unsecured notes and warrants on the same terms as the Unsecured SPA Notes in an aggregate amount not to exceed 50% (or with the prior written consent of the Company, 100%) of the initial principal amount of the Unsecured SPA Notes issued to such Unsecured SPA Purchaser, subject to certain conditions. Additionally, from the date of the Unsecured SPA until the date that is the five-year anniversary of the date of the Unsecured SPA, upon any issuance by the Company or any of its subsidiaries of Class A Common Stock or Class A Common Stock equivalents for cash consideration, indebtedness or a combination of units thereof (subject to certain exceptions set forth in the Unsecured SPA) or an issuance of Class A Common Stock or Class A Common Stock equivalents under Section 4.25 of the Secured SPA (each, a “Subsequent Financing”), each Unsecured SPA Purchaser that then owns at least $20.0 million principal amount of Unsecured SPA Notes (when aggregated with any affiliates of such Unsecured SPA Purchaser) shall each have the right to participate in up to an amount of the Subsequent Financing such that such Unsecured SPA Purchaser’s ownership of the Company remains the same immediately following such Subsequent Financing as its ownership immediately prior to such Subsequent Financing, pursuant to the procedures outlined in the Unsecured SPA.

Pursuant to the Unsecured SPA, the Company is required to use its reasonable best efforts to hold a special meeting of stockholders to (a) obtain stockholder approval to authorize the entirety of the excess of the Underlying Shares over the Reserved Shares for issuance and for purposes of Nasdaq Listing Rule 5635 to the extent needed as promptly as practical under the circumstances after the date of the Unsecured SPA and prior to the date that is 60 days following the date of the Unsecured SPA, and (b) to obtain stockholder approval, as is required by Nasdaq rules, of transactions involving Unsecured SPA Notes and Unsecured SPA Warrants of the Company issued or to be issued pursuant to the Unsecured SPA, including the issuance of any shares in excess of 19.99% of the issued and outstanding shares of the Company’s Common Stock in respect of such notes and warrants ((a) and (b), together, “Unsecured SPA Stockholder Approval”). Pursuant to the Unsecured SPA, FF Global irrevocably agreed to take reasonable efforts to vote in favor of the Unsecured SPA Stockholder Approval.

The Company is required to use its reasonable best efforts (i) to file, on or prior to May 31, 2023, a registration statement providing for the resale by the Unsecured SPA Purchasers of the Reserved Shares (the “First Registration Statement”); and (ii) to file, on or prior to the date that is 30 days following the Company’s receipt of Unsecured SPA Stockholder Approval (and the filing of an amendment to the certificate of incorporation of the Company to reflect such increased in authorized shares of Common Stock), a registration statement providing for the resale by the Unsecured SPA Purchasers of all the remaining shares issuable pursuant to the financing documents (the “Second Registration Statement” and, together with the First Registration Statement, the “Registration Statements”). The Company is also required to use reasonable best efforts (i) to cause the First Registration Statement to become effective within 90 days following the date of the Unsecured SPA; (ii) to cause the Second Registration Statement to become effective within 90 days following the Company’s filing thereof; and (iii) to keep each Registration Statement effective at all times until no Unsecured SPA Purchaser owns any Unsecured SPA Notes, Unsecured SPA Warrants, or shares of Class A Common Stock issuable upon exercise or conversion thereof.

On June 26, 2023, the Company entered into that certain Joinder and Amendment Agreement with a certain institutional investor (“Unsecured SPA Joinder No.1”), pursuant to which such institutional investor or a permitted assign (the “Joinder Investor No. 1”) agreed to exercise its option to purchase $20,000,000 of incremental notes (the “Tranche B Notes”) in accordance with the terms of the Pre-existing SPA, with funding of 75% of such amount within five business days of the date of the Unsecured SPA Joinder No.1and the remaining 25% of such amount within three business days thereafter, subject to the satisfaction of the following closing conditions (the “Joinder Tranche B Closing Conditions”): (i) delivery of a warrant registered in the name of the Joinder Investor No. 1 to the Joinder Investor No. 1 on the closing date to purchase up to a number of shares of Class A Common Stock equal to 33% of such shares issuable to the Joinder Investor No. 1 upon conversion of the Tranche B Note, with an exercise price equal to $8,568 (pre-reverse stock splits, $0.8925) per share, (ii) delivery to the Joinder Investor No. 1 of the applicable Tranche B Note, (iii) subject to certain note waivers, no default or event of default exists, and (iv) subject to certain note waivers, the representations and warranties in the Pre-existing SPA documents are true and correct in all material respects (without duplication of any materiality qualifier) both before and after giving effect to such Tranche B Note. If the Joinder Investor No. 1 exercises its option to invest another $10,000,000 of Tranche B Notes in accordance with the terms of the Pre-existing SPA on or prior to the later of (x) August 1, 2023 and (y) four business days after the meeting of the Company’s stockholders for the Unsecured SPA Stockholder Approval, then the Company agrees to subsequently amend the Unsecured SPA whereby the Joinder Investor No. 1 will invest another $20,000,000 in New Unsecured SPA Notes subject to terms substantially identical to those provided for in the Unsecured SPA in effect as of the date of the Unsecured SPA Joinder No.1, including, without limitation, the funding date timeline.

Pursuant to the Unsecured SPA Joinder No.1, Joinder Investor No. 1 agreed to purchase, under the Unsecured SPA, Unsecured SPA Notes in an aggregate principal amount of up to $40,000,000 (collectively, the “New Unsecured SPA Notes”) in installments, as follows: (i) $5.0 million in principal amount under the New Unsecured SPA Notes within five business days after the satisfaction of the closing conditions described below (the “New Unsecured SPA Closing Conditions”) or such earlier business day as designated by the Joinder Investor No. 1 by notice to the Company (the “Joinder First Closing”); (ii) $5.0 million in principal amount under the New Unsecured SPA Notes within 15 business days after the Joinder First Closing (the “Joinder Second Closing”); (iii) $5.0 million in principal amount under the New Unsecured SPA Notes within 15 business days after the Joinder Second Closing (the “Joinder Third Closing”); (iv) $5.0 million in principal amount under the New Unsecured SPA Notes within 15 business days after the satisfaction of the Closing Conditions (the “Joinder Fourth Closing”); (v) $5.0 million in principal amount under the New Unsecured SPA Notes within 15 business days after the Joinder Fourth Closing (the “Joinder Fifth Closing”); (vi) $5.0 million in principal amount under the New Unsecured SPA Notes within 15 business days after the Joinder Fifth Closing (the “Joinder Sixth Closing”); (vii) $5.0 million in principal amount under the New Unsecured SPA Notes within 15 business days after the Joinder Sixth Closing (the “Joinder Seventh Closing”); and (viii) $5.0 million in principal amount under the New Unsecured SPA Notes within 15 business days after the Joinder Seventh Closing (the “Joinder Eighth Closing” and each of the Joinder First Closing, the Joinder Second Closing, the Joinder Third Closing, the Joinder Fourth closing, the Joinder Fifth Closing, the Joinder Sixth Closing, the Joinder Seventh Closing and the Joinder Eighth Closing, a “Joinder Closing”).

The New Unsecured SPA Notes shall have a conversion price of $8,568 (pre-reverse stock splits, $0.8925) per share, subject to adjustment, as set forth in the Unsecured SPA, and the floor price of the New Unsecured SPA Notes and, as amended pursuant to the Unsecured SPA Joinder No. 1, for each of the notes issued to Joinder Investor No. 1 (or its affiliates) under the Pre-existing SPA, shall be $0.05 (as adjusted for stock splits, stock dividends, stock combinations, recapitalization or other similar transactions occurring thereafter) (or such lower amount as may be permitted under Nasdaq rules from time to time). The terms and conditions of the New Unsecured SPA Notes cannot be amended, modified, supplemented or amended and restated without the consent of Joinder Investor No. 1.

The funding of each Joinder Closing is also subject to the following closing conditions (the “New Unsecured SPA Closing Conditions”): (a) an effective registration statement with respect to the shares of Class A Common Stock issuable upon exercise of the Unsecured SPA Warrants and the shares of Class A Common Stock issued and issuable pursuant to the terms of the New Unsecured SPA Notes (including, without limitation, shares of Class A Common Stock issued and issuable in lieu of the cash payment of interest on the New Unsecured SPA Notes in accordance with the terms thereof) (collectively, the “New Underlying Shares”) for such closing and (b) the Company shall have reserved the Required Reserve Amount (as defined below) in full as of the date of such Joinder Closing.

Pursuant to the Unsecured SPA Joinder No.1, Joinder Investor No. 1 may not convert any New Unsecured SPA Notes to the extent that such conversion would result that Joinder Investor No. 1, together with its affiliates and other persons acting as a group together with Joinder Investor No. 1, would beneficially own in excess of 4.99% of the number of the shares of Class A Common Stock outstanding prior to giving effect to such conversion. Upon notice to the Company, the New Unsecured SPA Purchaser may increase or decrease such limitation threshold, provided it shall not exceed 4.99% of the number of shares of Class A Common Stock outstanding after giving effect to such conversion. In addition, pursuant to the Unsecured SPA Joinder No. 1, the Unsecured SPA Warrants issued to Joinder Investor No. 1 in connection with the New Unsecured SPA Notes shall be subject to a beneficial ownership limitation that is 4.99% of the number of shares of Class A Common Stock outstanding immediately after giving effect to the issuance of shares of Class A Common Stock issuable upon the exercise of such Unsecured SPA Warrant, which limitation threshold may also increase or decrease provided it shall not exceed 4.99% of the number of shares of Class A Common Stock outstanding immediately after giving effect to the issuance of shares of Class A Common Stock upon exercise of such Unsecured SPA Warrant, subject to the provision of the Unsecured SPA Warrant.

In addition, pursuant to the Unsecured SPA Joinder No.1, the Unsecured SPA was further amended to provide that each Unsecured SPA Purchaser and Joinder Investor No. 1 has the option, upon written notice to the Company, to purchase convertible senior unsecured notes and warrants on the same terms as the New Unsecured SPA Notes (the “Additional Unsecured SPA Notes”), in an amount not to exceed 50% or 100% (the latter with the prior written consent of the Company) of the initial principal amount of the Unsecured SPA Notes issued to such purchaser pursuant to Section 2.1(a) of the Unsecured SPA and purchased for cash.

Pursuant to the Unsecured SPA Joinder No.1, the Company’s lack of sufficient authorized or registered shares to serve as underlying shares of the outstanding Pre-existing SPA Notes and related Pre-existing SPA Warrants and Unsecured SPA Notes and related Unsecured SPA Warrants is not deemed a breach of the Pre-existing SPA, Unsecured SPA and related notes and warrants, as a result thereof. However, at any time any SPA Notes remain outstanding (and any New Unsecured SPA Notes, Additional Unsecured SPA Notes and/or New Exchange Notes then outstanding or then issuable in connection with a transaction in which such determination is being made) (collectively, the “Applicable Notes”), the Company shall use reasonable best efforts to at all times have authorized, and reserved for the purpose of issuance, no less than 100% of the maximum number of shares of Class A Common Stock issuable upon conversion of all the Applicable Notes then outstanding and any New Unsecured SPA Notes, Additional Unsecured SPA Notes and/or New Exchange Notes then issuable in connection with a transaction in which such determination is being made (assuming for purposes hereof that any conversion of any Applicable Note shall not take into account any limitations on the conversion of such Applicable Note), (collectively, the “Required Reserve Amount”). The Required Reserved Amount shall not be reduced other than proportionally in connection with any conversion, exchange and/or redemption, as applicable. If the Company lacks shares sufficient to meet the Required Reserved Amount, it shall use reasonable best efforts to promptly take all corporate action necessary to authorize and reserve a sufficient number of shares, including, without limitation, calling a special meeting of stockholders to obtain stockholder approval to increase the Company’s authorized number of shares of Class A Common Stock, and voting the management shares of the Company in favor of such an increase.

Pursuant to the Unsecured SPA Joinder No.1, and in accordance with the provisions of the Pre-existing SPA and Section 3(a)(9) of the Securities Act, Joinder Investor No. 1 agreed, on behalf of its affiliates, that after the date of the Unsecured SPA Joinder No.1, Joinder Investor No. 1 may deliver written notice (each, an “Exchange Notice,” and the date of such applicable Exchange Notice, each, an “Exchange Date”) to exchange (each, an “Exchange”) any Tranche B Notes, in whole or in part (each, an “Exchanging Note,” and such outstanding amounts thereunder, each, an “Exchanging Amount”), for either (x) Tranche D Notes (as defined in the Pre-existing SPA), and/or (y) for any Additional Unsecured SPA Note under the Unsecured SPA, as applicable, (as set forth in such applicable Exchange Notice, each a “New Exchange Note,” and as converted, each a “New Exchange Conversion Share”). Each Exchange shall automatically be deemed to be consummated on the corresponding Exchange Date and, upon the delivery of such Exchange Notice, Joinder Investor No. 1 shall automatically be deemed to have exchanged the applicable Exchanging Amount of the applicable Exchanging Note for a New Exchange Note with an aggregate amount outstanding equal to the Exchanging Amount. The Company shall deliver a convertible note certificate evidencing such New Exchange Note to Joinder Investor No. 1 (or its designee) by no later than the fourth trading day after the Exchange Date (or such other date agreed upon by Joinder Investor No. 1 and the Company). On such Exchange Date, Joinder Investor No. 1 shall automatically be deemed to be the holder of such New Exchange Note, with full power to convert, redeem or otherwise enforce the terms and conditions of the New Exchange Note on or after such Exchange Date, whether or not the Company shall have delivered the convertible note certificate evidencing such New Exchange Note to Joinder Investor No. 1 (or its designee) on or prior to such date of determination. The consummation of an Exchange shall reduce Joinder Investor No. 1’s optionality for Tranche D Notes and/or Additional Unsecured SPA Notes, as applicable, under the Pre-existing SPA or Unsecured SPA, respectively, as applicable, for such corresponding Exchanging Amount and restore such optionality for the Tranche B Notes in accordance with the terms of the Pre-existing SPA in effect as of the date of the Unsecured SPA Joinder No. 1.

Assuming Joinder Investor No. 1 is not then considered an “affiliate” of the Company under applicable rules, the holding period of the New Exchange Notes (and upon conversion of the New Exchange Notes, the New Exchange Conversion Shares) shall commence at the original issuance of such corresponding Exchanging Note and shall not be re-set in connection with such applicable Exchange. For the avoidance of doubt, and for purposes of Rule 144 under the Securities Act, the Company acknowledged and agreed that the holding period of the New Exchange Notes (and upon conversion of the New Exchange Notes, the New Exchange Conversion Shares) may be tacked onto the holding period of the Exchanging Notes, and the Company agreed not to take a contrary position.

In the Unsecured SPA Joinder No.1, the Company represented and warranted to Joinder Investor No. 1 that (i) no brokerage or finder’s fees or commission were or will be payable by the Company or any of its subsidiaries in connection with the Exchange, the applicable Exchange Amount of the Exchanging Note being the sole consideration conveyed to the Company for the New Exchange Note (and upon conversion of such New Exchange Note, the New Exchange Conversion Shares) and no other consideration has or will be paid for such New Exchange Note; (ii) the Company has not, nor has any person acting on its behalf, directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances that would cause the Exchange and the issuance of the applicable New Exchange Note (and upon conversion of such New Exchange Notes, the New Exchange Conversion Shares) pursuant to such Exchange to be integrated with prior offerings by the Company for purposes of the Securities Act, which would prevent the Company from delivering such applicable New Exchange Note (and upon conversion of such New Exchange Note, the New Exchange Conversion Shares) pursuant to Section 3(a)(9) of the Securities Act, and the Company will not cause the applicable Exchange, issuance and delivery of such New Exchange Note (and upon conversion of such New Exchange Note, the New Exchange Conversion Shares) to be integrated with other offerings to the effect that the delivery of such New Exchange Note (and upon conversion of such New Exchange Note, the New Exchange Conversion Shares) to Joinder Investor No. 1 would be seen not to be exempt pursuant to Section 3(a)(9) of the Securities Act; and (iii) other than legal counsel, the Company has not (and will not have) engaged any third parties to assist in the solicitation with respect to the Exchange.

Pursuant to the Unsecured SPA Joinder No. 1, the Company agreed to pay Joinder Investor No. 1 a one-time $300,000 working fee and legal fees not to exceed $350,000, which shall be paid by netting the purchase price for any New Unsecured SPA Notes with the amount of such fees.

On June 26, 2023, the Company entered into certain Original Unsecured SPA joinder with Senyun (the “Unsecured SPA Joinder No.2”), pursuant to which Senyun or a permitted assign agreed to exercise its option to purchase $15,000,000 of SPA Notes in accordance with the terms of the SPA, with funding of 75% of such amount within five business days of the date of the Unsecured SPA Joinder No.2 and the remaining 25% of such amount within three business days thereafter, subject to the satisfaction of the same Joinder Tranche B Closing Conditions as described above. If Senyun exercises its option to invest another $10,000,000 of SPA Notes in accordance with the terms of the SPA on or prior to the later of (x) August 1, 2023 and (y) four business days after the meeting of the Company’s stockholders for the Unsecured SPA Stockholder Approval, then the Company agrees to subsequently amend the Unsecured SPA whereby Senyun will invest another $20,000,000 in New Unsecured SPA Notes subject to terms substantially identical to those provided in the Unsecured SPA (in effect as of the date of the Unsecured SPA Joinder No.2, including, without limitation, the funding date timeline).

Pursuant to the Unsecured SPA Joinder No.2, Senyun agreed to purchase, under the Unsecured SPA, Unsecured SPA Notes (the “New Senyun Notes”) in an aggregate principal amount of up to $30,000,000 in installments of $3.75 million at each of the eight closing dates. The floor price of the New Senyun Notes pursuant to the Unsecured SPA Joinder No.2, and as amended pursuant to the Unsecured SPA Joinder No.2, for each note issued to Senyun (or its affiliates) under the SPA, shall be $0.05 (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions occurring thereafter).

The other material terms of the Unsecured SPA Joinder No.2 are the same as those set forth in the Unsecured SPA Joinder No.1described above, except (i) the applicable ownership limitations for notes and warrants pursuant to the Unsecured SPA Joinder No.2 are each 9.99% (instead of 4.99%, in each case, set forth in the Unsecured SPA Joinder No.1), (ii) Senyun retained any right to preserve any potential dispute with regards to a conversion request that was sent to the Company in May 2023, and (iii) the one-time working fee and legal fees that the Company agreed to pay to Senyun were $225,000 and up to $262,500, respectively.

On June 26, 2023, the Unsecured SPA Purchasers executed a letter consent to the Unsecured SPA Joinder No.1and Unsecured SPA Joinder No.2, and agreed specifically to Section 17 of each of the Unsecured SPA Joinder No.1and Unsecured SPA Joinder No.2, which states that (i) each shall not otherwise trigger any adjustment to the conversion or exercise price of the notes and warrants under the Pre-existing SPA and Unsecured SPA, and (ii) that each of Senyun, Institutional Investor No. 1 and Institutional Investor No. 2 (as defined below) waived any such rights to any adjustment to the conversion or exercise price in each of the Pre-existing SPA and/or the Unsecured SPA, as applicable, and the related notes and warrants.

On August 2, 2024, the Company entered into that certain Waiver Agreement (the “Waiver Agreement”) with certain investors (each, a “Holder” and, collectively, the “Holders”), who (a) beneficially own and hold one or more of the following securities of the Company: (i) certain secured convertible notes of the Company (including any secured convertible notes issued in exchange therefor, collectively, the “Original Secured Notes”) that were issued pursuant to that certain Pre-existing SPA, and (ii) certain unsecured convertible notes of the Company (including any unsecured convertible notes issued in exchange therefore, collectively, the “Original Unsecured Notes”, and together with the Original Secured Notes, the “Original Notes”) that were issued pursuant to that certain Securities Purchase Agreement, dated as of May 8, 2023 (as amended, supplemented or otherwise modified from time to time, the “Original Unsecured SPA”) and (b) have the right to acquire one or more of: (i) certain additional secured convertible notes issuable in accordance with the terms to the Pre-existing SPA (the “Additional Secured Notes”) and (ii) certain additional unsecured convertible notes (the “Additional Unsecured Notes”, and together with the Additional Secured Notes, the “Additional Notes”, and together with the Original Notes, the “Original SPA Notes”), issuable pursuant to the Original Unsecured SPA.

Prior to the Waiver Agreement, the Company had certain obligations under the Original SPA Notes to pay accrued and unpaid interest and a make-whole amount of additional interest (the “Make-Whole Amount”) in cash in connection with conversions of such Original SPA Notes. In an effort to reduce the Company’s ongoing cash obligations pursuant to such Original SPA Notes and to encourage the continued conversion of the Original SPA Notes into shares of Class A Common Stock, the Company has agreed to make certain voluntary adjustments to the Original SPA Notes as described below. Pursuant to the Waiver Agreement, the Company irrevocably agreed that with respect to each conversion of any Original SPA Note on or after the effective date of the Waiver Agreement, if the Holder delivers a conversion notice (the “Notice of Conversion”) to the Company at a time that 90% of the VWAP (as defined in the Original SPA Notes) of the Company’s Class A Common Stock as of the trading day ended immediately prior to the time at which such Notice of Conversion is delivered to the Company (each, an “Adjustment Price”) is less than the conversion price then in effect pursuant to the applicable Original SPA Note (the “Conversion Price”), the Company shall voluntary reduce the conversion price solely with respect to such portion of such Original SPA Note to be converted in accordance with such Notice of Conversion (and not with respect to any other portion of such Original SPA Note) to such adjustment price (the “Voluntary Adjustment”). The Company also agreed, in exchange for the Holder’s waiver of any accrued and unpaid interest (if any, as of such conversion date) (an “Interim Interest Waiver”) with respect to such aggregate principal of such Original SPA Note to be converted pursuant to such applicable notice of conversion (the “Full Voluntary Adjustment”), to (i) further reduce such adjustment price in respect of a Voluntary Adjustment (as adjusted, each a “Full Adjustment Price”); and (ii) issue a number of shares of the Company’s Class A Common Stock to the Holder such that the aggregate number of shares of Class A Common Stock to be issued to the Holder in such conversion at such Full Adjustment Price equals the quotient of (x) the sum of (i) such aggregate principal of such Original SPA Note to be converted pursuant to such applicable notice of conversion and (ii) any accrued and unpaid interest thereon, divided by (y) such adjustment price prior to any Interim Interest Waiver. Such Full Voluntary Adjustment shall be applicable until the fifth (5th) business day after the Company delivers written notice to the Holder electing to revoke such election.

Pursuant to the Waiver Agreement, the Holders irrevocably agreed that instead of receiving the Make-Whole Amount, each holder of any such applicable Original SPA Note shall receive upon conversion of such Original SPA Note an amount in cash equal to all accrued and unpaid interest on such Original SPA Note to such date of conversion (or such cash amount shall be deemed satisfied in full without any payment of cash by the Company if the Company effects a Full Voluntary Adjustment with respect to the applicable notice of conversion) with respect to the applicable notice of conversion.

Further, pursuant to the Waiver Agreement, a Holder’s right to purchase any Additional Notes in any agreement with the Company (including, without limitation, the Pre-existing SPA and/or the Original Unsecured SPA, as applicable) was extended until the first (1st) anniversary of the effective date of the Waiver Agreement.

The Company also intends to incorporate the changes in the Waiver Agreement into certain of its other existing notes and notes issuable in the future pursuant to existing purchase agreements, as applicable, through one or more waivers, amendments and/or exchange agreements, as applicable.

On June 9, 2025, pursuant to (a) the Waiver Agreement and (b) the Unsecured SPA, an affiliate of Joinder Investor No. 1 agreed to excise part of its optional commitment to purchase, and the Company agreed to issue to such investor, the June Additional May 2023 Unsecured Note. The closing was completed on June 9, 2025. The June Additional May 2023 Unsecured Note has a conversion price equal to the Adjustment Price pursuant to the Voluntary Adjustment.

On August 22, 2025, pursuant to (a) the Waiver Agreement and (b) the Unsecured SPA, an affiliate of Joinder Investor No. 1 agreed to excise part of its optional commitment to purchase, and the Company agreed to issue to such investor, the August Additional May 2023 Unsecured Note. The closing was completed on August 22, 2025. The August Additional May 2023 Unsecured Note has a conversion price equal to the Adjustment Price pursuant to the Voluntary Adjustment.

On August 29, 2024, the Company entered into an Exchange Agreement (the “Exchange Agreement”) with certain noteholders who beneficially owned and held certain promissory notes (the “Streeterville Notes”) of the Company which were initially issued on August 4, 2023 (the “Initial Issuance Date”) and acquired by the such noteholders on May 17, 2024. Pursuant to the Exchange Agreement, the Company agreed to issue certain senior convertible notes (the “Exchange Notes”), in exchange for the surrender of the outstanding Streeterville Notes held by such noteholders.

On September 5, 2024, the Company entered into the September SPA with certain institutional investors as purchasers (the “September Investors”). Pursuant to the September SPA, the Company agreed to sell, and the September Investors agreed to purchase, for an approximate aggregate purchase price of $30 million, of which approximately $22.5 million was paid in cash and approximately $7.5 million was converted from a previous loan to the Company, certain secured notes (the “Secured Notes”), warrants and incremental warrants in two closings. The initial closing occurred on September 12, 2024 and the second closing occurred on September 30, 2024. On October 21, 2024   and November 26, 2024, the Company entered into two waivers with the September Investors party thereto in connection with an extension of the deadline to file a registration statement registration statement registering for resale by the September Investors of the shares of Class A Common Stock underlying the securities issued in such financing and an extension of the deadline to hold a meeting of the Company’s stockholders’ for the purpose of approving such financing in accordance with Nasdaq’s rules and regulations, respectively. On January 28, 2025, the Company entered into a letter agreement (the “September Letter Agreement”) with the Investors party thereto to provide the Investors a right to receive True-Up Shares (as defined below). Pursuant to September Letter Agreement, the Company agreed to issue to such investors who convert any Secured Notes (the “Pre-Approval Conversion Amount”) at the initial conversion price of $5.24 (the “Initial Conversion Price”) prior to the Company’s receipt of the stockholders’ approval, following the receipt of such stockholders’ approval, a number of shares of Class A Common Stock (the “True-Up Shares”) equal to (a) the quotient of (1) the Pre-Approval Conversion Amount calculated as if the principal amount included therein continued to accrue interest in accordance with such Secured Note up to the applicable True-Up Date (as defined below) divided by (2) the True-Up Conversion Price (as defined below) then in effect on the date the Company receives an Investor’s request to deliver the True-Up Shares (the “True-Up Date”); minus (b) the quotient of (1) the Pre-Approval Conversion Amount divided by (2) the Initial Conversion Price. The True-Up Conversion Price shall be equal to the lower of (i) the applicable conversion price as in effect on the applicable True-Up Date, and (ii) the greater of (x) the Floor Price and (y) the lowest of the five (5) VWAPs of the Class A Common Stock during the five (5) consecutive Trading Day period ending and including the Trading Day immediately preceding the True-Up Date.

On December 21, 2024, the Company entered into the December SPA with certain institutional investors as purchasers (the “December Investors”). Pursuant to the December SPA, the Company agreed to sell, and the December Investors agreed to purchase, approximately $30 million, consisting of approximately $22.5 million in cash and approximately $7.5 million converted from a previous loan to the Company, of unsecured convertible promissory notes (the “December Unsecured Notes”), common stock purchase warrants (the “December Warrants”) and incremental note purchase warrants (the “December Incremental Warrants”), exercisable for senior unsecured convertible notes in an aggregate principal amount equal to the principal amount of the December Unsecured Notes and substantially in the form of the December Unsecured Notes (the “December Incremental Notes”), in multiple closings. The initial closing occurred on December 31, 2024. The second closing occurred on January 17, 2025 and the final closing occurred on January 22, 2025. V W Investment Holding Limited, one of the December Investors involved in the December Financing, is an independent investment fund with investors including FF Global Partners (“FFGP”).

On January 17, 2025, Faraday Future entered into a Settlement and Release Agreement (the “HSL Settlement and Release Agreement”) with HSL s.r.l., an Italian limited liability company (“HSL”) to resolve outstanding claims with HSL. As part of the HSL Settlement and Release Agreement, Faraday agreed to issue €1.15 million (approximately $1.185 million) worth of Class A Common Stock (the “Compensated Shares”) to HSL, with the number of shares based on a per share price of $1.53, which was the closing price of the Class A Common Stock on January 16, 2025, the trading day prior to the signing of the Settlement and Release Agreement. The settlement also included the cancellation of purchase orders and the resolution of claims related to items without associated purchase orders. Additionally, the company may issue extra shares or provide additional cash to HSL if the market value decreases by more than 5% between January 17, 2025, the issuance date of the Compensated Shares and the date when this Registration Statement is effective.

On March 21, 2025 (the “Signing Date”), the Company entered into the March SPA (such financing, the “March Financing”) with certain institutional investors (the “March Investors”). Pursuant to the March SPA, the Company has agreed to sell, and the March Investors have agreed to purchase, in four Closings (defined below), for an aggregate purchase price of $41 million, of which approximately $39.5 million will be paid in cash and approximately $1.5 million will be converted from a previous loan to the Company, (i) certain senior unsecured convertible notes in an aggregate original principal amount of $41 million (the “March Unsecured Notes”), (ii) common stock purchase warrants (the “March Common Warrants”) to purchase up to a number of shares of the Class A Common Stock, equal to the principal amount of March Unsecured Notes issued at a Closing divided by $1.29 (the “Conversion Price”), subject to adjustment as provided in the March Unsecured Notes, (iii) a number of shares of the Company’s newly designated Series B Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”), equal to the lesser of (A) the number of shares of Common Stock into which the Unsecured Notes issued at a Closing are convertible (the “March Conversion Shares”) and (B) the product of (1) such Investor’s Note Commitment Amount (as defined in the March SPA) divided by the aggregate Note Commitment Amounts for all March Investors multiplied by (2) 9,000,000, and (iv) incremental note purchase warrants (the “March Incremental Warrants”), exercisable for (A) senior unsecured convertible notes in the principal amount of March Unsecured Notes issued at a Closing and substantially in the form of the March Unsecured Notes (the “March Incremental Notes”), (B) March Common Warrants and (C) shares of Series B Preferred Stock. The first closing (the “First Closing”) occurred on April 4, 2025, the tenth (10th) business day after the Signing Date and the second closing (the “Second Closing”) occurred on May 28, 2025. The third closing (the “Third Closing”) occurred on July 11, 2025. The fourth closing (the “Fourth Closing” and together with the First Closing, the Second Closing and the Third Closing, each a “Closing” and, collectively, the “Closings”) is expected to occur on the tenth (10th) business day following the Third Closing, but was delayed pending satisfaction of certain closing conditions in accordance with the terms of the March SPA. All Closings are subject to the satisfaction of certain closing conditions, including but not limited to, the closing price of the Class A Common Stock being equal or greater than $1.00 at the time of such Closing and no event of default existing under any outstanding March Unsecured Notes. We have agreed with the March Investors to register any additional shares of our Class A Common Stock issuable upon conversion or exercise, as applicable, of the March Common Warrants and March Incremental Notes issued in the First Closing that are not being registered pursuant to this prospectus and any additional March Unsecured Notes, March Common Warrants, Series B Preferred Stock and March Incremental Warrants that may be issued in the subsequent Closings.

On May 15, 2025, the Company entered into certain waiver and amendment agreement (the “SPA Waiver”) with the March Investors, pursuant to which the March Investors waived certain portions of Section 4.12(d) with respect to registration for resale of the shares of Common Stock issuable upon conversion or exercise, as applicable, of the March Unsecured Notes and March Common Warrants (including March Incremental Notes and March Common Warrants issuable upon exercise of the March Incremental Warrants) and amended Section 2(b)(ii) of the March SPA with respect to the timing of certain Closings, specifically, pursuant to the SPA Waiver, the March Investors agreed that (a) regarding the registration rights, the Company (i) is permitted to only register for resale by the Investors on the initial registration statement (the “Initial Registration Statement”) shares of Common Stock issuable upon conversion of the March Unsecured Notes issued at the first Closing, and (ii) is not required to register on the Initial Registration Statement any shares of Common Stock underlying (a) the March Common Warrants or (b) any March Unsecured Notes, March Common Warrants and March Incremental Warrants to be issued at subsequent Closings, provided, however, the Company agrees to use commercially reasonable efforts to file a subsequent registration statement to register (x) the unregistered portion of the Common Stock issuable upon conversion and exercise of March Unsecured Notes, March Common Warrants, and March Incremental Warrants, as applicable, for resale by a March Investor within forty-five (45) calendar days after the later of (1) the date on which the Initial Registration Statement is declared effective and (2) the date that such Investor so requests and (y) the shares of Common Stock underlying March Unsecured Notes, March Common Warrants and March Incremental Warrants issued at a subsequent Closing within forty-five (45) calendar days after the later of (A) the date on which the Initial Registration Statement is declared effective and (B) the date of such applicable subsequent Closing; (b) in the event that the closing price of the Common Stock is below $1.00 during such twenty (20) business day period, the applicable subsequent Closing shall occur within twenty (20) business days (the “Curing Period”) following the first (1st) trading day on which the closing price of the Common Stock is equal to or greater than $1.00 (the “Triggering Time”); and (c) the Company has the right, at its sole discretion, to reduce a portion of an Investor’s purchase price to be funded at any individual Closing (provided that the Company will not reduce a March Investor’s aggregate commitment amount).

On March 28, 2025, the Company entered into a Settlement and Release Agreement (the “Envisage Settlement and Release Agreement”) with Envisage Group Developments, Inc. USA (“Envisage”) to resolve an outstanding arbitration award to Envisage, in connection with several purchase orders and invoices under that certain Engineering Services Agreement entered into by and between the Company and Envisage. As part of the Envisage Settlement and Release Agreement, Faraday agreed to repay $425,000 in shares of Class A Common Stock to Envisage, with the number of shares based on a per share price of $1.08, which was the closing price of the Class A Common Stock on April 7, 2025, the trading day prior to the issuance of the shares, as required under the Envisage Settlement and Release Agreement. The settlement also included payments of an aggregate $375,000 in four equal installments. Both the Company and Envisage agreed to mutually release and discharge the other party from any claims, demands, actions and loss in connection therewith.

On May 31, 2025, a March Investor assigned a portion of its March Incremental Warrant to one of the Selling Securityholders and on June 1, 2025, such Selling Securityholder exercised such March Incremental Warrant for a March Incremental Note in a principal amount of $5,000,000.

On June 18, 2025, Faraday & Future, Inc. (“Faraday Future”), a wholly-owned subsidiary of the Company, entered into a settlement and release agreement (the “Cooper Settlement and Release Agreement”) with Cooper Standard GmbH, a German limited liability company (“Cooper Standard”) and the Company, to resolve potential claims in connection with several purchase orders and invoices under that certain Letter of Tool Acceptance by and between Faraday Future and Cooper Standard. Faraday Future agreed to pay a total of $835,000, of which $200,000 shall be paid by cash, and the remainder shall be paid in the form of shares of the Company’s Class A Common Stock. In connection herewith, on the same day, the Company entered into a Share Issuance Agreement with Cooper Standard, pursuant to which the Company agreed to repay $635,000 in shares of Class A Common Stock to Cooper Standard (such shares, the “Cooper Standard Shares”), with the number of shares based on the closing price of the Class A Common Stock on the trading day immediately preceding the day on which such Cooper Standard Shares are issued. Both the Company and Cooper Standard agreed to mutually release and discharge the other party from any claims, demands, actions and losses in connection therewith.

On August 15, 2025, Faraday Future entered into the Bitron Settlement Agreement with Bitron to resolve an outstanding arbitration award owed to Bitron, in connection with several purchase orders and invoices. Faraday Future agreed to pay a total of $343,409, of which $120,000 shall be paid by cash, and the remainder shall be paid in the form of shares of the Company’s Class A Common Stock. In connection herewith, on the same day, the Company entered into a Share Issuance Agreement with Bitron, pursuant to which the Company agreed to repay $223,409 in shares of Class A Common Stock to Bitron (such shares, the “Bitron Settlement Shares”), with the number of shares based on the closing price of the Class A Common Stock on the trading day immediately preceding the day on which such Bitron Settlement Shares are issued. Both Faraday Future and Bitron agreed to mutually release and discharge the other party from any claims, demands, actions and loss in connection therewith.

On July 14, 2025 (the “July Financing Signing Date”), the Company entered into a securities purchase agreement (such agreement, the “July SPA”, such financing, the “July Financing”) with certain institutional investors (the “July Investors”, and, together with the September Investors, December Investors, March Investors and the Holders, the “Noteholders”). Pursuant to the July SPA, the Company has agreed to sell, and the July Investors have agreed to purchase, in two closings, for an aggregate purchase price of $82 million, (i) certain senior unsecured convertible notes in an aggregate original principal amount of $82 million (the “July Unsecured Notes”), (ii) common stock purchase warrants (the “July Common Warrants”) to purchase up to one third of the number of shares of the Class A Common Stock, equal to the principal amount of July Unsecured Notes issued at a Closing divided by the initial conversion price per share as set forth in the form of July Unsecured Notes (subject to adjustment as provided in the July Unsecured Notes), (iii) a number of shares of the Company’s Series B Preferred Stock, equal to the lesser of (A) the number of shares of Common Stock into which the July Unsecured Notes issued at a closing are convertible (the “July Conversion Shares”) and (B) the product of (1) such Investor’s Note Commitment Amount (as defined in the July SPA) divided by the aggregate Note Commitment Amounts for all July Investors multiplied by (2) Series B Preferred Cap. The initial closing occurred on August 22, 2025 and the subsequent closing is expected to occur on the fifteenth (15th) business day following the later of (i) the effective date of the registration statement registering for resale by the July Investors all shares of Class A Common Stock issuable pursuant to the July Initial Notes, and (ii) the date the Company receives its stockholder’s approval of the July Financing. Both July Financing Closings (as defined below) are subject to the satisfaction of certain closing conditions, including but not limited to (i) the closing price of the Class A Common Stock being equal or greater than $1.00 at the time of such July Financing Closing; (ii) the value of the average daily trading volume of the Common Stock on the Nasdaq Capital Market must be equal to or greater than Four Million Dollars ($4,000,000) for the five (5) consecutive trading day period ending on the trading day immediately preceding applicable closing date and (iii) no event of default existing under any outstanding July Unsecured Notes. We have agreed to file a registration statement (the “July Initial Registration Statement”) with the SEC within 45 calendar days of the initial closing date, to register for resale all shares of Common Stock issuable pursuant to the July Unsecured Notes issued at the initial closing (the “July Initial Notes”), and seek effectiveness within 90 days following the initial closing date, and keep such July Initial Registration Statement effective at all times until no July Investors owns any July Initial Notes or shares of Common Stock issuable upon conversion or exercise thereof. In addition, the Company shall have the right, in its sole discretion, to file one or more additional registration statements to register for resale shares of Common Stock issuable upon (i) conversion of the July Unsecured Notes issued at the subsequent closing and/or exercise of the July Common Warrants issued at the subsequent closing (each, a “Subsequent Closing Registration Statement” and, collectively, the “Subsequent Closing Registration Statements”) and/or (ii) shares of Common Stock issuable upon exercise of the July Common Warrants issued at the initial closing.

On August 18, 2025, the Company entered into waiver and amendment agreements (collectively, the “SPA Waiver”) with certain of the July Investors, pursuant to which the July Investors waived certain portions of Section 2.1(b)(ii) of the July SPA with respect to Initial Closing Date (as defined in the July SPA), and agreed to extend such Initial Closing Date to August 22, 2025.

On August 21, 2025, the Company entered into an amendment agreement with certain of the July Investors, pursuant to which one of the July Investors agreed to purchase an additional $750,000 in principal amount of July Unsecured Notes at each of the Closing of the July Financing.

On July 7, 2025, a December Investor exercised its December Incremental Warrant for a December Incremental Note in a principal amount of $5,000,000.

On July 10, 2025, a September Investor exercised its September Incremental Warrant for a September Incremental Note in a principal amount of $5,000,000.

On July 14, 2025, a December Investor assigned a portion of its December Incremental Warrant to one of the Selling Securityholders and on July 17, 2025, such Selling Securityholder exercised such December Incremental Warrant for a December Incremental Note in a principal amount of $1,000,000.

On July 14, 2025, a December Investor assigned a portion of its December Incremental Warrant to one of the Selling Securityholders and August 8, 2025, such Selling Securityholder exercised such December Incremental Warrant for a December Incremental Note in a principal amount of $2,000,000.

On July 14, 2025, a September Investor assigned a portion of its September Incremental Warrant to one of the Selling Securityholders and on September 25, 2025, such Selling Securityholder exercised such September Incremental Warrant for a September Incremental Note in a principal amount of $8,000,000.

On July 15, 2025, a December Investor assigned a portion of its December Incremental Warrant to one of the Selling Securityholders and on July 23, 2025, such Selling Securityholder exercised such December Incremental Warrant for a December Incremental Note in a principal amount of $2,000,000.

On August 19, 2025, a March Investor exercised its March Incremental Warrant for a March Incremental Note in a principal amount of $2,500,000.

On August 21, 2025, a September Investor assigned a portion of its September Incremental Warrant to one of the Selling Securityholders and on August 22, 2025, such Selling Securityholder exercised such September Incremental Warrant for a September Incremental Note in a principal amount of $7,500,000.

On August 22, 2025, a September Investor assigned a portion of its September Incremental Warrant to one of the Selling Securityholders and on August 23, 2025, such Selling Securityholder exercised such September Incremental Warrant for a September Incremental Note in a principal amount of $5,000,000.

On September 11, 2025, a September Investor exercised its September Incremental Warrant for a September Incremental Note in with a principal amount of $500,000.

INVESTMENTS IN QUALIGEN

On September 19, 2025 (the “Investment Signing Date”), the Company entered into a Subscription Agreement (the “Subscription Agreement”) with Qualigen Therapeutics, Inc., a Delaware corporation (“Qualigen” or “AIXC”). On the same day, the Company also entered into a Lead Investor Agreement (the “Lead Investor Agreement,” and, collectively with the Subscription Agreement, the “Agreements”) with Qualigen. Pursuant to the Agreements, the Company has agreed to invest approximately $40.7 million, in the form of (A) cash (the “Cash Purchase Price”), (B) cryptocurrency stablecoin commonly referred to as USDC (“USDC”), and/or (C) other cryptocurrencies, for (i) Qualigen’s common stock, par value $0.001 per share (the “Qualigen Common Stock,” and such purchased shares, the “Common Shares”), at a purchase price equal to $2.246 per Common Share (the “Common Share Purchase Price”) and/or (ii) a number of shares of Qualigen’s Series B preferred stock, par value $0.001 per share (the “Qualigen Series B Preferred Stock,” and such purchased shares, the “Series B Preferred Shares” and together with the Common Shares and the Conversion Shares (as defined below), the “Securities”), if any, at a purchase price equal to $1,000.00 per Series B Preferred Share. The closing (the “Closing”, the date of the Closing, the “Closing Date”) occurred on September 29, 2025.

Pursuant to the Lead Investor Agreement, Qualigen appointed two directors designated by the Company, and the other two shall be appointed (i) upon Qualigen’s receipt of stockholder approval following the Closing, and (ii) within five (5) Business Days of the receipt of a written request of the Company. The Company shall have the right to designate as nominees for election to the Qualigen’s board of directors a number of directors that is proportionate to its beneficial ownership, with any fraction rounded up, and one of whom shall also be chairperson of the Board, unless the Company no longer holds more than 5% of the beneficial ownership of Qualigen, and none of the exemptions listed in the Lead Investor Agreement applies.

The Board of Qualigen also has appointed the persons designated by the Company to be Qualigen’s Co-Chief Executive Officer and Chief Financial Officer.

Recent Developments

From January 1, 2025 through the filing date, we achieved key operational and financing milestones. Below is a summary of significant events by category.

EV - Strategic Operations and Product Development

●	In March 2025, we hosted FF Open AI Day and unveiled our Personalized AI and Bespoke AI systems. These innovations are part of our All-AI Mobility Ecosystem. Personalized AI is designed to learn and adapt to user preferences across vehicle controls, comfort, and interaction styles. Bespoke AI delivers co-created, premium user interfaces and intelligent services tailored for luxury users, acting as a digital concierge. Both systems are built on large-model AI architecture and are planned for integration into the FF 91 and FX series.

●	In March 2025, Future AIHER AI Hybrid Extended-Range Electric Powertrain System Inc. was incorporated in the State of Delaware as a subsidiary of the Company. This subsidiary focuses on the design and development of AI hybrid extended-range electric powertrain systems.

●	In April 2025, our FX CEO and team drove the FF 91 to Washington, D.C., for policy meetings with White House officials and showcased the FX Super One.

●	In April 2025, the Company signed its first binding B2B pre-order agreement with JC Auto, a New York City–based dealership operating as 129 Auto Sales Corp., for 1,000 FX Super One vehicles, including a $100,000 non-refundable deposit and priority delivery of up to 300 vehicles intended for use in a premium fleet serving the New York area.

●	In April 2025, the Company reaffirmed its goal of selling tens of thousands of FX vehicles within two years and continued development of two additional FX models priced between $20,000 and $40,000 to target underserved segments of the U.S. AI Electric Vehicle (“AIEV’) market.

●	In May 2025, the Company entered into a second B2B pre-order agreement with Sky Horse Auto LLC—a California-based premium mobility provider—for 300 FX Super One vehicles, supported by a $30,000 non-refundable deposit and priority delivery.

●	In May 2025, the Company announced it had secured non-binding fleet pre-orders totaling 1,300 FX Super One vehicles, including prior agreements with JC Auto and Sky Horse Auto, reflecting growing demand from U.S. mobility operators.

●	In May 2025, the Company began public road testing for FX prototype mules, including the FX Super One and FX6, with testing focused on performance and Advanced Driver Assistance Systems (“ADAS”) validation.

●	In May 2025, the Company confirmed the FX Super One would be unveiled at two launch events—a private debut on June 29 and a public global launch on July 17—with initial market entry planned for CA, New York, Florida, Texas, Washington, New Jersey, and Nevada.

●	In May 2025, the Company initiated preparations for a flexible production line as part of its longer-term strategy for FX models and future variants.

●	In May 2025, the Company confirmed that the FX6 model is scheduled as a pipeline vehicle, expanding the FX product line beyond the Super One.

●	In May 2025, the Company highlighted the FF 91’s AI Hypercar differentiation, citing 12 cameras, three light detection and ranging (“LiDAR”) sensors, tri-motor all wheel drive, and in-cabin generative AI features, as key performance advantages over competing ultra-luxury EVs.

●	In May 2025, the Company disclosed that its FF 91 model met all Federal Motor Vehicle Safety Standards (“FMVSS”) and completed U.S. homologation, with deliveries made to celebrity and industry Co-Creation Officers.

●	In May 2025, the Company secured 600 additional B2B deposits from U.S.-based multi-channel network (“MCN”) agencies CreatoRev and Good Deal, bringing total FX Super One B2B deposits to over 2,500 units.

●	In May 2025, the Company began deploying FF 91 AI and software technologies, including a voice interaction system based on large language models, into the FX product line.

●	In May 2025, the Company expanded its U.S. and Middle East operations, with its Ras Al Khaimah (RAKEZ) facility in the UAE ready for occupancy and targeted FX Super One production in the region contingent on funding. The strategy supports regulatory streamlining, market training, and regional investor interest.

●	In May 2025, the Company hosted its first Annual Stockholders’ Day event, featuring executive presentations, prototype ride-and-drives, and live Q&A sessions to promote transparency and stockholder engagement.

●	In June 2025, the Company announced that global music icon Mariah Carey will become the next FF 91 2.0 Futurist Alliance owner and featured the FF 91 and FFZERO1 concept car in her new music video, “Type Dangerous,” which also includes influencer Mr. Beast and has trended globally, further elevating brand visibility and cultural relevance.

●	In July 2025, the Company reaffirmed its commitment to the FX Super One launch and to accelerating development and distribution efforts for both FF and FX brands, including the integration of advanced AI technologies. This update highlights management’s intent to leverage the recently secured financing to support production readiness, scale operations for broader market access, and enhance technological differentiation in its intelligent electric vehicle lineup.

●	In July 2025, the Company publicly unveiled the FX Super One at a global launch event in Los Angeles. The event, which followed a private preview and broad media coverage, showcased the new F.A.C.E. (Futuristic Aesthetic Connected Exterior) LED grille and the FF Super EAI (Extended AI) ecosystem. The Company has secured over 10,000 binding deposit commitments to date, reinforcing brand visibility and building momentum as it prepares to transition into production.

●	In August 2025, the Company reaffirmed its focus on expanding its FX and FF 91 model lines, emphasizing broader market reach by introducing luxury technology from the FF 91 into future mass-production FX vehicles.

●	In August 2025, the Company appointed George Li, a veteran automotive executive with extensive supply chain and operational experience, as Head of FF and FX Global Supply Chain and China Chief Strategic Cooperation & Business Growth Officer (“CSGO”) to strengthen supplier partnerships, enhance global sourcing and cross-border coordination, and advance the Company’s “Bridge Strategy” between the U.S. and China in support of long-term growth under the FX and FF vehicle programs.

●	In September 2025, the Company advanced its global expansion by preparing its Ras Al Khaimah (U.A.E.) operations to support the FX Super One program under its Global Automotive Bridge Strategy, while further integrating its “EAI + Crypto” ecosystem that connects Eco Artificial Intelligence mobility systems with blockchain-based financial applications to enhance transparency and create new digital value channels.

●	In September 2025, the Company announced that its 919 Futurist Day & Stockholders’ Community Day will showcase the unseen interior and product highlights of the FX Super One, provide updates on its U.S. homologation and Middle East launch plans, and detail deployment of FF’s EAI Vehicle Chain products under its Web2 + Web3 dual-engine strategy.

●	In September 2025, the Company hosted its 919 Futurist Day & Stockholders’ Community Day, showcasing the previously unseen interior and product highlights of the FX Super One, providing updates on its U.S. homologation and Middle East launch plans, and presenting progress on the deployment of FF’s EAI Vehicle Chain products under its Web2 + Web3 dual-engine strategy.

●	In November 2025, the Company announced that its future FF and FX battery electric vehicles, beginning with new models from 2026, will adopt the North American Charging System (“NACS”) port, providing future users with direct access to more than 28,000 Tesla Superchargers across the United States, Canada, Japan, and South Korea, while maintaining access to existing CCS fast-charging networks through operators such as ChargePoint and EVgo.

●	In November 2025, the Company reported that the FX Super One program has received non-binding pre-orders for more than 11,000 vehicles in the United States and more than 200 vehicles in the United Arab Emirates, including from B2B fleet customers, reflecting continued growth in demand across both its U.S. and Middle East markets.

●	In November 2025, the Company noted that it had successfully completed the first round of safety testing for upper interior occupant impact protection for the FX Super One as part of the broader safety assessment and homologation process for the vehicle.

●	In November 2025, the Company outlined its fourth quarter 2025 strategic focus for the FX platform, emphasizing: (i) accelerating FX Super One channel development and pre-order growth, (ii) deploying advanced AI features, including enhanced voice and gesture interactions, (iii) completing additional safety assessments and manufacturing readiness activities, (iv) advancing international market penetration in the U.S. and UAE, and (v) strengthening strategic and financial partnerships to support FX commercialization.

Crypto - Strategic Operations and Product Development

●	In August 2025, the Company introduced the C10 Index and related Crypto + EAI application framework, with real-time index tracking planned on FF.com and the FF App.

●	In September 2025, the Company reported progress on developing the C10 Crypto Treasury Index, a tokenized asset platform designed to support balance sheet diversification, strengthen ecosystem financing, and advance the Company’s broader “EAI + Crypto” strategy.

●	In September 2025, the Company announced plans to establish a new crypto-focused spin-off entity as part of its “EAI + Crypto Flywheel Strategy.” This initiative aims to integrate blockchain-based assets into the Company’s intelligent mobility ecosystem, enhancing user engagement, product monetization, and capital flexibility through tokenized value systems linked to FF’s vehicle platform.

●	In September 2025, the Company completed a strategic $30 million investment in AIXC as the lead investor in a $41 million PIPE transaction to establish a crypto and Web3-related business, through which the Company obtained control of AIXC. AIXC rebranded as AIxCrypto and focuses on three growth engines—C10 Treasury and Index, BesTrade DeAI Agent, and ecosystem tokens—to support the Company’s long-term “EAI + Crypto” and “Dual-Flywheel & Dual-Bridge” ecosystem strategies.

EV - Capital Raising & Financing Agreements

●	In December 2024, we secured approximately $30.0 million in cash financing commitments for the purchase of unsecured convertible notes (the “2024 Unsecured SPA Notes”). Each investor (the “2024 Unsecured SPA Investors”) also received a 2024 Unsecured Incremental Warrant to fund, at the 2024 Unsecured SPA Investor’s sole discretion, additional notes up to the original principal balance the of 2024 Unsecured SPA Notes purchased by such 2024 Unsecured SPA Investor. These funds are intended to support our core business operations and the ongoing ramp-up of the FX strategy. On January 28, 2025, we entered into a letter agreement with certain of the 2024 Unsecured SPA Investors. Pursuant to the letter agreement, prior to our receipt of stockholders’ approval, for the issuance of the Unsecured 2024 SPA Notes, 2024 Unsecured SPA Warrants and 2024 Unsecured Incremental Warrants, such investors agreed not to convert any outstanding 2024 Unsecured SPA Notes at a conversion price less than $1.16, the initial conversion price of the 2024 Unsecured SPA Notes, and we agreed to issue, following receipt of such stockholders’ approval, to such investors who convert any 2024 Unsecured SPA Notes at the $1.16 conversion price prior to our receipt of stockholders’ approval, additional shares of Class A Common Stock as a true-up.

●	In January 2025, we received $30 million in previously committed financing to support FF 91 deliveries and FX program development.

●	In March 2025, we disclosed that our total capital raised since September 2024 exceeded $100 million, with positive net cash flow reported for Q3 and Q4 2024.

●	In March 2025, we secured approximately $41 million in cash financing commitments (the “March Financing”) for the purchase of unsecured convertible notes (the “March Unsecured SPA Notes”), and associated common warrants to purchase additional Class A Common Stock of the Company (the “March Warrants”). Each investor (the “March Unsecured SPA Investors”) also received a March unsecured incremental warrant to fund, at the March Unsecured SPA Investor’s sole discretion, additional notes up to the original principal balance the of March Unsecured SPA Notes purchased by such March Unsecured SPA Investor. The March Financing will be completed in four closings. In May 2025, the Company amended its March 2025 Securities Purchase Agreement through a Waiver and Amendment Agreement, permitting phased registration of underlying securities and extending the timing of subsequent closings by 20 business days, subject to updated stock price and volume thresholds. The first closing (the “First Closing”) occurred on April 4, 2025, the tenth (10th) business day after March 21, 2025, the signing date and the second closing (the “Second Closing”) occurred on May 28, 2025. The third closing (the “Third Closing”) occurred on July 11, 2025, and fourth closing will occur upon satisfaction of certain conditions. These funds are intended to support our core business operations and the ongoing ramp-up of the FX strategy.

●	In April 2025, we initiated a company-wide organizational and governance overhaul, publicly launched through a town hall, to increase strategic clarity and improve execution amid ongoing external uncertainty. The initiative, publicly launched through a company-wide town hall, was designed to eliminate historical inefficiencies, increase strategic clarity, and improve performance across operations, amid ongoing external uncertainty and market pressure.

●	In May 2025, the Company filed a Seventh Certificate of Amendment to its Certificate of Incorporation to increase the number of authorized shares of Class A Common Stock to 162,815,625, authorize 4,429,688 shares of Class B Common Stock, and raise the authorized Preferred Stock to 12,900,000 shares. The amendment, approved by stockholders at the May 24, 2025 special meeting, also eliminated the Series A Preferred Stock designation and supports existing and future preferred equity issuances.

●	In July 2025, the Company secured approximately $105 million in new cash financing, consisting of $82 million in new financing commitments—primarily in the form of unsecured convertible notes and warrants—and $22 million from previous investors through the exercise of prior securities. Existing institutional investors and new investors, including a Middle East strategic partner, participated in the financing, which remains subject to customary closing conditions. The participation of the Middle East partner is expected to support the Company’s planned expansion in the region and strengthen its global investor base. The financing terms include a lower conversion price based on recent market prices and a reduction in warrant issuance to limit dilution.

●	In July and August 2025, the Company raised gross proceeds of $45.6 million and $0.1 million from third parties and related parties, respectively, in connection with SPA Portfolio Notes. During the same period, $18.3 million of principal and $0.9 million of interest were converted into 16,583,826 shares of Class A Common Stock.

●	In August 2025, the Company filed an amendment to the Certificate of Designation for its Series B Preferred Stock with the Secretary of State of Delaware, confirming 12 million authorized shares at a par value of $0.0001 per share. The amendment, approved by a majority of Series B holders, did not alter any existing rights, preferences, or limitations established under the Series B designation.

Crypto - Capital Raising & Financing Agreements

●	In August 2025, the Company announced plans to use dedicated financing exclusively for crypto-asset purchases, with an initial program targeting up to $500M–$1B (subject to securing funding) and an 80% passive / 20% active allocation approach.

●	In August 2025, FF entered a strategic Web3 partnership with HabitTrade, a digital-asset infrastructure firm, to support the blockchain component of its new ecosystem.

●	In September 2025, the Company outlined that the spin-off structure is intended to create an independent capital platform capable of attracting specialized crypto and Web3 investors, while preserving Faraday Future’s controlling interest and future participation in related financial upside.

●	In September 2025, Faraday Future invested approximately $30 million in AIXC at an effective price of $2.246 per share, representing beneficial ownership of about 55% of AIXC’s common stock, while Global Co-CEO YT Jia invested $4 million (approximately 7% ownership) under a two-year voluntary lock-up. The financing also included participation from strategic blockchain investors such as SIGN Foundation, backed by Binance Labs, Sequoia Capital, IDG, and Circle.

EV - Stock Exchange Compliance & Stockholder and Corporate Actions

●	In March 2025, we formally changed our Nasdaq ticker symbol to ‘FFAI’ to reflect our company’s rebranding around AI mobility. This symbol change reinforced our strategic emphasis on integrating artificial intelligence into our product and business ecosystem.

●	In March 2025, we disclosed that our total capital raised since September 2024 exceeded $100 million.

●	In April 2025, we confirmed that we will not pursue a reverse stock split unless required to maintain Nasdaq compliance.

●	In May 2025, the Company issued a formal statement addressing suspected illegal short selling and online misinformation campaigns, asserting a zero-tolerance policy for knowingly false and misleading public content.

●	In May 2025, the Company amended its charter to increase authorized common shares by 38 million and preferred shares by 2.9 million, expanding total authorized shares to 180.1 million to support growth initiatives including the FX Super One launch and strategic transactions.

●	In May 2025, at the Annual Meeting, stockholders approved the issuance of up to 61.9 million shares of Class A Common Stock under the March 2025 Securities Purchase Agreement, as required by Nasdaq Listing Rule 5635(d), and reelected all five directors with over 95% support.

●	In May 2025, the Company announced that Global Co-CEO YT Jia and President Jerry Wang each adopted SEC Rule 10b5-1 stock purchase plans, with trades expected to begin in August 2025; Mr. Jia plans to purchase $560,000 and Mr. Wang plans to purchase $50,000 of Class A Common Stock, with both executives committing not to amend or terminate their plans once effective. Mr. Jia completed the purchase of $560,000 worth of Class A common stock shares during the quarter ended September 30, 2025. Before the plan was cancelled by the broker, Mr. Wang purchased 10,600 shares of the Company’s Class A common stock under this trading plan.

●	In June 2025, Mr. Koti Meka, Chief Financial Officer, adopted a Rule 10b5-1 trading plan on June 12, 2025, providing for the purchase of up to $20,000 of the Company’s Class A common stock. Before the plan was cancelled by the broker, Mr. Meka purchased no shares of the Company’s Class A common stock under this trading plan.

●	In July 2025, the Company and certain executives, including Global Co-CEO Yueting Jia and President Jerry Wang, received Wells Notices from the SEC. A Wells Notice is a notification from SEC staff that they are considering recommending enforcement action for alleged violations of securities laws; it is not a formal charge or a final determination. The SEC’s preliminary findings relate to alleged false or misleading statements during the Company’s 2021 PIPE (Private Investment in Public Equity) and SPAC (Special Purpose Acquisition Company) transactions. The Company and executives plan to engage with the SEC to explain why enforcement action is not warranted.

●	In August 2025, FF highlighted its continued inclusion in the Russell 3000 Index and growing institutional ownership, with major investors increasing holdings relative to 2024.

●	In September 2025, the Company announced it successfully completed Nasdaq’s one-year compliance monitoring period and regained full compliance, returning to normal listed-company status.

●	In September 2025, all core proposals—other than a pending name change—were approved at the Company’s special meeting of stockholders. The investment structure allows Faraday Future to focus on advancing its EV business while capturing upside from the new crypto-focused operations without additional dilution to existing stockholders.

Crypto - Stock Exchange Compliance & Stockholder and Corporate Actions

●	In August 2025, the Company disclosed it is exploring a C10 ETF concept tied to the newly announced index.

Corporate Governance

●	In February 2025, the consolidated class action lawsuit filed in Delaware was dismissed with prejudice, resolving all litigation of this type.

●	In March 2025, Jerry Wang was promoted to President of the Company. At the time, he reported to the sole Global CEO. Following the April 2025 appointment of Yueting Jia as Global Co-CEO (see below), Mr. Wang now reports to both Global Co-CEOs as part of the Company’s current dual-CEO leadership structure. His role continues to focus on overseeing day-to-day business operations and driving alignment across global functions.

●	In April 2025, Yueting Jia, our founder, was promoted to Global Co-Chief Executive Officer (“Global Co-CEO”). Mr. Jia will co-lead the Company alongside Matthias Aydt, our other Global Co-CEO, with a focus on advancing user ecosystem development, supply chain management, EV R&D, finance, legal, and our China and Middle East operations. The appointment aligns with our broader strategic initiatives to enhance execution efficiency, strengthen our AI mobility leadership, and drive long-term shareholder value.

●	In April 2025, we confirmed that we will not pursue a reverse stock split unless required to maintain Nasdaq compliance.

●	In May 2025, the Company formalized YT Jia’s appointment as Global Co-CEO under a new “Stockholders First” equity incentive plan, which ties his long-term compensation to improvements in market capitalization and share price performance.

●	In August 2025, the Board approved compensation adjustments for Chief Financial Officer Koti Meka: his base salary increased from $350,000 to $380,000 effective August 16, 2025; he was granted additional restricted stock units valued at $400,000 based on the August 16, 2025 closing price; and he will receive a $30,000 cash bonus payable on August 31, 2025.

●	In August 2025, the Board approved temporary governance adjustments during the SEC investigation, excluding Global Co-CEO Yueting Jia from oversight of finance, legal, accounting, and public reporting functions. These responsibilities were consolidated under Global Co-CEO Matthias Aydt until the investigation concludes.

●	In August 2025, the Company reported formation of a wholly owned subsidiary (FFAI Crypto Treasury and Bridging Holdings Inc.) for the crypto business and outlined a structure intended to isolate risk and enhance transparency (e.g., third-party custodians, on-chain verification).

●	In September 2025, Global Co-CEO Yueting Jia completed the second tranche of stock purchases under his Rule 10b5-1 plan, investing approximately $180,000 of his signing bonus to demonstrate confidence in FF’s long-term strategy and stockholder alignment.

●	In September 2025, Global Co-CEO Yueting Jia completed his third common stock purchase under his Rule 10b5-1 trading plan, investing approximately $560,000, representing the after-tax portion of his signing bonus, to demonstrate his confidence in the Company’s long-term strategy and alignment with stockholders.

●	In September 2025, the Board approved the foundational steps for the spin-off entity and delegated management authority to oversee its implementation and compliance planning in alignment with U.S. regulatory standards for digital assets.

●	In September 2025, the Company announced that Jerry Wang will serve as Co-CEO of AIXC, Koti Meka as CFO, and YT Jia as Chief Advisor. Faraday Future will hold nomination rights for two of five directors, which may increase to four of seven seats pending stockholder approval, ensuring strategic alignment and operational oversight within the new spin-off entity.

●	In September 2025, the transaction marked a key step in implementing the Company’s integrated strategy to connect its automotive and digital-asset platforms, strengthening alignment between operational leadership and the emerging CXC10 ecosystem.

●	In October 2025, Faraday X AIEV Hong Kong Holding Limited (“FXHK”) has completed its name change to GlobeX Al Hong Kong Holding Limited (“GXHK”).

●	In November 2025, AIXC held a special meeting of stockholders that approved the Subscription Agreement and related share issuances, enabling the Company to obtain a majority ownership position in AIXC and secure the right to designate a majority of the reconstituted board of directors.

●	In November 2025, following this stockholder approval, AIXC filed a Certificate of Amendment to change its corporate name to AIxCrypto Holdings, Inc., formalizing the Company’s controlling interest in the renamed entity as a strategic platform for its AI and crypto ecosystem initiatives.

PRC Subsidiaries

FFAI is a holding company incorporated in the State of Delaware. “FF U.S.”, FF’s primary U.S. operating subsidiary, was incorporated and founded in the State of California in May 2014. We refer to all our subsidiaries organized in China (including Hong Kong) collectively as the “PRC Subsidiaries.” A complete list of our subsidiaries is set forth in Exhibit 21.1 to this Registration Statement on Form S-1. As of June 30, 2025, our only operating subsidiaries in China (including Hong Kong) are FF Automotive (China) Co. Ltd., Ruiyu Automotive (Beijing) Co., Ltd. and Shanghai Faran Automotive Technology Co., Ltd., FF Hong Kong Limited, and Faraday X AIEV Hong Kong Holding Limited, each of which was organized in the PRC.

The organizational chart below shows FFAI’s operating subsidiaries* as of the date hereof:

Faraday Future Intelligent Electric Inc.
(US-DE)
NASDAQ: FFAI
55% shareholder on an as-converted basis as of 9/30/25
AIxCrypto Holdings, Inc.
(US-DE)
NASDAQ: AIXC
FF Intelligent Mobility Global Holdings Ltd. (Cayman)
f/k/a Smart King Ltd.
CXC10 AI Crypto and Bridging Holdings Inc.
(US-DE)
Smart Technology Holdings Ltd. (Cayman)
f/k/a FF Global Holdings Ltd.
FFAI C10 Treasury Operation LLC (US-DE)
C10 Treasury Asset Management LLC (US-DE)
LeSEE Auto Technology (Beijing) Co., Ltd.
FF Hong Kong Holding Limited (HK)
FF Europe GmbH (Germany)
Faraday Future Middle East FZ-LLC (UAE)
FF Inc. (US-CA)
Faraday Finance Inc. (US-DE)
FF AI-Robotics Inc. (US-DE)
Future AIHER AI Hybrid Extended-Range Electric Powertrain System Inc. (US-DE)
Faraday X aiEV Inc. (US-DE)
0.5263%
99.4737%
40%
FF Automotive (China) Co., Ltd.
FF Automotive (Hubei) Co., Ltd.
FF Automotive (Zhuhai) Co., Ltd.
Faraday & Future Netherlands B.V.
Faraday&Future Inc. (US-CA)
FF Manufacturing LLC (US-DE)
Eagle Prop Holdco LLC (US-DE)
FF Sales Americas, LLC (US-DE)
FF AI-Robotics Trading LLC (US-CA)
FF AI-Robotics ECO Sales LLC (US-CA)
FX Sales North America LLC (US-DE)
GlobeX AI Hong Kong Holding Limited (HK)
99.8%
LeSEE Automotive (Beijing) Co., Ltd.
Ruiyu Automotive (Beijing) Co., Ltd.
Shanghai Faran Automotive Technology Co., Ltd.
Faraday SPE, LLC (US-CA)
Fa&Fa Inc. (US-CA) (DORMANT)
FF Equipment LLC (US-DE)
FF ECO Sales Company, LLC (US-DE)
FX ECO Sales California LLC (US-DE)

* All ownership interests for the Operating Entities are 100% unless otherwise indicated.

Supply Chain Exposure and Tariff Risk

As of September 30, 2025, a significant portion of the Company’s direct materials were sourced from China, exposing the Company to elevated U.S. import tariffs on electric-vehicle components and related inputs. While cost of goods sold was not materially affected for the three and nine months ended September 30, 2025, due to limited production and use of existing inventory, management increased the inventory reserve by $10.6 million and $14.4 million, respectively, including a component for anticipated tariffs. As production scales or if tariff rates broaden or rise, tariff-driven input costs could materially impact unit economics and may necessitate pricing, sourcing, or additional reserve actions.

Regulatory Risks Related to Operations in the People’s Republic of China

The Company’s current operations and planned expansion in the People’s Republic of China (“PRC”) are subject to evolving regulatory and governmental oversight. In recent years, the Chinese government has introduced new policies and restrictions affecting business operations, securities offerings, cybersecurity, and anti-monopoly enforcement. These regulatory changes may limit its ability to expand in China, attract foreign investment, or maintain its listing on a U.S. stock exchange.

Additionally, the Chinese government retains broad authority to intervene in or influence the operations of the Company’s PRC Subsidiaries, which could result in material changes to the Company’s business, financial condition, or the value of its Class A Common Stock and warrants. For further details on these risks, see “Risk Factors – Risks Related to our Operations in China.”

How Cash is Transferred Through Our Corporate Organization

The PRC has currency and capital transfer regulations that require the Company to comply with certain requirements for the movement of capital in and out of the PRC. The Company is able to transfer cash (U.S. Dollars) to the PRC Subsidiaries through capital contributions (increasing the Company’s capital investment in the PRC Subsidiaries). The Company may receive cash or assets declared as dividends from the PRC Subsidiaries. The PRC Subsidiaries can transfer funds to each other when necessary, by way of intercompany loans in the following manner:

●	FF Hong Kong Holding Limited, as the holding company of all the other PRC Subsidiaries, can transfer cash to any PRC Subsidiary through capital contribution. The Company notes Hong Kong’s banking system is outside PRC mainland’s banking system. As a result, when FF Hong Kong Holding Limited transfers cash to a PRC Subsidiary, it is required to follow the SAFE (as defined below) process and regulation.

●	FF Hong Kong Holding Limited, as the holding company of all the other PRC Subsidiaries, may receive cash or assets declared as dividends from the other PRC Subsidiaries.

●	Among PRC Subsidiaries other than FF Hong Kong Holding Limited, one PRC Subsidiary can provide funds through intercompany loans to another PRC Subsidiary and each such PRC Subsidiary is required to follow the rules of China Banking Regulatory Commission and other relevant Chinese authorities. Additionally, one PRC Subsidiary can transfer cash to its subsidiary through capital contribution, and any PRC Subsidiary may receive cash or assets declared as dividends from any of its subsidiaries.

In 2024 and 2023, FF U.S. extended loans in an aggregated amount of $8.0 million and $8.0 million, respectively, to FF Hong Kong Holding Limited to fund the operations of the PRC Subsidiaries. The Company will continue to assess the PRC Subsidiaries’ requirements to fund their operations and intend to effect additional contributions as appropriate. As of June 30, 2025, the Company’s only operating subsidiaries in China (including Hong Kong) were FF Automotive (China) Co. Ltd., Ruiyu Automotive (Beijing) Co., Ltd. and Shanghai Faran Automotive Technology Co., Ltd., each of which was organized in the PRC. The PRC Subsidiaries have not transferred cash or other assets to any non-Chinese entity, including by way of dividends. The Company does not currently plan or anticipate transferring cash or other assets from its operations in China to any non-Chinese entity.

Capital contributions to PRC companies are governed by the revised Company Law of the PRC (effective July 1, 2024) and the Foreign Investment Law. The PRC imposes capital contribution timing requirements and dividend distribution restrictions on PRC Subsidiaries when remitting payments outside of China. Under PRC law, the Company’s PRC Subsidiaries may distribute dividends only from net profits, as determined under PRC Generally Accepted Accounting Principles (“PRC GAAP”), and only after statutory reserve allocations and prior-year loss recoveries. The Company’s operating PRC Subsidiaries are required to set aside a portion of their net income, if any, each year to fund general reserves for appropriations until such reserves have reached 50% of the relevant entity’s registered capital. These reserves are not distributable as cash dividends. A PRC company is not permitted to distribute any profits until any losses from prior fiscal years have been offset. Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year. In addition, registered share capital and capital reserve accounts are also restricted from withdrawal in the PRC, up to the amount of net assets held in each operating subsidiary.

PRC Restrictions on Foreign Exchange and Transfer of Cash

Under PRC laws, if certain procedural requirements are satisfied, the payment of current account items, including profit distributions and trade and service related foreign exchange transactions, can be made in foreign currencies between entities, across borders, and to U.S. investors without prior approval from State Administration of Foreign Exchange (the “SAFE”) or its local branches. However, where Chinese Yuan (“CNY”) is to be converted into foreign currency and remitted out of China to pay capital expenses, such as the repayment of loans denominated in foreign currencies, approval from or registration with SAFE or its authorized banks is required. The PRC government may take measures at its discretion from time to time to restrict access to foreign currencies for current account or capital account transactions. If the foreign exchange control system prevents our PRC Subsidiaries from obtaining sufficient foreign currencies to satisfy their foreign currency demands, our PRC Subsidiaries may not be able to pay dividends in foreign currencies to FFAI. Further, we cannot assure you that new regulations or policies will not be promulgated in the future that would have the effect of further restricting the remittance of CNY into or out of the PRC. We cannot assure you, in light of the restrictions in place, or any amendment thereof, that the PRC Subsidiaries will be able to fund their future activities which are conducted in foreign currencies, including the payment of dividends.

Furthermore, under PRC laws, dividends may be paid only out of distributable profits. Distributable profits are the net profit as determined under PRC GAAP, less any recovery of accumulated losses and appropriations to statutory and other reserves required to be made. Our PRC Subsidiaries shall appropriate 10% of the net profits as reported in their statutory financial statements (after offsetting any prior year’s losses) to the statutory surplus reserves until the reserves have reached 50% of their registered capital. As a result, our PRC Subsidiaries may not have sufficient, or any, distributable profits to pay dividends to us. See “Risk Factors–Risks Related to FF’s Operations in China–FFAI is a holding company and, in the future, may rely on dividends and other distributions on equity paid by the PRC Subsidiaries to fund any cash and financing requirements that FFAI may have, and the restrictions on PRC Subsidiaries’ ability to pay dividends or make other payments to FFAI could restrict FFAI’s ability to satisfy its liquidity requirements and have a material adverse effect on FFAI’s ability to conduct its business” for a more detailed discussion of the relevant risks relating to restrictions on foreign exchange and transfer of cash.

Requirements Under PRC Laws and Regulations

Under current PRC laws and regulations, each of our PRC Subsidiaries is required to obtain a business license to operate in the PRC. Our PRC Subsidiaries have all received the requisite business license to operate, and no application for business license had been denied.

As the Company’s operations in the PRC expand, its PRC Subsidiaries will be required to obtain approvals, licenses, permits and registrations from PRC regulatory authorities, such as the State Administration for Market Regulation, the National Development and Reform Commission, Ministry of Commerce (“MOFCOM”), and the Ministry of Industry and Information Technology (“MIIT”), which oversee different aspects of the electric vehicle business. As of June 30, 2025, its PRC Subsidiaries held all necessary business licenses and approvals, and no applications for required permits have been denied. However, PRC regulators continue to impose evolving licensing requirements, particularly in the electric vehicle sector, which may affect future compliance obligations. See “Risk Factors–Risks Related to our Operations in China–We may be adversely affected by the complexity, uncertainties and changes in PRC regulations on internet-related business, automotive businesses and other business carried out by the Company’s PRC Subsidiaries” incorporated herein by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 for a more detailed discussion of the risks relevant to the regulations relating to the operations of the PRC Subsidiaries.

We do not believe any permission is required from any Chinese authorities (including the China Securities Regulatory Commission (the “CSRC”) and the Cyberspace Administration of China (the “CAC”)) in connection with our previous offerings or listing. We do not, immediately prior to the filing of this Registration Statement on Form S-1, possess over one million of PRC-based individual’s personal information. After consulting our PRC counsel, we believe we are currently not subject to the requirement under the Cybersecurity Review Measures that a network platform operator which possesses more than one million users’ personal information must apply for a cybersecurity review with CAC before listing abroad. In addition, as of December 31, 2024, after consulting our PRC counsel, we are not aware of any other laws or regulations currently effective in the PRC which explicitly require us to obtain any permission from the CSRC or other Chinese authorities for our previous offering or listing, nor had we received any inquiry, notice, or warning from the CSRC or any other Chinese authorities in such respects. The PRC authorities have promulgated new or proposed laws and regulations recently to further regulate securities offerings that are conducted overseas and/or foreign investment in China-based issuers. According to these new laws and regulations and the draft laws and regulations if enacted in their current forms, in connection with our future securities offering activities, we may be required to fulfill filing, reporting procedures with the CSRC, and may be required to go through cybersecurity review by the PRC authorities. However, there are uncertainties with respect to whether we will be able to fully comply with requirements to obtain such permissions and approvals from, or complete such reporting or filing procedures with PRC authorities. For more detailed information, see “Risk Factors–Risks Related to FF’s Operations in China–The approval of, or filing or other administrative procedures with, the CSRC or other PRC governmental authorities may be required in connection with certain of our financing activities, and, if required, we cannot predict if we will be able to obtain such approval or complete such filing or other administrative procedures” and “Risk Factors–Risks Related to FF’s Operations in China–We face challenges from the evolving regulatory environment regarding cybersecurity, information security, privacy and data protection. Many of these laws and regulations are subject to change and uncertain interpretation, and any actual or alleged failure to comply with related laws and regulations regarding cybersecurity, information security, data privacy and protection could materially and adversely affect our business and results of operations” incorporated herein by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 for a more detailed discussion of the relevant risks relating to the applicable of PRC laws and Regulations.

Additional Information

For additional information related to our business and operations, please refer to the reports incorporated herein by reference, as described under the caption “Incorporation of Certain Information By Reference” on page 95 of this prospectus.

Corporate Information

Our principal executive office and mailing address is 18455 S. Figueroa Street, Gardena, CA 90248. Our main telephone number is (424) 276-7616. Our corporate website address is www.ff.com and its investor relations website is located at investors.ff.com. Our website and the information contained on, or that can be accessed through, our website shall not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on any such information in making your decision whether to purchase our common stock.

Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are available free of charge through the investor relations page of our website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

THE OFFERING

Issuer	Faraday Future Intelligent Electric Inc.

Shares of Class A Common Stock offered by the Selling Securityholders	(i) 14,357,471 shares of Class A Common Stock; (ii) up to 10,418,103 shares of Class A Common Stock issuable upon conversion of the Subject Notes; and (ii) 153,020 shares of Class A Common Stock issued to a vendor.

Shares of Class A Common Stock outstanding prior to exercise of all outstanding warrants and options and conversion of all outstanding convertible notes	205,376,816 shares of Class A Common Stock (as of January 28, 2026).

Shares of Class A Common Stock outstanding assuming the issuance of shares to be registered under this registration statement	215,794,919 shares of Class A Common Stock (based on total shares outstanding as of January 28, 2026).

Use of Proceeds	To the extent the Incremental Warrants (as defined below) are exercised for cash for corresponding Subject Notes, the net proceeds from the exercise of the Incremental Warrants held by the Selling Securityholders will be for working capital and general corporate purposes. Otherwise, we will not receive any proceeds from the sale of shares of Class A Common Stock by the Selling Securityholders.

Market for Class A Common Stock and Public Warrants	Our shares of Class A Common Stock and Public Warrants are currently traded on Nasdaq under the symbols “FFAI” and “FFAIW,” respectively.

Risk Factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.

For additional information concerning the offering, see “Plan of Distribution.”

RISK FACTORS

Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the specific risks set forth herein and under Item 1A. Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2024. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity, and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties described in this prospectus, any prospectus supplement or in any document incorporated by reference herein or therein are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business.

Risks Related to Wells Notice

We, our founder and Global Co-Chief Executive Officer, and our Global President, have each received a Wells Notice from the SEC contemplating a civil enforcement action, which could have a material adverse effect on our business, financial condition, results of operations, prospects, reputation, and/or our stock price.

On June 26, 2025, the Company received a “Wells Notice” from the staff of the SEC stating that the SEC staff made a preliminary determination to recommend that the SEC file an enforcement action against the Company alleging violations of various anti-fraud provisions of the federal securities laws. The SEC staff informed the Company that the alleged violations of anti-fraud provisions of the federal securities laws pertain to purported false or misleading statements in connection with the Company’s 2021 PIPE and SPAC listing, relating to (i) related party transactions, and (ii) Mr. Jia’s role in the Company. An enforcement action may seek an injunction or cease-and-desist order against future violations of provisions of the federal securities laws, the imposition of civil monetary penalties, disgorgement or other equitable relief within the SEC’s authority, or any combination of the foregoing.

On June 27, 2025, Jiawei (Jerry) Wang, the Global President of the Company, received a Wells Notice from the SEC, and on June 30, 2025, YT Jia, Global Co-Chief Executive Officer, received a Wells Notice from the SEC. Each of these notices also states that the SEC staff made a preliminary determination to recommend that the SEC file an enforcement action against them alleging similar violations in their individual capacities of various anti-fraud provisions of the federal securities laws detailed above. An enforcement action may seek any of the above-referenced remedies, as well as a bar from serving as an officer or director of a public company. Two other former Company employees also received Wells Notices.

A Wells Notice is neither a formal charge of wrongdoing nor a final determination that the recipient has violated any law but is a preliminary determination by the Staff to recommend to the SEC Commissioners that a civil enforcement action or administrative proceeding be brought against the recipients. The Company and, Messrs. Jia and Wang plan to engage with the SEC Staff about why an enforcement action is not warranted. If the SEC determines to seek an enforcement action against the Company, Mr. Jia, and/or Mr. Wang, the SEC would need to proceed through a formal process, including formal court process for the director and officer bar, during which the Company, Mr. Jia and/or Mr. Wang, as applicable, could defend themselves.

We cannot predict the results of the investigation and the Wells Notice process and any corresponding enforcement action against us and/or any of the identified individuals, and the costs, timing and other potential consequences of responding and complying therewith with any certainty. If the final determination is detrimental to the Company, we may lose business cooperation with our actual and/or potential customers and vendors, and it may be more difficult for the Company to obtain additional financing on favorable terms, if at all. Further, it may become more difficult to attract and retain key members of management, our board of directors and other key employees. The investigation, including any potential SEC enforcement action, continues to be expensive and disruptive, and we are obligated to indemnify each of the individuals for their costs associated with the investigation, the Wells Notices, and any resulting litigation with the SEC or related litigation brought by other parties, which may cause financial distress to the Company. Our insurance, to the extent maintained, may not cover all claims that may be asserted against us or the specified individuals, and we are unable to predict how long the investigation and any potential SEC enforcement action will continue. In addition, because the Company depends on Messrs. Jia and Wang, the loss of their services may adversely impact the achievement of the Company’s objectives. An unfavorable outcome may have an adverse impact on our business, financial condition, results of operations, prospects, reputation and/or our stock price. In addition, Nasdaq has broad discretion and may determine to delist our securities from the Nasdaq Capital Market or other applicable trading market within the U.S. Any proceeding could also negatively impact our reputation among our stakeholders.

Risks Related to our VIE’s Investment in Cryptocurrency

The launch of central bank digital currencies (“CBDCs”) may adversely impact our business.

The introduction of a government-issued digital currency could eliminate or reduce the need or demand for private-sector issued crypto currencies, or significantly limit their utility. National governments around the world could introduce CBDCs, which could in turn limit the size of the market opportunity for cryptocurrencies.

If we were deemed to be an investment company under the Investment Company Act, applicable restrictions likely would make it impractical for us to continue segments of our business as currently contemplated.

Under Sections 3(a)(1)(A) and (C) of the Investment Company Act, a company generally will be deemed to be an “investment company” if (i) it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting, or trading in securities or (ii) it engages, or proposes to engage, in the business of investing, reinvesting, owning, holding, or trading in securities and it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities, shares of registered money market funds under Rule 2a-7 of the Investment Company Act, and cash items) on an unconsolidated basis. Rule 3a-1 under the Investment Company Act generally provides that notwithstanding the Section 3(a)(1)(C) test described in clause (ii) above, an entity will not be deemed to be an “investment company” for purposes of the Investment Company Act if no more than 45% of the value of its assets (exclusive of U.S. government securities, shares of registered money market funds under Rule 2a-7 of the Investment Company Act, and cash items) consists of, and no more than 45% of its net income after taxes (for the past four fiscal quarters combined) is derived from, securities other than U.S. government securities, shares of registered money market funds under Rule 2a-7 of the Investment Company Act, securities issued by employees’ securities companies, securities issued by qualifying majority owned subsidiaries of such entity, and securities issued by qualifying companies that are controlled primarily by such entity. We do not believe that we are an “investment company” as such term is defined in either Section 3(a)(1)(A) or Section 3(a)(1)(C) of the Investment Company Act.

Recently, Qualigen, our VIE consolidated our controlling interest, begun focusing on pursuing opportunities to expand our portfolio into digital assets. Since we believe cryptocurrency is not an investment security, we do not hold ourselves out as being engaged primarily, or propose to engage primarily, in the business of investing, reinvesting, or trading in securities within the meaning of Section 3(a)(1)(A) of the Investment Company Act.

With respect to Section 3(a)(1)(C), we believe we satisfy the elements of Rule 3a-1 and therefore are deemed not to be an investment company under, and we intend to conduct our operations such that we will not be deemed an investment company under, Section 3(a)(1)(C). We believe that we are not an investment company pursuant to Rule 3a-1 under the Investment Company Act because, on a consolidated basis with respect to wholly-owned subsidiaries but otherwise on an unconsolidated basis, no more than 45% of the value of the Company’s total assets (exclusive of U.S. government securities, shares of registered money market funds under Rule 2a-7 of the Investment Company Act, and cash items) consists of, and no more than 45% of the Company’s net income after taxes (for the last four fiscal quarters combined) is derived from, securities other than U.S. government securities, shares of registered money market funds under Rule 2a-7 of the Investment Company Act, securities issued by employees’ securities companies, securities issued by qualifying majority owned subsidiaries of the Company, and securities issued by qualifying companies that are controlled primarily by the Company.

Cryptocurrency, as well as new business models and transactions enabled by blockchain technologies, present novel interpretive questions under the Investment Company Act. There is a risk that assets or arrangements that we are to invest which are not securities could be deemed to be securities by the SEC or another authority for purposes of the Investment Company Act, which would increase the percentage of securities held by us for Investment Company Act purposes. The SEC has requested information from a number of participants in the digital assets’ ecosystem, regarding the potential application of the Investment Company Act to their businesses. For example, in an action unrelated to the Company, in February 2022, the SEC issued a cease-and-desist order under the Investment Company Act to BlockFi Lending LLC, in which the SEC alleged that BlockFi was operating as an unregistered investment company because it issued securities and also held more than 40% of its total assets, excluding cash, in investment securities, including the loans of digital assets made by BlockFi to institutional borrowers.

If we were deemed to be an investment company, Rule 3a-2 under the Investment Company Act is a safe harbor that provides a one-year grace period for transient investment companies that have a bona fide intent to be engaged primarily, as soon as is reasonably possible (in any event by the termination of such one-year period), in a business other than that of investing, reinvesting, owning, holding, or trading in securities, with such intent evidenced by the company’s business activities and an appropriate resolution of its board of directors. The grace period is available not more than once every three years and runs from the earlier of (i) the date on which the issuer owns securities and/or cash having a value exceeding 50% of the issuer’s total assets on either a consolidated or unconsolidated basis or (ii) the date on which the issuer owns or proposes to acquire investment securities having a value exceeding 40% of the value of such issuer’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. Accordingly, the grace period may not be available at the time that we seek to rely on Rule 3a-2; however, Rule 3a-2 is a safe harbor and we may rely on any exemption or exclusion from investment company status available to us under the Investment Company Act at any given time. Furthermore, reliance on Rule 3a-2, Section 3(a)(1)(C), or Rule 3a-1 could require us to take actions to dispose of securities, limit our ability to make certain investments or enter into joint ventures, or otherwise limit or change our service offerings and operations. If we were to be deemed an investment company in the future, restrictions imposed by the Investment Company Act — including limitations on our ability to issue different classes of stock and equity compensation to directors, officers, and employees and restrictions on management, operations, and transactions with affiliated persons — likely would make it impractical for us to continue our business as contemplated, and could have a material adverse effect on our business, results of operations, financial condition, and prospects.

The cryptocurrency we hold is not insured and not subject to FDIC or SIPC protections.

Currently, Qualigen does not plan to insure the cryptocurrencies Qualigen has purchased and will purchase in the future. Therefore, any loss that Qualigen may suffer with respect to our cryptocurrencies will not be covered by insurance and no person may be liable in damages for such loss. Qualigen does not plan to hold the cryptocurrencies with a banking institution or a member of the Federal Deposit Insurance Corporation (“FDIC”) or the Securities Investor Protection Corporation (“SIPC”) and, therefore, the cryptocurrency is not subject to the protections enjoyed by depositors with FDIC or SIPC member institutions.

Risks Related to the Financing

We may require additional financing to sustain our operations, without which we may not be able to continue operations, and the terms of subsequent financings may adversely impact our stockholders.

The extent we rely on institutional investors as a source of funding will depend on a number of factors, including the prevailing market price of our Class A Common Stock and the extent to which we are able to secure working and other capital from other sources. If obtaining sufficient funding from institutional investors were to prove unavailable or prohibitively dilutive, we will need to secure another source of funding in order to satisfy our working and other capital needs. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences may have a material adverse effect on our business, operating results, financial condition and prospects. Depending on the type and the terms of any financing we pursue, stockholders’ rights and the value of their investment in our Class A Common Stock could be reduced. A financing could involve one or more types of securities including Class A Common Stock, convertible debt or warrants to acquire Class A Common Stock. These securities could be issued at or below the then prevailing market price for our Class A Common Stock.

The conversion of March Notes, September Incremental Notes, December Incremental Notes and August Additional May 2023 Notes into Class A Common Stock of the Company will cause significant dilution to the then holders of our Class A Common Stock.

If sales of shares of Class A Common Stock issuable upon conversion of our outstanding March Notes, September Incremental Notes, December Incremental Notes and August Additional May 2023 Notes, the price of our Class A Common Stock may decline. If the share volume of our Class A Common Stock cannot absorb such shares, then the value of our Class A Common Stock will likely decrease.

Risks Related to Doing Business Between China and the United States

Impact of Rising International Political Tensions and Disruptions in Financial Markets on Our Business

Rising international political tensions and disruptions in the financial markets and global economic conditions may adversely affect our business, operating results, and the value of our securities.

Political tensions between the United States and China have escalated in recent years due to, among other factors, the trade war between the two countries that began in 2018, the imposition of U.S. sanctions on certain Chinese officials from China’s central government and the Hong Kong Special Administrative Region, the inclusion of Chinese entities and individuals on sanctions and other restrictive lists, the recently announced investment restrictions by the U.S. government, and the imposition of sanctions, export, and import restrictions by the Chinese government on certain U.S. persons.

The U.S. government has made statements and taken actions that may lead to potential changes to U.S. and international trade policies towards China. Unfavorable government policies on international trade, such as capital controls or tariffs, could affect the demand for our products and services, impact the competitive position of our products, or prevent us from selling products in certain countries. Furthermore, the application of tariffs or other trade barriers may significantly impact our ability to conduct business internationally, particularly with regard to the sale of electric vehicles (EVs), including battery electric vehicles (BEVs), in regions such as the U.S. and the European Union, where incentives and tax credits for BEVs may also be impacted by trade policy changes. On May 14, 2024, the U.S. government announced higher tariffs on steel and aluminum, semiconductors, electric vehicles, batteries, critical minerals, solar cells, ship-to-shore cranes and medical products. These higher tariffs were based on claims that China has engaged in unfair trade practices. The highest of these tariffs are applicable to electric vehicles, which will be subject to a tariff rate of 100% from August 1, 2024, an increase from the earlier rate of 25%. Recently, the Trump administration has announced that it will impose tariff of 20% on all goods imported from China, in addition to existing tariffs.

Additionally, many recent policy updates in the United States, including the Clean Network project initiated by the U.S. Department of State in August 2020, the Entity List regime maintained by the Bureau of Industry and Security (BIS), and the outbound investment restrictions announced by the U.S. government, may have unforeseen implications for our business. These regulatory developments, particularly those targeting Chinese technology and automotive companies, could present challenges for us in maintaining or expanding our presence in international markets.

On January 16, 2025, the BIS issued a final rule entitled “Securing the Information and Communications Technology and Services Supply Chain: Connected Vehicles” (“Final Rule”), prohibiting certain transactions involving the sale or import of connected vehicles integrating specific hardware and software, or those components sold separately, with a sufficient nexus to China or Russia. Any new tariffs, import, export, or investment restrictions, or changes in existing trade agreements, particularly if the U.S. government escalates trade tensions or takes retaliatory measures, could negatively affect our business, financial condition, and results of operations.

Additionally, the global economic environment has faced significant volatility in recent years, exacerbated by financial crises and various other economic challenges. Economic downturns, particularly the severe downturns in global credit markets and financial instability, can have a dramatic impact on our business. Governments around the world have taken unprecedented actions to stabilize financial markets, but if these actions are not successful, a return to adverse economic conditions could have a significant impact on our ability to raise capital, if needed, on a timely basis, on acceptable terms, or at all.

USE OF PROCEEDS

All of the Class A Common Stock offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. The Company will not receive any of the proceeds from these sales.

The Selling Securityholders will pay any underwriting fees, discounts and selling commissions incurred by such Selling Securityholders in disposing of their Class A Common Stock. Pursuant to a registration rights agreement entered into by FFAI and certain stockholders of FFAI, FFAI will bear all other costs, fees and expenses incurred in effecting the registration of the Class A Common Stock covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of counsel and independent registered public accountants.

We will, however, receive the proceeds from the exercise of December Incremental Warrants and March Incremental Warrants (collectively, the “Incremental Warrants”) to the extent such Incremental Warrants are exercised for cash. We believe that the likelihood that the Selling Securityholders will determine to exercise their Incremental Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Class A Common Stock. There is no assurance that the Selling Securityholders will exercise their Incremental Warrants.

DETERMINATION OF OFFERING PRICE

The offering price of the shares of the Class A Common Stock underlying the March Notes, December Incremental Notes, September Incremental Notes, and August Additional May 2023 Unsecured Notes offered hereby is determined by reference to the conversion and exercise prices of the March Notes, December Incremental Notes, September Incremental Notes, and August Additional May 2023 Unsecured Notes, respectively, as applicable.

We cannot currently determine the price or prices at which shares of Class A Common Stock may be sold by the Selling Securityholders under this prospectus.

MARKET INFORMATION FOR CLASS A COMMON STOCK AND DIVIDEND POLICY

Market Information

Our shares of Class A Common Stock and Public Warrants are currently listed on Nasdaq under the symbols “FFAI” and “FFAIW,” respectively. Prior to the consummation of the Business Combination, our Common Stock and Public Warrants were listed on Nasdaq under the symbols “PSAC” and “PSACW,” respectively. As of January 28, 2026, there were 444 holders of record of our Class A Common Stock, one holder of our Class B Common Stock, three holders of record of our Public Warrants, and one holder of warrants included in the private units purchased in connection with the initial public offering of PSAC (“Private Warrants”).

Dividend Policy

We have not paid any cash dividends on our Class A Common Stock or the warrants to date. Our Board may from time to time consider whether or not to institute a dividend policy. It is our present intention to retain any earnings for use in our business operations and accordingly, we do not anticipate our Board declaring any dividends in the foreseeable future. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of our Board. Further, our ability to declare dividends will also be limited by restrictive covenants contained in our debt agreements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The Management’s Discussion and Analysis of Financial Condition and Results of Operations incorporates by reference herein from Item 7 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and from Item 2 under Part I of the Company’s Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2025, June 30, 2025 and September 30, 2025 are intended to help the reader understand FF’s results of operations and financial condition. Such discussions and analysis are provided as a supplement to, and should be read in conjunction with, FF’s audited consolidated financial statements and accompanying notes, and unaudited consolidated financial statements and accompanying notes thereto included elsewhere in, or incorporated by reference into, this prospectus. Some of the information contained in these discussions and analysis or set forth elsewhere in, or incorporated by reference into, this prospectus, including information with respect to FF’s plans and strategy for FF’s business, includes forward-looking statements that involve risks and uncertainties. FF’s actual results may differ materially from management’s expectations as a result of various factors, including but not limited to those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” The objective of this section is to provide investors an understanding of the financial drivers and levers in FF’s business and describe the financial performance of the business.

BUSINESS

This Business section incorporates by reference herein from Item 1 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and from Item 2 under Part I of the Company’s Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2025, June 30, 2025 and September 30, 2025 are intended to help the reader understand FF’s business operation. Such information includes information with respect to FF’s plans and strategy for FF’s business, includes forward-looking statements that involve risks and uncertainties. The objective of this section is to provide investors an understanding FF’s business and describe the financial performance of the business.

MANAGEMENT

The following table sets forth, as of January 28, 2026, certain information regarding our directors and executive officers who are responsible for overseeing the management of our business.

Name	Age	Position
Matthias Aydt	68	Co-Global Chief Executive Officer and Director(4)
Yueting Jia	52	Co-Global Chief Executive Officer
Jiawei Wang	35	Global President
Koti Meka	56	Chief Financial Officer
Chui Tin Mok	50	Executive Vice President, Head of FF Middle East, and Director(4)
Chad Chen	42	Director(1)(2)(3)
Jie Sheng	42	Director(1)(2)(3)(4)
Lev Peker	44	Director(1)(3)

(1)	Member of the Audit Committee
(2)	Member of the Nominating and Corporate Governance Committee
(3)	Member of the Compensation Committee
(4)	Member of the Finance and Investment Committee

Executive Officers and Directors

Mr. Yueting Jia, 52, is the Founder of FF and has served as the Company’s Global Co-Chief Executive Officer since April 2025. Mr. Jia was FF’s Chief Product and User Ecosystem Officer from September 2019 to April 2025 and served as CEO from 2017 to September 2019. In 2003, Mr. Jia founded Xbell Union Communication Technology (Beijing) Co., which developed and launched China’s first mobile video streaming software system. In 2004, he founded LeTV, a video streaming website. In 2011, YT Jia founded Le Holdings Co. Ltd (“LeEco”), which is an internet ecosystem technology company with business segments including smart phones, smart TV, smart cars, internet sports, video content, internet finance and cloud computing. In 2014, YT Jia founded FF. YT Jia defined and led the team in creating the FF 91. Previously, as Chief Product and User Ecosystem Officer, YT Jia oversaw activities in product innovation, strategy and definition; internet, AI and autonomous driving; user experience, user acquisition and user operation, capital markets, human resources and administration, corporate strategy and China departments and reported directly to the Board. As a Co-Global CEO, Mr. Jia reports to the Board, and co-manages User Ecosystem, Supply Chain, EV R&D, FF China, FF Middle East, Faraday X and AI HER together with Matthias Aydt, the Global Co-CEO of the Company. Mr. Jia continues overseeing Product & Mobility Ecosystem and I.A.I R&D. In addition, Mr. Jia has served as Chief Advisor of AIxCrypto Holdings, Inc (Nasdaq: AIXC) since September 2025, and as a Member of the Partner Executive Committee of FF Global Partners since October 2019.

Mr. Matthias Aydt, 68, has served as FF’s Global Co-Chief Executive Officer since April 2025. From September 2023 to April 2025. He served as FF’s Global Chief Executive Officer, From December 2022 to September 2023, he served as FF’s Senior Vice President of Product Execution, and had previously served as FF’s Senior Vice President of Business Development and Product Definition since November 2019, overseeing business development of FF’s business to business sales, technology licensing and strategic cooperation as well as leading its product strategy for future products, and has served as a member the Board since July 2021. Mr. Aydt has served as a member of the Board since July 2021. Mr. Aydt has served in various leadership roles at FF, including Senior Vice President of Product Execution, Vice President of Vehicle Engineering and Vehicle Chief Engineer and Head of Hardware Architecture. Mr. Aydt has extensive experience in the automotive industry. Prior to joining FF in July 2016, Mr. Aydt served as the Vice President of Vehicle Engineering of Qoros Auto from January 2015 to May 2016, held various positions at Magna Steyr from 2006 to 2014, including Branch Manager and Head of Project Management at Magna Steyr China.

Mr. Jiawei Wang, 35, has served as the Global President of the Company since March 2025. He has also served as a partner and President of FF Global Partners (“FFGP”). Mr. Wang previously served as the Company’s Vice President of Global Capital Markets from May 2018 to April 2022. Prior to that, he was Global Head of Capital Markets from January 2018 to May 2018 and General Manager of China Capital Markets from March 2017 to January 2018 Mr. Wang was a co-founder and served as Executive Chairman of AIBOT Inc. from September 2022 to March 2025 and currently serves as Chairman of AIBOT Inc., an AI-driven intelligent eVTOL aircraft developer. Before joining the Company, Mr. Wang served as Director of Corporate Development at Le Holdings Co., Ltd. from 2015 to 2017. He co-founded Global Galaxy Inc., a private investment firm, in September 2013 and previously worked as a private equity analyst at Knights Investment Group from December 2013 to February 2014. Since September 2025, Mr. Wang has served as Co-Chief Executive Officer of AIxCrypto Holdings, Inc. (Nasdaq: AIXC).

Mr. Koti Meka, 56, has served as the Chief Financial Officer since September 2024. Mr. Meka had served as the Company’s Acting Head of Finance Operations from November 2023 to September 2024, managing finance operations, heading financial planning and analysis, and supporting process improvement, target setting and cost-reduction efforts. Previously, he served as the Company’s Director of Finance (FP&A) from July 2017 to November 2023, Operations Controller from August 2016 to July 2017, and Senior Manager, Cost Estimating from February 2016 to August 2016. Prior to joining the Company in February 2016, Mr. Meka worked at Ford Motor Company from July 2002 to February 2016 in cost optimization, product development finance and corporate finance, including leading financial analysis at Ford Business Services Center in Chennai, India from December 2009 to July 2013. He holds an MBA from the University of Michigan-Dearborn, an M.S. in Mechanical Engineering from Wayne State University and a B.Tech. in Mechanical Engineering from Jawaharlal Nehru Technological University, India. Mr. Meka has been served as the CFO of AIxCrypto (Nasdaq: AIXC) since September 2025.

Mr. Chui Tin Mok, 50, has served as FF’s Global Executive Vice President since August 2018 and held the position of Head of User Ecosystem from August 2018 to August 2024. In August 2024, he was appointed Head of FF Middle East, and he has been a member of the Board since January 25, 2023. Mr. Mok is experienced in managing marketing and sales functions in global internet tech companies. Prior to joining FF, Mr. Mok worked in Trend Lab Limited, which Mr. Mok founded in January 2018. From September 2017 to January 2018, Mr. Mok was the President of EFT Solutions Limited (HKEx: 8062), a Hong Kong public company that provides online and offline payment solutions. From 2013 to 2017, Mr. Mok served as the Group Chief Marketing Officer of LeEco Group and also the Chief Executive Officer of LeEco APAC. Mr. Mok served as the Global Vice President of Sales and Marketing of Meizu Technology Co., Ltd. from 2010 to 2013.

Mr. Chad Chen, 42, has served as a member of the Board since October 2022, pursuant to the FF Top Amendment to the FF Top Voting Agreement. See “Certain Relationships and Related Person Transactions – Certain Relationships and Related Person Transactions — the Company – Voting Agreements by FF Top Holding LLC and Season Smart Limited” for more information. Mr. Chen has also served as a member of the Board of Directors of AIxCrypto Holdings, Inc (Nasdaq: AIXC) since October 2025. He is a partner with the law firm of Yoka | Smith, LLP (“Yoka Smith”), where he has practiced since 2012. Mr. Chen represents national and multinational clients in both litigation and non-litigation matters. Mr. Chen’s litigation practice includes representing corporate clients in commercial and business disputes, product liability defense, and class action defense. His non-litigation practice encompasses contract management, counseling on business transactions and serving as outside general counsel in dealing with local, state, and federal agencies, including the U.S. Department of the Treasury, the U.S. Department of Commerce, the United States International Trade Commission, and various tax authorities. Prior to joining Yoka Smith, Mr. Chen worked in-house at an alternative energy company and was an associate with Collins + Collins, LLP (formerly Collins, Muir + Stewart LLP). He received his Juris Doctor degree from Southwestern Law School in Los Angeles, California and his Bachelor of Arts in Economics and Political Science from the University of California, Irvine.

Mr. Jie Sheng, 42, has served as a member of the Board since December 2022 and currently serves Chairman of the Investment & Financing Committee. He has also served as a member of the Board of Director of AIxCrypto Holdings, Inc (Nasdaq AIXC) since October, 2025. Mr. Sheng has been the Head of Operations & Finance Director of FF Global since June 2022. FF Global, through its subsidiary FF Top, is the Company’s largest stockholder. From October 2018 to June 2022, Mr. Sheng served as Deputy Managing Director of China Aviation Fuel (Europe) Limited, a wholly-owned subsidiary of China Aviation Oil (Singapore) Corporation (“CAO”), a Singapore Exchange-listed Company, which in turn is a majority-owned subsidiary of China National Aviation Fuel Group Corporation, a Fortune 500 company and the largest Chinese state-owned aviation fuel supplier which integrates the purchase, transportation, storage, quality management, sales and into-plane service of aviation fuel in China. From October 2008 to October 2018, Mr. Sheng served as Executive Director of Finance of North American Fuel Corporation, also a wholly-owned subsidiary of CAO, which conducts aviation fuel procurement, supplies jet fuel, and engages in general aviation endeavors in North America.

Mr. Lev Peker, 44, has served as a member of the Board since August 2023. Mr. Peker is an automotive and retail experienced C-Suite executive who has served in the CEO role as well as on the board of directors at various public and private organizations. He has a results-driven mindset and a strong track record of performance in turnaround and high-paced organizations. Mr. Peker is currently the CEO of Diversified Foodservice Supply (DFS), a leading provider of equipment, supplies, and parts to the food service industry. Prior to joining DFS, Mr. Peker, served as the CEO of PartsiD, a leading digital commerce platform for the automotive aftermarket, from April 2023 to August 2025. Previously, Peker served as the CEO of CarLotz, a nationwide used car consignment retailer (which recently merged with Shift Technologies), from April 2022 to December 2022. Prior to that role, Mr. Peker was the CEO of CarParts.com from 2019 to 2022 where he oversaw a more than doubling of annual revenue, a nearly fourfold improvement in EBITDA and an increase in market capitalization of over 500%. He also led the organization through a turnaround and strategic repositioning, while creating a three-year plan to increase operational efficiency, maximize inventory, and improve the customer experience. Mr. Peker has also held various executive roles at Adorama, Sears Holdings Corporation and US Auto Parts in his career. Mr. Peker is a Certified Public Accountant (CPA).

Mr. Jiawei Wang is a nephew of Mr. Yueting Jia. Otherwise, there are no family relationships among any of our directors or executive officers.

Independence of Directors

FF adheres to the rules of Nasdaq in determining whether a director is independent. The Board has consulted, and will consult on an ongoing basis, with its counsel to ensure that the Board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. Nasdaq listing standards generally define an “independent director” as a person, other than an executive officer of a company or any other individual having a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has determined that Chad Chen, Jie Sheng and Lev Peker are independent directors.

The independent members of the Board have regularly scheduled meetings at which only independent directors are present. A majority of the Board will remain independent, meaning FF cannot elect to be a controlled company under Nasdaq listing rules, until the market capitalization of FF exceeds $20.0 billion (or $3.0 billion if certain Charter Amendments are approved and made to the Amended and Restated Charter) and the Board elects to become a controlled company as a result of FF Top having requisite voting power for FF to become a controlled company, or FF otherwise becomes a controlled company.

Risk Oversight

The Board oversees the risk management activities designed and implemented by management. The Board executes its oversight responsibility both directly and through its committees. The Board also considers specific risk topics, including risks associated with its strategic initiatives, business plans and capital structure. FF’s management, including its executive officers, is primarily responsible for managing the risks associated with the operation and business of FF and provides appropriate updates to the Board and the Audit Committee. The Board has delegated to the Audit Committee oversight of its risk management process, and its other committees also consider risk as they perform their respective committee responsibilities.

The Audit Committee assists the Board in oversight of cybersecurity risks, in addition to oversight of the performance of our audit function. We have implemented a number of security measures designed to protect our systems and data, including firewalls, antivirus and malware detection tools, patches, log monitors, routine back-ups, system audits, routine password modifications, and back-up recovery procedures. We utilize third-party cloud services in connection with our operations. We and our third-party service providers have also designed certain security features into our solutions. FF employees receive a comprehensive information security awareness training periodically throughout the year. Our Nominating and Corporate Governance Committee monitors the effectiveness of our Corporate Governance Guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. The Nominating and Corporate Governance Committee is also responsible for overseeing FF’s environmental, sustainability and governance efforts and progress and related risks. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. All committees report to the Board, as appropriate, including when a matter rises to the level of material or enterprise risk.

Board Composition

The Board directs the management of FF’s business and affairs, as provided by Delaware law, and conducts its business through meetings of the Board and its standing committees. The Board consists of five members, all of whom are standing for re-election at the Annual Meeting to serve a one-year term and until their successor has been duly elected and qualified or until their earlier death, resignation or removal.

On June 9, 2024, Ms. Li Han tendered her resignation from the Board, which resignation was effective immediately. In accordance with the Charter and FF Top’s consent rights, the Board reduced the size of the Board from six to five on June 20, 2024, with such reductions resulting in no vacancies on the Board.

Board Leadership Structure

The Board oversees the management of the business and affairs of FF and ensures that the long-term interests of stockholders are served. It is the ultimate decision-making authority within FF except to those matters that are reserved for FF’s stockholders, including director elections. The Board meets on a regular basis and additionally as it deems appropriate. Pursuant to FF’s Corporate Governance Guidelines, the Board annually determines the leadership structure that it determines to be in the best interests of FF and its stockholders at the time. If the Chairperson of the Board is not an independent director, the independent directors shall elect from among themselves a director to serve as the Lead Independent Director upon the recommendation of the Nominating and Corporate Governance Committee. Although annually elected, the Lead Independent Director (if any) would generally be expected to serve for more than one year. If the Lead Independent Director (if any) is not present at any meeting of the independent directors, a majority of the independent directors present shall select an independent director to preside over that meeting.

Under FF’s Corporate Governance Guidelines, in addition to the duties set forth in the Bylaws or as otherwise prescribed by the Board, from time to time, the duties of the Chairperson include (i) presiding at, and chairing, Board meetings and meetings of stockholders; (ii) consulting with the Global CEO (if held by a different individual), other executive officers, the chairs of applicable committees of the Board and the Office of the Secretary to the Board to establish agendas for each Board meeting; (iii) calling Board meetings; (iv) leading the Board in discussions concerning the Global CEO’s performance and Global CEO succession, if such position is held by an individual other than the Global CEO; (v) approving meeting schedules for the Board; (vi) approving information sent to the Board; (vii) serving as a liaison for stockholders who request direct communications with the Board; and (viii) performing such other duties and exercising such other powers, as the Board shall from time to time delegate.

Board Meetings and Committees

During fiscal 2025, the Board held 27 meetings, some with recessed sessions. Each director of FFAI attended or participated in 75% or more of the aggregate of the total number of meetings of the Board and the total number of meetings of all committees of the Board on which such director served (in each case held during such director’s relevant period of service).

Audit Committee Information

FF’s Audit Committee currently consists of Lev Peker, Chad Chen and Jie Sheng, each of whom is “independent” as such term is defined for Audit Committee members under the rules of the SEC and the listing standards of Nasdaq. Lev Peker is the chair of the Audit Committee. The Board has determined that Lev Peker, Chad Chen and Jie Sheng each qualifies as an “audit committee financial expert” as defined under the rules of the SEC.

As more fully described in its charter, the primary responsibilities of the Audit Committee include (i) to appoint the independent registered public accounting firm and oversee the relationship, and approve the audit and non-audit services to be performed by the independent registered accounting firm; (ii) to review FF’s quarterly and annual financial statements with management and the independent registered public accounting firm; (iii) to review FF’s financial reporting processes and internal controls; (iv) to review and approve all transactions between FF and related persons; and (v) to discuss the policies with respect to risk assessment and risk management, information technology and cybersecurity risks, and other major litigation and financial risk exposures, and the steps management has taken to monitor and control such exposures.

The Audit Committee held 15 meetings during fiscal year 2025. The Audit Committee has adopted a written charter approved by the Board, which is available on FF’s website at https://investors.ff.com/corporate-governance/governance-overview.

Compensation Committee

FF’s Compensation Committee is currently comprised of Chad Chen, Jie Sheng and Lev Peker, each of whom is “independent” as such term is defined for Compensation Committee members under the rules of the SEC, the listing standards of Nasdaq and applicable rules of the Internal Revenue Code of 1986, as amended. Mr. Sheng is the chair of the Compensation Committee.

As more fully described in its charter, the primary responsibilities of the Compensation Committee include (i) to review and approve the corporate goals and objectives relevant to Global CEO compensation, evaluate at least annually the Global CEO’s performance in light of those goals and objectives and make recommendations to the Board with respect to the Global CEO’s compensation, including salary, bonus, fees, benefits, incentive awards and perquisites, based on this evaluation; (ii) to recommend to the Board the compensation of executive officers other than the Global CEO; (iii) to recommend to the Board the adoption, material modification or termination of FF’s compensation plans, including incentive compensation and equity-based plans, policies and programs; (iv) to recommend to the Board appropriate compensation for FF’s non-employee directors, including compensation and expense reimbursement policies for attendance at Board and committee meetings; (v) to consider whether risks arising from FF’s compensation plans, policies and programs for its employees are reasonably likely to have a material adverse effect on FF, including whether FF’s incentive compensation plans encourage excessive or inappropriate risk taking; and (vi) to determine stock ownership guidelines and monitor compliance with such guidelines. The Compensation Committee’s charter provides that the Compensation Committee may form and delegate authority to subcommittees consisting of one or more members when it deems appropriate. The Compensation Committee does not currently intend to delegate any of its responsibilities to a subcommittee.

The Compensation Committee held 7 meetings during fiscal year 2025. The Compensation Committee has adopted a written charter approved by the Board, which is available on FF’s website at https://investors.ff.com/corporate-governance/governance-overview.

Nominating and Corporate Governance Committee

FF’s Nominating and Corporate Governance Committee (the “Nominating Committee”) is currently comprised of Chad Chen, Lev Peker and Jie Sheng, each of whom is “independent” under the rules of the SEC and the listing standards of Nasdaq. Mr. Chen is the chair of the Nominating Committee.

As more fully described in its charter, the primary responsibilities of the Nominating Committee include (i) to assist the Board in identifying prospective director nominees and recommending nominees for each annual meeting of stockholders to the Board; (ii) to make recommendations to the Board regarding its size, membership and leadership, as well as committee membership and structure; (iii) to develop and recommend to the Board a set of corporate governance guidelines applicable to FF and to monitor compliance with such guidelines; (iv) to oversee the annual self-evaluation process to determine whether the Board and its committees and individual directors are functioning effectively and to report the results of the self-evaluation process to the Board; and (v) to oversee FF’s environmental, sustainability and governance efforts and progress.

The Nominating Committee held 2 meeting during fiscal year 2025. The Nominating Committee has adopted a written charter approved by the Board, which is available on FF’s website at https://investors.ff.com/corporate-governance/governance-overview.

Finance and Investment Committee

FF’s Finance and Investment Committee is currently comprised of Matthias Aydt, Chui Tin Mok and Jie Sheng. Mr. Sheng is the chair of the Finance and Investment Committee.

As more fully disclosed in its charter, the principal responsibilities of the Finance and Investment Committee include (i) upon consultation with or recommendation from FF’s Chief Financial Officer, to review with management and make recommendations to the Board matters relating to the establishment of a share repurchase authorization, debt repurchases, issuance of debt and equity securities, dividend policy, initiation or amendment of any revolving credit facilities and (a) any proposed merger or consolidation, (b) any significant acquisition, sale, lease or exchange of property or assets and (c) other significant business transactions; (ii) in the event of any merger or consolidation, to periodically review with management the progress and integration of the merger or consolidation, including the achievement of business synergies, business opportunities or initiatives that may result in substantial capital expenditures, commitments or exposures and major financial undertakings and financing transactions; (iii) to review FF’s financial policies, capital structure, strategy for obtaining financial resources, tax-planning strategies and use of cash flow and make such reports and recommendations to the Board with respect thereto as it deems advisable; (iv) to oversee the development of long-term capital structure guidelines; (v) to review the funding obligations and financial performance of benefits plans sponsored by FF; (vi) to review FF’s financial plans and objectives, and review and recommend to the Board annual financial plans, capital plans and budgets; (vii) to review FF’s cash management policies and activities, and review and recommend to the Board certain proposed issuances, repurchases or redemptions of FF securities; (viii) to review debt limitations and material covenants, loan guarantees of third party debt and obligations, strategic alliances and investments and target credit ratings; and (ix) to review risk assessment and risk management policies and strategies for managing certain exposures to financial, operating, or economic risks, including hedging strategies related to foreign currency, interest rates and other commercial risks, and the steps management has taken to monitor and control such risk exposures, as well as review certain legal and regulatory matters that may have a material impact on FF’s financing or risk management activities (taking into account the review of FF’s risk assessment and risk management policies and strategies managed through FF’s Audit Committee).

The Finance and Investment Committee held 22 meetings during fiscal year 2025. The Finance and Investment Committee has adopted a written charter approved by the Board, which is available on FF’s website at https://investors.ff.com/corporate-governance/governance-overview.

Code of Ethics

FF has a Code of Ethics that applies to all of its employees, officers, and directors. This includes FF’s principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions. The full text of the Code of Ethics is posted on FF’s website at www.ff.com. FF intends to disclose on its website any future amendments of the Code of Ethics or waivers that exempt any principal executive officer, principal financial officer, principal accounting officer or controller, persons performing similar functions, or FF’s directors from provisions in the Code of Ethics.

Guidelines for Selecting Director Nominees

The Board is responsible for nominating candidates for election to the Board and for filling vacancies on the Board that may occur between annual meetings of stockholders, subject to the requirements of the A&R Shareholder Agreement. The Nominating Committee is responsible for identifying, screening and recommending director candidates (subject to the Heads of Agreement and A&R Shareholder Agreement) to the full Board, taking into consideration the needs of the Board and the qualifications of the candidates. The Board, based on the recommendation of the Nominating Committee, will review each director’s continuation on the Board in connection with the director’s re-election.

The Nominating Committee also determines the criteria for Board membership. The guidelines for selecting nominees, which are specified in the Nominating Committee charter, generally provide that persons to be nominated:

●	should have demonstrated notable or significant achievements in business, education or public service;

●	should possess the requisite intelligence, education and experience to make a significant contribution to the Board and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

●	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders.

In selecting director nominees, the Nominating Committee shall consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism, such as a general understanding of various business disciplines (e.g., marketing, finance, etc.), FF’s business environment, educational and professional background, analytical ability, independence, industry experience, diversity of viewpoints and backgrounds, willingness to devote adequate time to Board duties, ability to act in and represent the balanced best interests of FF and its stockholders as a whole, and support for the long term vision of FF. In conducting this assessment, the Nominating Committee considers diversity, in the broadest sense, reflecting, but not limited to, gender, racial, ethnicity, age, skills, industry and professional background. The Board evaluates each individual in the context of the Board as a whole with the objective of retaining a group that is best equipped to help ensure FF’s success and represent stockholder interests through sound judgment.

It is the policy of the Nominating Committee to consider persons for Board nomination identified by its members, management, stockholders, investment bankers and others, and to evaluate those individuals using the same criteria. The Nominating Committee will not distinguish among nominees recommended by stockholders and other persons. The Company’s stockholders may recommend nominees for consideration by the Nominating Committee by submitting the names and supporting information to the Company’s Secretary or the Chair of the Nominating Committee; provided that the nomination of directors by FF Top is subject to the A&R Shareholder Agreement. Under the A&R Shareholder Agreement entered into between FF and FF Top, based on FF Top’s voting power, FF Top currently has the right to nominate four out of five directors on the Board.]

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is currently, or has been at any time, one of FF’s officers or employees. None of FF’s executive officers currently serves, or has served since July 2021, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Board or Compensation Committee.

Delinquent Section 16(A) Reports

Under Section 16 of the Exchange Act, FF’s directors, executive officers and any persons holding more than 10% of FF’s common stock are required to report initial ownership of FF common stock and any subsequent changes in ownership to the SEC. Specific due dates have been established by the SEC, and FF is required to disclose below any failure to file required ownership reports by these dates. Based solely upon a review of forms filed with the SEC and the written representations of such persons, FF is aware of no late Section 16(a) filings except as follows: (i) for Rao Hong, failure to file a Form 4 related to a grant of performance stock option for start-of-production of the EV car model FF 91; (ii) for Matthias Aydt, a late Form 4 filing related to a purchase of Series A preferred stock; (iii) for Lev Peker, a late Form 4 filing related to a grant of restricted stock unit for his director services; (iv) for Li Han, a late Form 4 filing related to a grant of restricted stock unit for her director services; (v) for Chad Chen, a late Form 4 filing related to a grant of restricted stock unit for his director services; and (vi) for Jie Sheng, a late Form 4 filing related to a grant of restricted stock unit for his director services.

Attendance at Annual Meetings of Stockholders by the Board

Although FF does not have a formal policy regarding attendance by members of the Board at FF’s annual meetings of stockholders, directors are strongly encouraged to attend. Four of FF’s then-serving directors attended the 2025 annual meeting of stockholders.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines, which provide the framework for FF’s corporate governance along with the Charter, Bylaws, committee charters and other key governance practices and policies. The Corporate Governance Guidelines cover a wide range of subjects, including the conduct of Board meetings, independence and selection of directors, Board membership criteria, and Board committee composition. The full text of the Corporate Governance Guidelines is posted on FF’s website at https://investors.ff.com/corporate-governance/governance-overview.

Code of Business Conduct and Ethics

FF has a Code of Business Conduct and Ethics that applies to all of its employees, officers, and directors. This includes FF’s principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions. The full text of the Code of Business Conduct and Ethics is posted on FF’s website at https://investors.ff.com/corporate-governance/governance-overview. FF intends to disclose on its website any future amendments of the Code of Business Conduct and Ethics or waivers that exempt any principal executive officer, principal financial officer, principal accounting officer or controller, persons performing similar functions, or FF’s directors from provisions in the Code of Business Conduct and Ethics.

Prohibition on Hedging and Pledging of Company Securities

As part of FF’s insider trading policy, all Company directors, officers, employees, independent contractors and consultants are prohibited from engaging in short sales of our securities, establishing margin accounts, pledging FF securities as collateral for a loan, trading in derivative securities, including buying or selling puts or calls on our securities, or otherwise engaging in any form of hedging or monetization transactions (such as prepaid variable forwards, equity swaps, collars and exchange funds) involving FF securities.

Stock Ownership Guidelines

The Board believes that, in order to more closely align the interests of executives and directors with the interests of FF’s other stockholders, FF’s executive officers and directors should maintain a minimum level of equity interests in FF’s Common Stock. Accordingly, FF has stock ownership guidelines requiring ownership of shares with a value equal to at least six times base salary for the Global CEOs, two times base salary for other executive officers and three times the annual cash retainers for non-employee directors. Until the required level of ownership is met, covered executives and covered directors are required to retain 50% of the after-tax shares acquired upon exercise of stock options and vesting of equity awards. Shares subject to stock options, whether vested or unvested, and unvested and unsettled performance-based stock awards do not count for purposes of determining whether a covered executive or covered director is in compliance with the guidelines. Under the stock ownership guidelines, covered executives and covered directors must achieve the required level of ownership by the later of (i) the five-year anniversary of the adoption of the guidelines and (ii) the five-year anniversary of becoming an executive officer or a director, respectively. As of the Record Date, each of FF’s covered executives and covered directors other than Tin Mok was either in compliance with the guidelines or within the five-year phase-in period.

Management Succession Planning

As part of the annual executive officer evaluation process, the Compensation Committee works with the Global Co-CEOs to plan for the succession of the Global Co-CEOs and other senior executive officers, as well as to develop plans for interim or emergency succession for the Global Co-CEOs and other senior executive officers in the event of retirement or an unexpected occurrence. The succession plan should include, among other things, an assessment of the experience, performance and skills for possible successors to each of the Global Co-CEOs, the Global President, the Chief Financial Officer, and the Global General Counsel. The Board reviews this succession plan at least annually.

The Compensation Committee conducts a review at least annually of the performance of each of the Global Co-CEOs. The Compensation Committee establishes the evaluation process and determines the criteria by they are evaluated. The results of this review are communicated to each Global Co-CEOs.

Board Succession Planning

As part of the annual Board evaluation process, the Nominating Committee works with the Board to plan for the succession of the members of the Board and each of its committees, as well as to develop plans for interim or emergency succession for Board and committee members in the event of retirement or an unexpected occurrence. The succession plan should include, among other things, an assessment of the experience, performance and skills for possible successors to the Board and committee members. The Board reviews this succession plan at least annually.

Annual Board, Committee and Individual Director Evaluation

The Board evaluates its performance and the performance of its committees on an annual basis through an evaluation process administered by the Nominating Committee to determine whether it and its committees are functioning effectively and how to improve their effectiveness. Each committee of the Board shall also evaluate its performance on an annual basis and report the results to the Board, acting through the Nominating Committee. Each committee’s evaluation must compare the performance of the committee with the requirements of its written charter.

EXECUTIVE AND DIRECTOR COMPENSATION

This section discusses the material components of the executive compensation program for certain of FF’s executive officers and directors. The share amounts discussed in this section have been adjusted to reflect the 1-for-3 reverse stock split effective February 29, 2024, and the 1-for-40 reverse stock split effective August 16, 2024. As an “emerging growth company” as defined in the JOBS Act, FF is not required to include a Compensation Discussion and Analysis section and has elected to apply the scaled back disclosure requirements applicable to emerging growth companies, which require compensation disclosure for all individuals who served as FF’s principal executive officers during 2025, and its two most highly compensated executive officers (other than the principal executive officers) whose total compensation for 2025 exceeded $100,000 and who were serving as executive officers as of December 31, 2025 and two additional individuals for whom disclosure would have been provided but for the fact that such individual was not serving as an executive officer at the end of 2025. We refer to these individuals as “named executive officers.” For 2025, FF’s named executive officers and the positions each held as of December 31, 2025 were:

●	Mr. YT Jia, Chief Product and User Ecosystem Officer(1)

●	Mr. Matthias Aydt, Global Co-Chief Executive Officer(2)

●	Mr. Jiawei Wang, Global President(3)

●	Mr. Koti Meka, Chief Financial Officer

●	Mr. Chui Tin Mok, Global Executive Vice President and Head of FF Middle East

(1)	Mr. Jia was appointed as Global Co-Chief Executive Officer effective April 23, 2025

(2)	Mr. Aydt was appointed Global Chief Executive Officer effective September 29, 2023 and Global Co-Chief Executive Officer effective April 2025.

(3)	Mr. Wang was appointed as Global President effective March 2025.

We expect that FF’s executive compensation program will continue to evolve to reflect FF’s status as a newly publicly-traded company, while still supporting FF’s overall business and compensation objectives of attracting, motivating and retaining individuals who contribute to the long-term success of FF. The Compensation Committee of the Board is responsible for administering FF’s executive compensation program.

2025 Compensation of Named Executive Officers

Base Salary

Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team, when considered in combination with the other components of the executive compensation program. In general, FF seeks to provide a base salary level designed to reflect each executive officer’s scope of responsibility and accountability.

Bonuses

Pursuant to the terms of their respective offer letter and employment agreement, as applicable, the named executive officers are eligible for a discretionary target bonus for 2024 in the following amounts:

●	Mr. Jia in the amount of $816,000(1)

●	Mr. Aydt in the amount of $700,000

●	Mr. Wang in the amount of $300,000

●	Mr. Meka in the amount of $200,000

●	Mr. Mok in the amount of $200,000

(1)	For the fiscal year ended December 31, 2025, Mr. Jia’s annual performance bonus opportunity was prorated based on the timing of the commencement of Start of Delivery Phase One (“SOD Phase 1”) for the FX Super One. From January through November 2025, his bonus opportunity remained at $816,000. Effective December 1, 2025, upon achievement of SOD Phase 1, his bonus opportunity increased to $1,080,000. As the increased bonus opportunity applied only for December 2025, the bonus opportunity for fiscal year 2025 was prorated, resulting in an effective annual bonus opportunity of $838,000.

Equity Awards

To further focus FF’s executive officers on FF’s long-term performance, FF has granted equity compensation in the form of stock options and RSUs.

In late 2024, the Company granted Mr. Aydt awards of 35,740 RSUs, granted Mr. Meka awards of 10,502 RSUs, granted Mr. Jia awards of 398,205 RSUs, and granted Mr. Mok awards of 31,965 RSUs, which fully vested on December 3, 2024.

Please see the “Summary Compensation Table — Fiscal 2025” and the “Outstanding Equity Awards as of 2025 Fiscal Year-End” tables for further information regarding the equity grants received by the named executive officers during 2025.

Effective April 23, 2025, the Company entered into an offer letter with Mr. Yueting Jia, under which he was appointed to serve as Global Co-CEO. In connection with his service, Mr. Jia is eligible to receive contingent equity awards if the Company achieves certain stock price or market capitalization milestones. These awards are made outside of the Company’s existing equity incentive plans.

The equity award structure consists of two phases:

●	Phase 1: For every $5.00 increase in the Company’s daily closing stock price or $700.0 million increase in market capitalization, measured from April 23, 2025, Mr. Jia is eligible to receive restricted stock units (RSUs) equal to 1% of the Company’s outstanding shares at the time the milestone is achieved. Awards under this phase are capped at 5% of the Company’s outstanding shares.

●	Phase 2: After reaching the 5% cap under Phase 1, Mr. Jia is eligible to receive additional RSUs for each $20.00 increase in stock price or $3.0 billion increase in market capitalization, again equal to 1% of outstanding shares per milestone, up to a cumulative total of 9% of outstanding shares.

To qualify for any award, the applicable stock price or market capitalization level must be sustained for at least 15 consecutive trading days. The effects of stock splits, dividends, mergers, or acquisitions are excluded from milestone calculations. There is no expiration date associated with achievement of the award.

During the three months ended June 30, 2025, the following executive officers adopted Rule 10b5-1 trading arrangements, as defined under Exchange Act Rule 10b5-1(c):

●	Mr. Yueting Jia, Global Co-CEO, adopted a Rule 10b5-1 trading plan on May 27, 2025, providing for the purchase of up to $560,000 of the Company’s Class A common stock. The planned purchase represents the after-tax portion of a $1.2 million signing bonus awarded in April 2025 in connection with his appointment as Global Co-CEO. Before the plan was cancelled by the broker on September 15, 2025, Mr. Jia purchased $560,000 of Class A common stock under this trading plan.

●	Mr. Jerry Wang, President, adopted a Rule 10b5-1 trading plan on May 27, 2025, providing for the purchase of up to $50,000 of the Company’s Class A common stock. This trading plan would have expired on August 22, 2026. Before the plan was cancelled by the broker on September 15, 2025, Mr. Wang purchased 10,600 shares of the Company’s Class A common stock under this trading plan.

●	Mr. Koti Meka, Chief Financial Officer, adopted a Rule 10b5-1 trading plan on June 12, 2025, providing for the purchase of up to $20,000 of the Company’s Class A common stock. This trading plan would have expired on September 15, 2026. Before the plan was cancelled by the broker on September 15, 2025, Mr. Meka purchased no shares of the Company’s Class A common stock under this trading plan.

Effective August 6, 2025, the Company, upon the approval of the Board, implemented certain temporary governance adjustments (such period of time during which these temporary governance adjustments remains effective, the “Temporary Governance Adjustments Period”), such that YT Jia, the Global Co-CEO of the Company, will temporarily refrain from performing oversight of the Company’s finance, legal, accounting and public reporting obligations (collectively, the “Excluded Functions”) while the SEC’s investigation regarding the Wells Notices received by the Company, Mr. Jia and Mr. Wang, discussed in further detail above, remains open. During such Temporary Governance Adjustments Period, Mr. Aydt will be delegated the Excluded Functions.

On August 13, 2025, the Company’s Board of Directors approved the following compensation adjustments for Koti Meka, Chief Financial Officer: (i) base annual salary was increased from $350,000 to $380,000, effective August 16, 2025; (ii) additional restricted stock units valued at $400,000 based on the closing price on August 16, 2025, with a four-year pro-rata vesting schedule, on an annual basis, beginning August 16, 2026; and (iii) a $30,000 cash bonus payable on August 31, 2025.

Summary Compensation Table — Fiscal 2025

The following table sets forth certain information concerning compensation paid to the named executive officers for the fiscal year ended December 31, 2025 and, to the extent required by the SEC executive compensation disclosure rules, 2023.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(4)	Total ($)
YT Jia	2024	275,830	250,000	398,205	—	—	—	924,035
Global Co-Chief Executive Officer	2025	624,833.44	1,450,000		—	—	8172.78	2,083,006.22

Matthias Aydt	2024	266,667	250,000	35,740	—	—	—	552,407
Global Co-Chief Executive Officer	2025	559,166.76	250,000		—	—	—	809,166.76

Jiawei Wang(5)(6)	2024
Global President	2025	329,924.27	150,000				15,408.45	495,332.72

Koti Meka	2024	160,159	—	10,502	—	—	—	170,661
Chief Financial Officer	2025	291,375.04	30,000					321,375.04

Chui Tin Mok	2024	158,307	—	31,965				190,272
Executive Vice President, Head of FF ME	2025	376,271.70					37,047.22	413,318.92

(1)	As part of the Company’s ongoing cost-reduction initiatives, the annualized base salaries of the Company’s named executive officers (“NEOs”) were reduced at the beginning of fiscal year 2025 to the following amounts: Mr. Aydt, $200,000; Mr. Koti, $200,000; Mr. Mok, $200,000; and Mr. Yueting Jia, $272,000. Effective February 2025, the Company partially restored base salaries to 80% of target levels. Following such restoration, the annualized base salaries of the NEOs were as follows: Mr. Aydt, $560,000; Mr. Koti, $240,000; Mr. Mok, $400,000; and Mr. Yueting Jia, $616,000. In connection with a promotion, Mr. Koti’s target annualized base salary was increased to $350,000; however, as a result of the Company-wide salary reduction, his salary continued to be paid at an annualized rate of $280,000. Mr. Wang joined the Company in March 2025 with an annualized base salary of $400,000. Effective May 2025, Mr. Mok transferred to FF Middle East, and his annualized base salary was reduced to $317,520 and subsequently restored to $350,730. Effective August 2025, the Company further restored base salaries to 90% of target levels. Following such restoration, the annualized base salaries of the NEOs were as follows: Mr. Aydt, $630,000; Mr. Koti, $315,000; Mr. Yueting Jia, $616,000; and Mr. Wang, $450,000. On August 15, 2025, Mr. Meka’s annualized base salary was adjusted to $380,000; however, subject to the Company-wide salary reduction, such salary was paid at an annualized rate of $342,000. Effective December 2025, upon the achievement of specified milestones under his employment agreement, Mr. Yueting Jia’s annualized base salary was increased to $900,000; however, subject to the Company-wide salary reduction, such salary was paid at an annualized rate of $810,000. As part of the Company’s ongoing cost-reduction initiatives, the base salaries for the Company’s named executive officers at the beginning of 2024 were $150,000. Mr. Aydt’s salary was restored to $200,000 on June 1, 2024 and between September 2024 and November 2024, Mr. Aydt was paid a pro-rated annual base salary of $550,000 (for so long as $350,000 (pro-rated) of such amount was used to purchase shares of the Company’s Class A common stock). Mr. Meka’s annual base salary was further reduced to $66,000 in January 2024 and restored to $150,000 in February 2024. Mr. Meka’s salary was restored to $200,000 after he was appointed as Chief Financial Officer of the Company on September 17, 2024. Mr. Mok’s annual base salary was further reduced to $66,000 in January 2024 and restored to $150,000 in May 2024. Mr. Jia’s annual base salary was further reduced to $66,000 in January 2024 and restored to $150,000 in May 2024. Between September 2024 and November 2024, Mr. Jia was paid a pro-rated annual base salary of $612,000 (for so long as $340,000 (pro-rated) of such amount is used to purchase shares of the Company’s Class A common stock). Xuefeng Chen was on leave before his resignation and did not receive any compensation in 2024. Mr. Maroko’s salary was restored to $200,00 on June 1, 2024.

(2)	The amounts reported in this column for each executive represent cash signing and retention bonuses.

(3)	The amounts reported in these columns reflect the grant date fair value of time-based RSUs, time-based stock option awards and PSU awards, as applicable, granted to the named executive officers during 2024 and 2025 and are accounted for in accordance with FASB ASC Topic 718. For the assumptions used to value these awards, see Note 12 (Stock-Based Compensation) in the Notes to Consolidated Financial Statements in the 2024 Form 10-K (or the corresponding note in the annual report for prior years).

(4)	The amount reported in this column for Mr. Mok includes a housing allowance of $2,430, $32,187.22 for the payment of accrued paid time off, $2,430 for a transportation allowance, and other benefits. The amounts reported for Mr. Yueting Jia and Mr. Wang represent “make-whole” payments.

(5)	The amounts included herein do not include amounts paid to Mr. Wang by FFGP in connection with his role as President of FFGP. In 2025, Mr. Wang received annual salary payments of $326,398 from FFGP, which included a portion of Mr. Wang’s 2024 salary deferred until 2025. In 2024, Mr. Wang received annual salary payments of $131,345.73. On April 1, 2025, Mr. Wang’s annual salary was reduced to $69,000. Effective October 16, 2025, an entity owned and controlled by Mr. Wang entered into a consulting agreement with FFGP, pursuant to which such entity is entitled to receive monthly consulting fees of $5,750.

(6)	The amounts included herein do not include amounts paid to Mr. Wang’s wife, Miao Zhang (“Ms. Zhang”), by FFGP in connection with her role as head of the legal department of FFGP. In 2025, Ms. Zhang receive annual salary payments of $433,923.39 from FFGP, which included a portion of Ms. Zhang’s 2024 salary deferred until 2025. In 2024, Ms. Zhang received annual salary payments of $125,233.37. Effective October 6, 2025, Ms. Zhang’s law firm, Miao Zhang Law Firm PC, entered into a consulting agreement with AIxC, pursuant to which such firm is entitled to receive consulting fees at an hourly rate of $450.

Employment Agreements, Offer Letters and Other Compensatory Agreements

Yueting Jia

Mr. Jia entered into an offer letter with Faraday&Future Inc. in March 2021 that provides for his employment as Founder and Chief Product and User Ecosystem. The offer letter provided for Mr. Jia to receive an annual base salary of $600,000 and eligibility to receive an annual performance bonus of up to $350,000. Mr. Jia is also entitled to participate in FF U.S.’s health insurance, 401(k) plan, paid time off and paid holidays.

On September 4, 2024, the Board, upon the recommendation of the Compensation Committee of the Board, approved the following changes to the compensatory arrangements for Mr. Jia:

●	An annual base salary of $680,000

●	An annual discretionary target bonus of $816,000

●	A one-time recognition bonus of $500,000

●	An annual grant of time-based RSUs having a grant date fair value equal to $2.04 million

●	An annual grant of PSUs having a target grant date fair value equal to $2.04 million

Annual Base Salary:

●	Beginning September 2024, Mr. Jia was paid a pro-rated annual base salary of $612,000 (for so long as $340,000 (pro-rated) of such amount is used to purchase shares of the Company’s Class A common stock as described below). Mr. Jia’s full annual base salary as approved by the Board will become effective upon such date that the Company restores in full the base salaries of all employees of the Company.

●	In furtherance of the above, Mr. Jia has notified the Company that he intends to use a portion of his base salary (equal to approximately 56% of his initial pro-rated $612,000 base salary for Mr. Jia, in each case after-tax) to purchase shares of the Company’s Class A common stock pursuant to the previously disclosed Salary Deduction and Stock Purchase Agreements over the three-month period of September through November 2024. Further, Mr. Jia has informed the Company that, beginning in December 2024, he currently intends to continue to use the same portion of his initial pro-rated annual base salary described in the prior sentence to purchase shares of the Company’s Class A common stock until such time that the Company restores in full the base salaries of all employees of the Company. The aggregate number of shares pursued through this program is 24,006.

●	Recognition Bonus: The one-time recognition bonus was payable: (i) 25% on September 30, 2024, (ii) 25% on October 31, 2024, and (iii) 50% on the earlier of: (x) September 30, 2025 or (y) the date upon which the Company closes a future round of financing in an amount not less than $30 million (not including the Company’s recently disclosed financing). In the event that Mr. Jia voluntarily resigns or is terminated for cause (as customarily defined) prior to the four-year anniversary of the date of such executive’s appointment to his current role, then the Company will be entitled to claw back either a pro rata portion (in the event of a voluntary resignation) or all amounts paid (in the event of a termination for cause) to such executive for such recognition bonus.

●	RSUs: The RSUs are intended to be granted after the Company has sufficient additional shares registered and available for issuance under the 2021 Plan) based on the closing price of the Company’s Class A common stock on September 13, 2024 and will vest in equal 25% increments on each of the first four anniversaries of September 4, 2024, subject to the applicable executive’s continued employment with the Company on each such vesting date.

●	PSUs: The PSUs are intended to be granted after the Company has sufficient additional shares registered and available for issuance under the 2021 Plan based on the closing price of the Company’s Class A common stock on September 13, 2024 and will vest in equal 20% installments on each of the first five anniversaries of the achievement of one or more applicable performance metrics to be approved by the Board, subject to the applicable executive’s continued employment with the Company on each such vesting date.

Offer Letter and Compensation Terms

Annual Base Salary

●	Mr. Jia’s annual base salary initially remains unchanged at $680,000.

●	Effective as of the first full payroll period following the commencement of Start of Delivery Phase One (“SOD Phase 1”) for the FX Super One, Mr. Jia’s annual base salary will increase to $900,000, payable semi-monthly in accordance with the Company’s normal payroll practices and subject to applicable tax withholdings.

Annual Performance Bonus

●	Mr. Jia’s discretionary annual performance bonus opportunity initially remains unchanged at up to $816,000.

●	Effective upon SOD Phase 1 for the FX Super One, Mr. Jia’s discretionary annual performance bonus opportunity will increase to up to $1,080,000.

●	The annual performance measurement period for the bonus will begin upon SOD Phase 1.

●	Any annual performance bonus:

○	Is awarded in the sole discretion of the Board;

○	Will not be deemed earned or payable unless awarded by the Board; and

○	Requires Mr. Jia to remain employed through the applicable payment date.

●	Any bonus paid will be subject to applicable tax withholdings.

Signing Bonus

Mr. Jia is eligible to receive a one-time signing bonus in an aggregate cash amount of $1,200,000, subject to continued employment and the terms summarized below.

●	The signing bonus will be earned only if Mr. Jia:

○	Accepted and returned the offer letter by April 23, 2025;

○	Continues to be employed by the Company; and

○	Remains employed for at least forty-eight (48) months from April 23, 2025 (the “Milestone Retention Date”).

●	The signing bonus will be paid in three equal installments, as follows:

○	One-third on the first regularly scheduled payroll date following the filing of the Company’s Form 10-Q for the quarter ended March 31, 2025;

○	One-third on May 30, 2025; and

○	One-third on the first regularly scheduled payroll date following the filing of the Company’s Form 10-Q for the quarter ended June 30, 2025.

○	All signing bonus payments are subject to applicable tax withholdings.

Matthias Aydt

Mr. Aydt entered into an offer letter with Faraday&Future, Inc., a California corporation and a wholly-owned subsidiary of FF (“FF U.S.”), dated March 31, 2016, that provided for his employment as Vehicle Line Executive. The offer letter provided for Mr. Aydt to receive an annual base salary of $240,000. The offer letter also provided that Mr. Aydt would be paid a signing bonus of $40,000 within 30 days of his start date of July 1, 2016 (the “Employment Date”), as well as a settling in allowance of $6,000. Pursuant to the offer letter, Mr. Aydt is entitled to receive a discretionary annual performance bonus (with a target amount of $40,000). Mr. Aydt is also entitled to participate in FF U.S.’s health insurance, 401(k) plan, paid time off and paid holidays. Pursuant to the offer letter, Mr. Aydt was entitled to receive an employee stock option grant equal to 250,000 stock options. The stock option grant vested 25% on the first anniversary of the Employment Date and 1/36th on each of the following 36 months, subject to Mr. Aydt’s continued employment. Pursuant to the offer letter, Mr. Aydt’s employment constitutes employment at will.

Effective September 29, 2023, Mr. Aydt was appointed to the position of Global Chief Executive Officer of Faraday Future. In connection with his appointment to Global Chief Executive Officer, the Board approved an annual base salary of $400,000, which was consistent with his salary as Senior Vice President of Business Development and Product Definition. Mr. Aydt is also eligible to receive a discretionary annual performance bonus of up to $100,000.

On September 4, 2024, the Board, upon the recommendation of the Compensation Committee of the Board, approved the following changes to the compensatory arrangements of Mr. Aydt:

●	An annual base salary of $700,000

●	An annual discretionary target bonus of $700,000

●	A one-time recognition bonus of $500,000

●	An annual grant of time-based restricted stock units (“RSUs”) having a grant date fair value equal to $2.1 million

●	An annual grant of performance-based restricted stock units (“PSUs”) having a target grant date fair value equal to $2.1 million

●	Annual Base Salary:

●	Beginning September 2024, (i) Mr. Aydt was paid a pro-rated annual base salary of $550,000 (for so long as $350,000 (pro-rated) of such amount is used to purchase shares of the Company’s Class A common stock as described below), Mr. Aydt’s full annual base salary as approved by the Board will become effective upon such date that the Company restores in full the base salaries of all employees of the Company.

●	In furtherance of the above, Mr. Aydt has notified the Company that he intends to use a portion of his base salary (equal to approximately 64% of his initial pro-rated $550,000 base salary for Mr. Aydt) to purchase shares of the Company’s Class A common stock pursuant to the previously disclosed Salary Deduction and Stock Purchase Agreements over the three-month period of September through November 2024. Further, Mr. Aydt has informed the Company that, beginning in December 2024, he currently intends to continue to use the same portion of his initial pro-rated annual base salary described in the prior sentence to purchase shares of the Company’s Class A common stock until such time that the Company restores in full the base salaries of all employees of the Company. Mr. Aydt purchased an aggregate of 25,653 shares through this program.

●	Recognition Bonus: The one-time recognition bonus was payable: (i) 25% on September 30, 2024, (ii) 25% on October 31, 2024, and (iii) 50% on the earlier of: (x) September 30, 2025 or (y) the date upon which the Company closes a future round of financing in an amount not less than $30 million (not including the Company’s recently disclosed financing). In the event that Mr. Aydt voluntarily resigns or is terminated for cause (as customarily defined) prior to the four-year anniversary of the date of such executive’s appointment to his current role, then the Company will be entitled to claw back either a pro rata portion (in the event of a voluntary resignation) or all amounts paid (in the event of a termination for cause) to such executive for such recognition bonus.

●	RSUs: The RSUs are intended to be granted after the Company has sufficient additional shares registered and available for issuance under the 2021 Plan based on the closing price of the Company’s Class A common stock on September 13, 2024 and will vest in equal 25% increments on each of the first four anniversaries of September 4, 2024, subject to the applicable executive’s continued employment with the Company on each such vesting date.

●	PSUs: The PSUs are intended to be granted after the Company has sufficient additional shares registered and available for issuance under the 2021 Plan based on the closing price of the Company’s Class A common stock on September 13, 2024 and will vest in equal 20% installments on each of the first five anniversaries of the achievement of one or more applicable performance metrics to be approved by the Board, subject to the applicable executive’s continued employment with the Company on each such vesting date.

Koti Meka

Effective September 23, 2024, Mr. Meka was appointed Chief Financial Officer. In connection with Mr. Meka’s appointment, the Company entered into an offer letter with Mr. Meka (the “Meka Offer Letter”), pursuant to which Mr. Meka was initially be entitled to an annual base salary of $300,000 (which increased to $350,000 following the passage of a six-month probationary period). In connection with the Company’s cost cutting initiatives and reduced base salaries to its executive officers and other employees, Mr. Meka was initially be paid a pro-rated annual base salary of $200,000.

Mr. Meka is also eligible to receive a discretionary annual performance bonus up to $150,000 (which increased to $200,000 following the passage of a six-month probationary period).

Mr. Meka is eligible to receive the following awards of restricted stock units (“RSUs”): (i) as of September 23, 2025, $100,000 in grant date fair value of RSUs; (ii) as of September 23, 2026, $200,000 in grant date fair value of RSUs; (iii) as of September 23, 2027, $300,000 in grant date fair value of RSUs; (iv) as of September 23, 2028, $400,000 in grant date fair value of RSUs; and (v) as of September 23, 2029, $500,000 in grant date fair value of RSUs. Each RSU grant will vest in equal 25% increments on each of the first four anniversaries of the applicable grant date, provided Mr. Meka remains employed with the Company on each such vesting date.

Mr. Meka is eligible to receive performance stock units (“PSUs”) having a target value equal to $1,000,000 if the Company and Mr. Meka reach certain milestones and/or performance goals on certain dates as specified by the Board (each, a “Milestone”). Such Milestones will be determined by the Board or a committee thereof. The PSUs are anticipated to be granted as follows: (i) $100,000 in target grant date fair value after the Company achieves the first Milestone; (ii) $150,000 in target grant date fair value after the Company achieves the second Milestone; (iii) $200,000 in target grant date fair value after the Company achieves the third Milestone; (iv) $250,000 in target grant date fair value after the Company achieves the fourth Milestone; and (v) $300,000 in target grant date fair value after the Company achieves the fifth Milestone. Each PSU grant will vest in equal one-third increments on each of the first three anniversaries of the applicable grant date, provided Mr. Meka remains employed by the Company on each such vesting date.

The foregoing description of the Meka Offer Letter is a summary and is qualified in its entirety by reference to the full text of the Meka Offer Letter filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

There are no arrangements or understandings between Mr. Meka and any other persons, pursuant to which he was appointed Chief Financial Officer, no family relationships among any of the Company’s directors or executive officers and Mr. Meka, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Chui Tin Mok

Mr. Mok entered into an offer letter with FF U.S., dated October 10, 2018, that provides for his employment as FF’s Global UP2U EVP. The offer letter provides for Mr. Mok to receive an annual base salary of $500,000. The agreement also provides that he is entitled to receive a discretionary annual performance bonus (with a target amount of $300,000). Mr. Mok is also entitled to participate in FF U.S.’s health insurance, 401(k) plan, paid time off and paid holidays.

Effective May 2025, Mr. Tin Mok transferred to the Company’s Middle East operations pursuant to a new employment offer. Under the terms of such offer, Mr. Mok is entitled to receive an annualized base salary of $400,000 and is eligible to participate in a discretionary annual performance bonus program, with a target bonus opportunity of $200,000. Mr. Mok is also eligible to participate in FF Middle East’s employee benefit programs, including health insurance, paid time off, and paid holidays.

Outstanding Equity Awards as of 2025 Fiscal Year-End

FF Equity Awards:

The table below sets forth certain information concerning outstanding stock options to purchase Class A Common Stock of FF and RSUs and PSUs that were unvested as of December 31, 2025. The numbers of shares and option exercise prices give effect to both the 1-for-80 reverse stock split effective August 28, 2023, the 1-for-3 reverse stock split effective February 29, 2024, and 1-for-40 reverse stock split effective August 16, 2024.

		Option Awards					Stock Awards
Name	Date of Grant	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(1)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(1)
Matthias Aydt	2/1/2018	10	0		—	24,458.60	2/1/2028	—	—	—	—
	5/30/2019	23	0		—	24,470.83	5/30/2029	—	—	—	—
	7/26/2020	21	0		—	23,099.79	7/26/2030	—	—	—	—
	4/28/2021	14	2	(1)	—	76,297.24	4/28/2031	—	—	—	—
	11/23/2022	5	0	(2)	—	8,544	11/23/2032	—	—	—	—
Koti Meka	5/20/2016	1	0		—	1,358.81	5/20/2026	—	—	—	—
	5/30/2019	1			—	24458.6016	5/30/2029	—	—	—	—
	12/16/2020	3	0			23,099.78	12/16/2030
	4/28/2021	2	0			76,297.24	4/28/2031
	9/27/2022	2	0		—	8,544	9/27/2032
Chui Tin Mok	5/30/2019	92	0		—	24,480	5/30/2029	—	—	—	—
	7/26/2020	25	2	(2)	—	23,099.79	7/26/2030	—	—	—	—
	11/23/2022	3	0		—	8,544	11/23/2032	—	—	—	—
Yueting Jia	12/15/2022	75	29	(3)	—	8,544	12/15/2032	—	—	—	—

(1)	This option is scheduled to vest as follows (subject in each case to the named executive officer’s continued employment through the applicable vesting date):

●	With respect to 2 shares, in 2 equal monthly installments beginning on March 29, 2026.

(2)	This option was scheduled to vest as follows (subject in each case to the named executive officer’s continued employment through the applicable vesting date):

●	With respect to 2 shares, vesting will begin on February 26, 2026.

(3)	This option is scheduled to vest as follows (subject to the named executive officer’s continued employment through the applicable vesting date): 15 shares will vest on March 29, 2026 and the remaining 14 shares will vest on March 29, 2027.

FF Global Equity Awards:

Certain members of Company management and other Company employees are equity owners of FF Global, which beneficially owned less than 1% of the voting power of FF’s fully diluted Common Stock as of December 31, 2025. As of December 31, 2025, Mr. Mok was the only named executive officer who held one of these awards. His award was granted on June 25, 2019, covers 10,000 equity units of FF Global with a purchase price of $0.5 per unit, and has a ten-year term. The award is fully vested, but if the executive does not pay an installment of the purchase price when due, the award will be forfeited to FF Global without consideration.

Description of Retirement Plans

FF maintains a defined contribution 401(k) plan for the benefit of its full-time employees based in the United States. This 401(k) plan is intended to qualify under Section 401 of the Internal Revenue Code of 1986, as amended, so that employee contributions and income earned on such contributions are not taxable to employees until withdrawn. Employees may elect to defer a portion of their eligible compensation, not to exceed the statutorily prescribed annual limit, in the form of elective deferral contributions to this 401(k) plan. This 401(k) plan also has a “catch-up contribution” feature for employees aged 50 or older (including those who qualify as “highly compensated” employees) who can defer amounts over the statutory limit that applies to all other employees. Currently, FF does not make any discretionary or matching employer contributions to the 401(k) plan. Participants are always vested in their contributions to the 401(k) plan.

Director Compensation Table — Fiscal 2025

The following table sets forth certain information concerning compensation paid to each of FF’s non-employee directors during 2025. Mr. Aydt, and Mr. Mok served in 2025 as directors and employees of FF; however, they did not receive any additional compensation for their service on the Board during 2025.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Total ($)
Chad Chen	128,843.32	0	—	128,843.32
Lev Peker	133,523.12	0	—	133,523.12
Jie Sheng(1)	132,408.39	0	—	132,408.39

(1)	In 2024 and 2025, Mr. Sheng received payments of $128,000 and $298,000, respectively, from FFGP, which amounts are not included herein.

Non-Employee Director Compensation Policy

The following director compensation program relates to FF’s non-employee directors and accordingly, Mr. Aydt and Mr. Mok do not, receive compensation for their services as directors. The FF non-employee director compensation program provides for the following:

●	Annual Board Cash Retainer: $70,000

●	Annual Lead Independent Director Cash Retainer: $20,000

●	Annual Committee Member Cash Retainers:

●	Audit Committee: $10,000

●	Compensation Committee: $7,500

●	Nominating and Corporate Governance Committee: $5,000

●	Finance & Investments Committee: $5,000

●	Annual Executive Chairperson and Committee Chair Cash Premiums:

●	Executive Chairperson: $30,000

●	Audit Committee: $15,000

●	Compensation Committee: $12,500

●	Nominating and Corporate Governance Committee: $1,000

●	Finance & Investments Committee: $1,000

●	Annual RSU Award: $150,000

●	Compensation for Additional Time: $1,500 per Board or Board committee meeting (excepting meetings of special committees of the Board) for every meeting above 15 per year (measured from August 1 to July 31 of each year), up to a maximum of $20,000 for each calendar month.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2025 regarding the number of shares of our Common Stock that may be issued under the Company’s equity compensation plans. The share numbers and the exercise price of stock options reported in this section have been adjusted to reflect the reverse stock splits effected on February 29, 2024 and August 2024. The Company maintains three equity compensation plans: the 2021 Plan, the Smart King Ltd. Equity Incentive Plan (the “Smart King EIP”), and the Smart King Ltd. Special Talent Incentive Plan (the “Smart King STIP”). The 2021 Plan was approved by the stockholders. The Smart King EIP and Smart King STIP plans existed prior to the Company going public and therefore were not approved by the security holders.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity Compensation Plans Approved By Security Holders:
Faraday Future Intelligent Electric Inc. 2021 Incentive Plan	6,556	(1)	21,280	(2)	701,252	(3)
Equity Compensation Plans Not Approved by Security Holders:
Smart King Ltd. Equity Incentive Plan	1,762		26,339	(4)	—	(5)
Smart King Ltd. Special Talent Incentive Plan	248		62,620	(4)	—	(5)
	8,566		29,286	(6)	701,252

(1)	Of the shares reported in the table, 6,172 shares were subject to awards of restricted stock units, 408 shares were subject to outstanding stock options, both under the 2021 Plan.

(2)	Represents the weighted-average exercise price of options granted under the 2021 Plan.

(3)	All of the securities reported in this column were then available for issuance under the 2021 Plan. Shares available for issuance under the 2021 Plan generally may be used for any type of award authorized under that plan including stock options, stock appreciation rights, restricted stock, restricted stock units and performance shares.

(4)	The weighted-average exercise price is calculated without taking into account outstanding awards of stock units.

(5)	There are no remaining shares available for issuance under the Smart King EIP and the Smart King STIP.

(6)	The weighted-average exercise price is calculated based on the exercise price of Equity Compensation Plans Approved By Security Holders and Equity Compensation Plans Not Approved By Security Holders and taking into account options under the 2021 Plan.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The Related Party Transactions incorporated by reference herein from Note 8 – Related Party Transactions under FF’s audited consolidated financial statements and accompanying notes, and unaudited consolidated financial statements and accompanying notes included elsewhere in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and unaudited Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2025, June 30, 2025 and September 30, 2025 are intended to help the reader understand FF’s results of operations and financial condition. Such discussions and analysis are provided as a supplement to, and should be read in conjunction with, FF’s other disclosure incorporated by reference into this prospectus.

PRINCIPAL STOCKHOLDERS

The following table and accompanying footnotes set forth information with respect to the beneficial ownership of Common Stock, as of January 28, 2026, for (1) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (2) each member of the Board, (3) each of our named executive officers and (4) all of the members of the Board and our executive officers, as a group. As of January 28, 2026, there were outstanding 205,376,816 shares of Class A Common Stock, 6,667 shares of Class B Common Stock, and 18,687,019 outstanding warrants to purchase shares of Class A Common Stock.

The beneficial ownership percentages set forth in the table below are based on 205,376,816 shares of Common Stock issued and outstanding as of January 28, 2026, (including for this purpose, 6,667 shares of Class A Common Stock issuable upon conversion of 6,667 shares of Class B Common Stock held by FF Top, all as issued and outstanding shares as of January 28, 2026) and do not take into account the issuance of any shares of Class A Common Stock upon the exercise of warrants to purchase up to 18,687,019shares of Class A Common Stock that remain outstanding, the exercise of any of the 2,263 outstanding options and vesting of unvested 79 RSUs (both within 60 days of January 28, 2026), or the conversion of any of the outstanding convertible notes. In computing the number of shares of Common Stock beneficially owned by a person, we deemed to be outstanding all shares of Common Stock subject to warrants and stock options held by the person that are currently exercisable or may be exercised within 60 days of January 28, 2026. We did not deem such shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned Common Stock. Unless otherwise indicated, the business address of each person listed in the table below is c/o Faraday Future Intelligent Electric Inc., 18455 S. Figueroa Street, Gardena, California 90248.

Title of Class	Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned		Percentage of Class
	Holder of Over 5%:

Class A Common Stock	N/A

	Directors and Executive Officers
Class A Common Stock	Matthias Aydt(1)**	47,663		*
Class A Common Stock	Chad Chen(2)****	45,537		*
Class A Common Stock	Yueting Jia (3)****	531,928	(3)*****	*
Class A Common Stock	Koti Meka (4)*****	5,849	(4)******	*
Class A Common Stock	Chui Tin Mok(5)***	18,484		*
Class A Common Stock	Lev Peker(6)***	60,405		*
Class A Common Stock	Jie Sheng(7)***	60,531		*
Class A Common Stock	Jiawei Wang*******	10,563		*
	All executive officers and directors as a group (9 individuals)	789,207		*

*	Less than 1%.

**	Mr. Matthias Aydt was appointed Global CEO of the Company effective as of September 29, 2023.

***	Mr. Chad Chen was appointed as a director of the Board as of October 27, 2022. Mr. Jie Sheng was appointed as a director of the Board on December 18, 2022. Mr. Chui Tin Mok was appointed as a director of the Board on January 25, 2023. Mr. Lev Peker was appointed as a director of the Board on August 4, 2023.

****	On February 26, 2023, Mr. Yueting Jia was determined to be an “officer” of the Company within the meaning of Section 16 of the Exchange Act and an “executive officer” under Rule 3b-7 under the Exchange Act. Mr. Jia was appointed Co-Global Chief Executive Officer of the Company effective as of April 23, 2025.

*****	Mr. Koti Meka was appointed Chief Financial Officer of the Company effective as of September 23, 2024.

*******	Mr. Jiawei Wang was appointed Global President of the Company effective as of March 24, 2025.

(1)	Includes options to acquire 73 shares of Class A Common that have vested or will vest within 60 days of January 28, 2026. To the Company’s knowledge, Mr. Aydt has not sold any shares since the Company became a public company.

(2)	To the Company’s knowledge, Mr. Chen has sold 15,000 shares since the Company became a public company.

(3)	Includes options to acquire 90 shares of Class A Common Stock that have vested or will vest within 60 days of January 28, 2026. To the Company’s knowledge, Mr. Jia has not sold any shares since the Company became a public company.

(4)	Includes options to acquire 10 shares of Class A Common that have vested or will vest within 60 days January 28, 2026. To the Company’s knowledge, Mr. Meka has not sold any shares since the Company became a public company.

(5)	Includes options to acquire 120 shares of Class A Common that have vested or will vest within 60 days January 28, 2026. To the Company’s knowledge, Mr. Mok has not sold any shares since the Company became a public company.

(6)	To the Company’s knowledge, Mr. Peker has not sold any shares since the Company became a public company.

(7)	To the Company’s knowledge, Mr. Sheng has not sold any shares since the Company became a public company.

SELLING SECURITYHOLDERS

This prospectus relates to the offer and sale from time to time by the Selling Securityholders, of up to an aggregate of 24,928,594 shares of Class A Common Stock, of which (i) 14,357,471 shares of Class A Common Stock were issued upon conversion of certain Subject Notes, (ii) up to 10,418,103 shares of Class A Common Stock are issuable upon conversion of the Subject Notes; and (iii) 153,020 shares of Class A Common Stock were issued to Bitron in settlement of amounts owed to it. The Selling Securityholders listed in the table below may from time to time offer and sell any or all of the shares of Class A Common Stock set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we refer to the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and other permitted transferees that hold any of the Selling Securityholders’ interest in the shares of Class A Common Stock after the date of this prospectus. For additional information regarding the issuance of Subject Notes, see “March SPA, March Common Warrants, and March SPA Notes”, “September SPA, September Common Warrants, and September SPA Notes”, “December SPA, December Common Warrants, and December SPA Notes”, and “Unsecured SPA, Unsecured SPA Warrants, and Unsecured SPA Notes”.

The following table sets forth information provided by or on behalf of each Selling Securityholder as of January 28, 2026 regarding the aggregate number of shares of Class A Common Stock (including shares of Class A Common Stock issuable upon conversion of Subject Notes and Bitron Settlement Shares) that may be offered from time to time by each Selling Securityholder pursuant to this prospectus and any accompanying prospectus supplement, and percentage ownership of, each Selling Securityholder after the sale of securities offered hereby.

The applicable beneficial ownership percentages prior to the offering set forth in the second column of the table below are based on 205,376,816 shares of Class A Common Stock issued and outstanding as of January 28, 2026 (excluding, for this purpose, 6,667 shares of Class B Common Stock held by FF Top as of January 28, 2026), and do not take into account the issuance of any shares of Class A Common Stock upon the exercise of warrants to purchase up to 18,687,019 shares of Class A Common Stock that remain outstanding, the exercise of any of the 2,263 outstanding options and vesting of 79 unvested RSUs (all as of January 28, 2026), and the applicable beneficial ownership percentages after the offering in the fourth column of the table below are based on 215,794,919 shares of Class A Common Stock outstanding after the offering.

Under the terms of the Subject Notes, a Selling Securityholder may not convert the applicable Subject Notes to the extent (but only to the extent) such Selling Securityholder or any of its affiliates would beneficially own a number of shares of our Class A Common Stock which would exceed 4.99% or 9.99%, as applicable (the “Maximum Percentage”) of our outstanding shares. The number of shares in the second column of the table below reflects these limitations.

For purpose of the calculations of the shares of Class A Common Stock to be sold by a particular Selling Securityholder pursuant to this prospectus as listed in the third column of the table below we are assuming, that (i) an event of default under the Subject Notes has not occurred, (iii) the March Incremental Notes are converted at an Adjusted Conversion Price of $1.16, (iv) the December Incremental Notes are converted at an Adjusted Conversion Price of $1.16, (v) the August Additional May 2023 Notes are converted at an Adjusted Conversion Price of $1.16, and (vi) the September Incremental Notes are converted at an Adjusted Conversion Price of $1.16.

The fourth column of the table below represents the amount of shares of Class A Common Stock that will be held by the Selling Securityholders after completion of this offering based on the assumptions that (a) all shares of Class A Common Stock underlying the Subject Notes, as applicable, registered for sale by the registration statement of which this prospectus forms a part will be sold, and (b) no other shares of Class A Common Stock are acquired or sold by the Selling Securityholders prior to completion of this offering. However, the Selling Securityholders are not obligated to sell all or any portion of the shares of our Class A Common Stock offered pursuant to this prospectus. See “Plan of Distribution.” In particular, the Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities. Any changed or new information given to us by the Selling Securityholders, including regarding the identity of, and the securities held by, each Selling Securityholder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary.

	Number of Shares of Class A Common Stock Beneficially Owned Prior to the Offering (1)			Number of Shares of Class A Common Stock	Number of Shares of Class A Common Stock Owned After Offering (1)(2)(3)
Name of Selling Securityholder	Number		Percent of Ownership	Being Offered (2)	Number		Percent of Ownership
V W Investment Holding Limited (4)	22,794,294		9.99%	6,700,000	23,537,911		9.99%
Daguan International Limited (5)	9,879,000		4.59%	7,657,471	2,221,529		1.03%
FF Vitality Ventures LLC (6)	7,782,059	(7)	3.65%	6,000,000	1,782,059	(7)	0.84%
Haofan International Limited (8)	4,418,103		2.11%	4,418,103	0		0%
Bitron, S.P.A. (9)	153,020		* %	153,020	0		0%

*	less than 1%

(1)	Applicable percentage ownership is based on 205,376,816 shares of Class A Common Stock outstanding as of January 28, 2026, and based on 215,794,919 shares of Class A Common Stock outstanding after the offering.

(2)	Assumes the sale of all shares being offered pursuant to this prospectus.

(3)	Represents the amount of shares that will be held by the Selling Securityholders after completion of this offering based on the assumptions that (a) all shares of Class A Common Stock underlying the Subject Notes registered for sale by the registration statement of which this prospectus forms a part will be sold, and (b) no other shares of Class A Common Stock are acquired or sold by the Selling Securityholders prior to completion of this offering. However, the Selling Securityholders may sell all, some or none of such shares offered pursuant to this prospectus and may sell other shares of Class A Common Stock that they may own pursuant to another registration statement under the Securities Act or sell some or all of their shares pursuant to an exemption from the registration provisions of the Securities Act, including under Rule 144.

(4)	“Number of Shares of Class A Common Stock Beneficially Owned Prior to the Offering” consists of shares of Class A Common Stock V W Investment Holding Limited (“V W Investment”) beneficially owns as of January 28, 2026, after giving effect to a Maximum Percentage of 9.99%. Without regard to the Maximum Percentage, as of January 28, 2026, V W Investment would beneficially own an aggregate of 42,690,198 shares of our Class A Common Stock, consisting of (i) 13,573,180 shares of our Class A Common Stock; (ii) 29,117,018 shares of Class A Common Stock issuable to V W Investment upon conversion of March SPA Notes, July Initial Notes, September Incremental Notes issuable upon exercise of the September Incremental Warrants, December Incremental Notes issuable upon exercise of the December Incremental Warrants and March Incremental Notes issuable upon exercise of the March Incremental Warrants, all calculated using an Adjusted Conversion Price of $1.16, and upon exercise of December Warrants, March Common Warrants, and July Common Warrant. “Number of Shares of Class A Common Stock Being Offered” includes 6,700,000 shares of Class A Common Stock. The address of V W Investment is Sea Meadow House (P.O. Box 116) Road Town, Tortola, British Virgin Islands.

(5)	“Number of Shares of Class A Common Stock Beneficially Owned Prior to the Offering” consists of shares of Class A Common Stock Daguan International Limited (“Daguan”) beneficially owns as of January 28, 2026, which includes (i) 7,829,820 shares of our Class A Common Stock; (ii) 2,049,180 shares of Class A Common Stock to Daguan upon exercise of March Common Warrants. “Number of Shares of Class A Common Stock Being Offered” includes 7,657,471 shares of Class A Common Stock. The address of Daguan is 14/F, Goldsland Building, 22-26 Minden Avenue, Tsim Sha Tsui, Kowloon, Hong Kong.

(6)	ATW Partners Opportunities Management, LLC (the “Investment Manager”) acts as the investment manager of FF Vitality Ventures LLC (“FF Vitality Ventures”) and may be deemed to have voting and dispositive power with respect to the shares of Class A Common Stock held by FF Vitality Ventures. Antonio Ruiz-Gimenez and Kerry Propper serve as the managing members of the Investment Manager, and in their capacities as managing members, may also be deemed to have investment discretion and voting power over the shares of Class A Common Stock held by FF Vitality Ventures. The Investment Manager and the managing members each disclaim beneficial ownership of the shares held by FF Vitality Ventures. The address of the principal business office of each of the Investment Manager and FF Vitality Ventures is 1 Pennsylvania Plaza, Suite 4810, New York, New York 10119.

(7)	Class A Common Stock beneficially owned as of January 28, 2026 by each of FF Vitality Ventures, FF Ventures SPV IX LLC, FF Venturas SPV X LLC, FF Aventuras SPV XI LLC, FF Adventures SPV XVIII LLC, FF Simplicity Ventures LLC, and FF Prosperity Ventures LLC (collectively, the “Funds”) which entities are under common control, after giving effect to a Maximum Percentage of 9.99%. Without regard to the Maximum Percentage, as of January 28, 2026, each of the Funds would beneficially own an aggregate number of 7,255,121 shares of our Class A Common Stock consisting of (A) 7,255,121 shares of our Class A Common Stock beneficially owned by FF Vitality Ventures, consisting of (i) 1,381 shares of our Class A Common Stock underlying the Pre-existing SPA Warrants previously acquired by this selling securityholder, none of which are being registered under this prospectus; (ii) 507 shares of our Class A Common Stock underlying the Unsecured SPA Warrants previously acquired by this selling securityholder, none of which are being registered under this prospectus; and (iii) 2,657,328 shares of Class A Common Stock underlying the outstanding November Additional May 2023 Unsecured Note, converted at an adjusted conversion price of $1.16, and (iv) 4,595,905 shares of Class A Common Stock underlying the outstanding August Additional May 2023 Unsecured Note, converted at an adjusted conversion price of $1.16, and (v) 0 shares of our Class A Common Stock underlying the outstanding June Additional May 2023 Unsecured Note, converted at an adjusted conversion price of $1.16, 6,000,000 shares of such shares of Class A Common Stock underlying the outstanding Additional May 2023 Unsecured Notes, are being registered pursuant to the registration statement of which this prospectus forms a part; (B) 76 shares of our Class A Common Stock beneficially owned by FF Ventures SPV IX LLC consisting entirely of 76 shares of our Class A Common Stock underlying the Pre-existing SPA Warrants previously acquired by this selling securityholder, none of which are being registered under this prospectus; (C) 55 shares of our Class A Common Stock beneficially owned by FF Venturas SPV X LLC consisting entirely of 55 shares of our Class A Common Stock underlying the Pre-existing SPA Warrants previously acquired by this selling securityholder, none of which are being registered under this prospectus; (D) 34 shares of our Class A Common Stock beneficially owned by FF Aventuras SPV XI LLC consisting entirely of 34 shares of our Class A Common Stock underlying the Pre-existing SPA Warrants previously acquired by this selling securityholder, none of which are being registered under this prospectus; (E) 109 shares of our Class A Common Stock beneficially owned by FF Adventures SPV XVIII LLC consisting entirely of 109 shares of our Class A Common Stock underlying the Pre-existing SPA Warrants previously acquired by this selling securityholder, none of which are being registered under this prospectus; (F) 525,650 shares of our Class A Common Stock beneficially owned by FF Simplicity Ventures LLC, consisting entirely of 525,650 shares of our Class A Common Stock underlying the Pre-existing SPA Warrants previously acquired by this selling securityholder, none of which are being registered under this prospectus; and (G) 1,014 shares of our Class A Common Stock beneficially owned by FF Prosperity Ventures LLC consisting entirely of 1,014 shares of our Class A Common Stock underlying the Pre-existing SPA Warrants previously acquired by this selling securityholder, none of which are being registered under this prospectus.

(8)	Number of Shares of Class A Common Stock Beneficially Owned Prior to the Offering” consists of shares of Class A Common Stock Haofan International Limited (“Haofan”) beneficially owns as of January 28, 2026. “Number of Shares of Class A Common Stock Being Offered” includes 4,418,103 shares of Class A Common Stock issuable upon conversion of September Incremental Notes, which were issued upon exercise of certain September Incremental Warrants, calculated using an Adjusted Conversion Price of $1.16. The address of Haofan is Room C05, Flat A, 2/F, Tontex Industrial Building, 2-4 Sheung Hei Street, San Po Kong, Hong Kong.

(9)	“Number of Shares of Class A Common Stock Beneficially Owned” consists of shares of Class A Common Stock Bitron beneficially owns as of January 28, 2026, which were issued pursuant to the Bitron Settlement Agreement. Pursuant to the Bitron Settlement Agreement, the Company agreed to issue $223,409 worth of Class A Common Stock to Bitron, with the number of shares based on a per share price of $1.46, which was the closing price of the Class A Common Stock on October 20, 2025, the trading day prior to the issuance of the Bitron Settlement Shares.

DESCRIPTION OF SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our Amended and Restated Charter, our Amended and Restated Bylaws and the warrant-related documents described herein, which are exhibits to the registration statement of which this prospectus is a part. We urge to you read each of the Amended and Restated Charter, the Amended and Restated Bylaws and the warrant-related documents described herein in their entirety for a complete description of the rights and preferences of our securities.

General

The Amended and Restated Charter, as amended, authorizes the issuance of up to the Corporation is authorized to issue is 250,401,985 shares, consisting of two classes of stock: (i) 232,470,985 shares Common Stock, and (ii) 17,931,000 shares of Preferred Stock $0.0001 par value per share (the “Preferred Stock”). The class of Common Stock shall be divided into two series of stock composed of (i) 228,041,297 shares of Class A Common Stock (the “Class A Common Stock”), and (ii) 4,429,688 shares of Class B Common Stock (the “Class B Common Stock”). For the avoidance of doubt, the Class A Common Stock and Class B Common Stock are separate series within a single class of Common Stock, and are referred to herein together as the “Common Stock.”

As of January 28, 2026, there were outstanding 205,376,816 shares of Class A Common Stock, 6,667 shares of Class B Common Stock, 2,453 Public Warrants, 12 Private Warrants, 5,776,657 NPA Warrants, an aggregate of 5,259 Pre-existing SPA Warrants and warrants underlying the Original Unsecured SPA, September Junior Secured Notes with an aggregate principal amount of $10,807,470, 524,810 September Common Warrants, December Unsecured Notes with an aggregate principal amount of $2,033,324, 6,185,791December Warrants, March Unsecured Notes with an aggregate principal amount of $1,500,000, 2,049,180 March Common Warrants, 329,268 shares of Series B Preferred Stock, and March Incremental Warrants to purchase March Incremental Notes in an aggregate principal amount up to $21,021,368 and up to an additional 16,295,634 March Common Warrants and 4,614,447 shares of Series B Preferred Stock, July Unsecured Notes with an aggregate principal amount of $37,592,271.44, 4,142,857 July Common Warrants, 6,813,785 shares of Series B Preferred Stock.

Common Stock

As of the date of this prospectus, the holders of Class A Common Stock and Class B Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. Pursuant to the Amended Shareholder Agreement, FF Top informed the Company that it expects the Company will submit a proposal to the Company stockholders for approval to amend the Amended and Restated Charter to provide that (i) the voting power of the Company’s Class B Common Stock, of which FF Global owns all outstanding shares, will be ten votes per share and (ii) the voting power of the Company’s Class B Common Stock will increase from ten votes per share to twenty votes per share following the occurrence of a Qualifying Equity Market Capitalization.

A “Qualifying Equity Market Capitalization” means FF, at the end of any 20 consecutive trading days, has a volume weighted average total equity market capitalization of at least $20.0 billion as determined by multiplying the average closing sale price per share of Class A Common Stock on the Nasdaq (or such other securities exchange on which PSAC’s securities are then listed for trading) at the time of determination by the then total number of issued shares of Class A Common Stock, Class B Common Stock and other shares of FFAI.

Until such proposal is approved and the Amended and Restated Charter is amended accordingly, the holders of Class B Common Stock are entitled to one vote for each share held of record, and a $20.0 billion equity market capitalization would be required to increase the voting power of the Class B Common Stock to ten votes per share.

Shares of Class B Common Stock have the right to convert into shares of Class A Common Stock at any time at the rate of one share of Class A Common Stock for each share of Class B Common Stock. Class A Common Stock does not have the right to convert into Class B Common Stock.

There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the voting power represented by shares of Common Stock voted for the election of directors can elect all of the directors.

Holders of Common Stock will not have any conversion, preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to the Common Stock.

Preferred Stock

The Amended and Restated Charter authorizes the issuance of 17,931,000 shares of Preferred Stock with such designations, rights and preferences as may be determined from time to time by the Board. The Board is empowered, without stockholder approval, to issue the preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of Common Stock; provided that any issuance of Preferred Stock with more than one vote per share will require the prior approval of the holders of a majority of the outstanding shares of Class B Common Stock. In addition, the Preferred Stock could be utilized as a method of discouraging, delaying or preventing a change in control of FF.

Series B Preferred Stock

Convertibility. The shares of Series B Preferred Stock are not convertible into, or exchangeable for, shares of any other class or series of stock or other securities of the Company.

Dividends. The shares of Series B Preferred Stock are not entitled to receive dividends.

Voting. Each share of Series B Preferred Stock has one vote on all matters submitted to a vote of the stockholders of the Company.

Rank; Liquidation. Upon a liquidation, bankruptcy, reorganization, merger, acquisition, sale, dissolution or winding up of the Company, whether voluntarily or involuntarily, pursuant to which assets of the Company or consideration received by the Company are to be distributed to the stockholders, each holder of Series B Preferred Stock is entitled to receive, before any payment is made to the holders of Common Stock by reason of their ownership thereof, an amount per share of Series B Preferred Stock equal to (a) (i) the aggregate outstanding principal amount of such holder’s March Unsecured Notes (as defined below) minus (ii) the amount received by such holder from the Company pursuant to such holder’s March Unsecured Notes in connection with such liquidation divided by (b) the number of shares of Series B Preferred Stock held by the holder at the time of such liquidation.

Transfer Restrictions. The shares of Series B Preferred Stock are not transferrable at any time without the prior written consent of the Company’s board of directors.

Redemption. Upon conversion by a holder of Series B Preferred Stock of each March Unsecured Note or March Incremental Note held by such holder, each issued pursuant to the March SPA, a number of shares of Series B Preferred Stock equal to the number of shares of Common Stock received by such noteholder upon conversion of such noteholder’s March Unsecured Note or March Incremental Note will automatically be redeemed by the Company for no consideration, without any further action by the Company or such noteholder, and such redeemed shares will no longer be deemed to be outstanding.

Description of Warrants

Public Warrants and Private Warrants

As of January 28, 2026, FF has Public Warrants outstanding to purchase an aggregate of 2,453 shares of Class A Common Stock and 12 Private Warrants outstanding to purchase an aggregate of 2,465 shares of Class A Common Stock. References in this “Public Warrants and Private Warrants” subsection to “Warrant” or “Warrants” refer only to the Public Warrants and Private Warrants. Each outstanding whole Warrant represents the right to purchase one share of Class A Common Stock at a price of $110,400 per share, subject to adjustment as discussed below, at any time commencing on the later of 30 days after the consummation of a business combination and 12 months from the closing of the initial public offering.

No Warrants will be exercisable for cash unless there is an effective and current registration statement covering the shares of Class A Common Stock issuable upon exercise of the Warrants and a current prospectus relating to such shares of Class A Common Stock. Notwithstanding the foregoing, if a registration statement covering the shares of Class A Common Stock issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of the Business Combination, Warrant holders may, until such time as there is an effective registration statement and during any period when FF shall have failed to maintain an effective registration statement, exercise Warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their Warrants on a cashless basis. In the event of such cashless exercise, each holder would pay the exercise price by surrendering the Warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of the shares of Class A Common Stock for the 5 trading days ending on the trading day prior to the date of exercise. The Warrants will expire on the fifth anniversary of completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Private Warrants, as well as any Warrants underlying additional units issued to the PSAC Sponsor or PSAC’s officers, directors or their affiliates in payment of working capital loans, are identical to the Warrants underlying the units offered in the initial public offering except that such Warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and will not be redeemable by FF, in each case so long as they are still held by the PSAC Sponsor or its permitted transferees.

FF may call the Warrants for redemption (excluding the Private Warrants and any Warrants underlying additional units issued to the PSAC Sponsor, PSAC’s officers, directors or their affiliates in payment of working capital loans made to PSAC), in whole and not in part, at a price of $0.01 per Warrant,

●	at any time while the Warrants are exercisable;

●	upon not less than 30 days’ prior written notice of redemption to each Warrant holder;

●	if, and only if, the reported last sale price of the shares of Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing at any time after the Warrants become exercisable and ending on the third business day prior to the notice of redemption to Warrant holders; and

●	if, and only if, there is a current registration statement in effect with respect to the shares underlying such Warrants.

The right to exercise will be forfeited unless the Warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a Warrant will have no further rights except to receive the redemption price for such holder’s Warrant upon surrender of such Warrant.

If FF calls the Warrants for redemption as described above, its management will have the option to require all holders that wish to exercise Warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the Warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the shares of Class A Common Stock for the five trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants.

The exercise price and number of shares of Class A Common Stock issuable on exercise of the Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or FF’s recapitalization, reorganization, merger or consolidation. However, the Warrants will not be adjusted for issuances of shares of Class A Common Stock at a price below their respective exercise prices.

The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of the Warrant agent, with the exercise form on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of Warrants being exercised. The Warrant holders do not have the rights or privileges of holders of shares of Class A Common Stock and any voting rights until they exercise their Warrants and receive shares of Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Warrant holders may elect to be subject to a restriction on the exercise of their Warrants such that an electing Warrant holder would not be able to exercise their Warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of the shares of Class A Common Stock outstanding.

No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, FF will, upon exercise, round up to the nearest whole number of shares of Class A Common Stock to be issued to the Warrant holder.

NPA Warrants

On August 5, 2021, the Company entered into a Note Purchase Agreement (“Note Agreement”) with a private credit investor and its affiliates. The Note Agreement primarily served as a loan agreement with a principal amount of approximately $85 million. Pursuant to the Note Agreement, the Company originally issued 670,092 warrants with an original exercise price of $10 per share. Under the anti-dilution provision in the Note Agreement, the investor became entitled to additional warrants due to subsequent stock issuance events. As of December 31, 2023, the number of shares underlying this NPA Warrants totaled 228,482 (post all reverse stock splits). Following certain stock issuance events in 2024, including a $30 million offering on September 5, 2024, the total Ares NPA Warrants increased to 5,776,657 as of December 31, 2024, which the Company accounted for under a conservative approach. The warrant increase adjustments were determined based on a specific formula under the anti-dilution clause outlined in the agreement. However, the enforceability and applicability of these anti-dilution adjustments may be explicitly tied to the duration of the note. Given that the note was fully repaid in 2023 and is no longer outstanding, the enforceability of the adjustments under the anti-dilution clause could be subject to further legal interpretation and analysis.

Pre-existing SPA Warrants and Pre-existing SPA Notes

On August 14, 2022, FFAI entered into a Securities Purchase Agreement (the “Pre-existing SPA”) with an institutional investor (“Institutional Investor No. 1”), in its capacity as administrative agent and collateral agent (in such capacity, the “Agent”), and certain purchasers including Institutional Investor No. 1 and RAAJJ Trading LLC (“RAAJJ”) (collectively with additional purchasers from time to time party thereto, the “Investors”), to issue and sell: $27.0 million aggregate principal amount of FFAI’s senior secured convertible notes (the “Initial Bridge Notes”); $10.0 million in aggregate principal amount of FFAI’s senior secured convertible notes (the “Second Bridge Notes”) on the 20th business day following the closing of the Initial Bridge Notes, subject to certain closing conditions; and $15.0 million in aggregate principal amount of FFAI’s senior secured convertible notes (the “Third Bridge Notes” and with the Initial Bridge Notes and the Second Bridge Notes, the “Bridge Notes”) on or prior to October 11, 2022, subject to certain closing conditions. Under the Pre-existing SPA (as amended by the Pre-existing SPA Amendment (as defined below), FFAI is permitted to obtain incremental senior secured convertible notes in an aggregate principal amount of $243.0 million within three months after the closing of the Initial Bridge Notes (the “Pre-existing Incremental Notes” and together with the Bridge Notes, the “Pre-existing SPA Notes”). Each of the exercise prices and conversion prices disclosed herein refer to the original exercise prices and conversion prices of the Pre-existing SPA Warrants (as defined below) and Pre-existing SPA Notes, respectively, without taking into account subsequent reverse stock splits. FFAI is in active discussions with several potential additional Investors of the Pre-existing SPA Notes and other debt and equity investments in FFAI, but there is no assurance that any additional Pre-existing SPA Notes will be issued under the Pre-existing SPA. Additionally, certain investors under the Pre-existing SPA may not fund their commitments until the Company increases the number of authorized shares of its Class A Common Stock and registers the securities underlying the Pre-existing SPA Warrants and Pre-existing SPA Notes in an effective registration statement. The Pre-existing SPA Notes are subject to an original issue discount of 10%, and were originally convertible into shares of Class A Common Stock at various conversion prices between $0.2275 and $1.05 per share, plus an interest make-whole amount as set forth in the Pre-existing SPA and the Pre-existing SPA Notes, subject to customary adjustments, including (1) full ratchet anti-dilution price protection (provided that, pursuant to the Fourth Amendment (as defined below), the effective conversion price for any such interest make-whole amount payable in shares of Class A Common Stock must not be lower than $0.21, and any such interest make-whole amount can only be paid in shares of Class A Common Stock if certain price and volume requirements of Class A Common Stock are met) (2) exercise price adjustments pursuant to subsequent events, including reverse stock split, and subsequent financings with lower exercise and conversion prices and (3) customary waivers agreed upon between the holders and the Company. The shares of Class A Common Stock issuable upon conversion of the Pre-existing SPA Notes are not transferable for six months without the prior written consent of FFAI (which consent shall not be unreasonably withheld). On August 16, 2022, the Company received the $27.0 million aggregate principal amount of the Initial Bridge Notes.

The Pre-existing SPA Notes are secured by the grant of a first priority perfected lien upon substantially all of the personal and real property of FFAI and its subsidiaries, as well as guaranty by substantially all of FFAI’s domestic subsidiaries. Pursuant to the Sixth Amendment (defined below) the Pre-existing SPA Notes mature on the sixth anniversary of the issuance date of the applicable Pre-existing SPA Note or earlier under certain conditions set forth in the Pre-existing SPA. The Pre-existing SPA Notes accrue interest at 10% per annum, provided that, subject to certain conditions set forth in the Pre-existing SPA, FFAI may elect to pay such interest in shares of Class A Common Stock if FFAI also pays the Investors an additional cash interest payment equal to 5% per annum. Except in the case of a mandatory prepayment pursuant to the Pre-existing SPA, if any of the Pre-existing SPA Notes are prepaid, repaid, reduced, refinanced, or replaced in whole or in part prior to the October 27, 2028 maturity date, then FFAI shall pay to the Investor a premium percentage” in an amount ranging from 0% to 10% of the principal amount of such Pre-existing SPA Notes determined in accordance with a schedule set forth in the Pre-existing SPA. Pursuant to the Pre-existing SPA, each Investor that then owns at least $25.0 million principal amount of Pre-existing SPA Notes (when aggregated with any affiliates of such Investor) shall have customary preemptive rights to participate in any future financing by FFAI as provided in the Pre-existing SPA.

As a closing condition under the Pre-existing SPA for funding of each of the Bridge Notes, FFAI is required to deliver to each of the Investors a warrant (a “Pre-existing SPA Warrant”) registered in the name of such Investor to purchase up to a number of shares of Class A Common Stock equal to 33% of such shares issuable to such Investor upon conversion of the Note, with an exercise price equal to $5.00 per share, subject to customary full ratchet anti-dilution price protection and other adjustments, and are exercisable for seven years on a cash or cashless basis. FFAI may repurchase the Pre-existing SPA Warrants for $0.01 per Pre-existing SPA Warrant share if and to the extent the volume weighted average prices of the Class A Common Stock during 20 of out 30 trading days prior to the repurchase is greater than $15.00 per share, subject to certain additional conditions.

In addition, under the Pre-existing SPA, the funding of each of the Bridge Notes is subject to the satisfaction of the following closing conditions: (a) FFAI shall have duly honored all conversions and redemptions scheduled to occur or occurring by virtue of one or more Notices of Conversion of the Investor pursuant to the Pre-existing SPA Notes, if any, (b) FFAI shall have paid all liquidated damages and other amounts owing to an Investor in respect of the transaction documents pursuant to the Pre-existing SPA, (c) FFAI shall have satisfied the current public information requirements under Rule 144 under the Securities Act of 1933 on the applicable closing date, or on the applicable closing date there is an effective registration statement pursuant to which the holder is permitted to utilize the prospectus thereunder to resell all of the shares of Class A Common Stock issuable pursuant to the Pre-existing SPA, (d) FFAI’s shares of Common Stock are trading on a trading market and all of the shares issuable pursuant to the transaction documents under the Pre-existing SPA are listed or quoted for trading on such trading market, and FFAI believes such trading will continue uninterrupted for the foreseeable future, (e) there is a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock for the issuance of all of the shares then issuable pursuant to the transaction documents under the Pre-existing SPA, (f) there is no existing event of default as defined in the Pre-existing SPA and no existing event which, with the passage of time or the giving of notice, would constitute such an event of default, and (g) the applicable Investor is not in possession of any information provided by FFAI, or any of its subsidiaries, or any of their officers, directors, employees, agents or affiliates, that constitutes, or may constitute, material non-public information. Each Investor has the option to purchase additional senior secured convertible notes and Pre-existing SPA Warrants of FFAI on the same terms as the Pre-existing Incremental Notes in an aggregate amount not to exceed the initial principal amount of the Bridge Notes and Pre-existing Incremental Notes issued to such Investor (the “Tranche B Notes”), subject to certain conditions.

Pursuant to the Pre-existing SPA, FFAI has agreed to use reasonable best efforts to hold a special meeting of stockholders to obtain stockholder approval, as is required by the Nasdaq listing rules, with respect to the issuance of any shares of Class A Common Stock in excess of 19.99% of the issued and outstanding shares of the Class A Common Stock upon conversion of the Pre-existing SPA Notes and exercise of the Pre-existing SPA Warrants being issued to the Investors pursuant to the Pre-existing SPA. At a special meeting of FFAI stockholders held on November 3, 2022, FFAI stockholders approved such issuance under the Nasdaq listing rules.

On September 23, 2022, the Pre-existing SPA was amended pursuant to Amendment No. 1 to the Pre-existing SPA and Convertible Senior Secured Promissory Notes (the “Pre-existing SPA Amendment”), pursuant to which, the Investors agreed to accelerate such funding obligations, with $7.5 million aggregate principal amount of such notes (the “Third Bridge Notes”) being funded and issued on September 23, 2022, and the remaining $7.5 million aggregate principal amount (the “Fourth Bridge Notes”) being funded and issued on October 11, 2022. The Investors also agreed under the Pre-existing SPA Amendment to purchase an additional $5.0 million in aggregate principal amount of FFAI’s senior secured convertible notes (the “Fifth Bridge Notes” and together with the Third Bridge Notes and Fourth Bridge Notes, the “Additional Bridge Notes”) upon the filing by FFAI of an amendment to FFAI’s registration statement on Form S-1 (File No. 333-258993), subject to certain closing conditions; however, the commitment to purchase the Fifth Bridge Notes automatically terminated upon the funding of the initial $10.0 million tranche of Pre-existing SPA Notes to Senyun, which occurred on October 27, 2022. The Additional Bridge Notes were originally convertible into shares of Class A Common Stock at a conversion price equal to $1.05, mature on the sixth anniversary of the issuance date of the applicable Pre-existing SPA Note 2028 (or earlier under certain conditions set forth in the Pre-existing SPA) and are otherwise subject to the same terms and conditions disclosed by FFAI in the Pre-existing SPA as applicable to the Notes and Bridge Notes described therein.

As a closing condition under the Pre-existing SPA Amendment for funding of each of the Additional Bridge Notes, FFAI is required to deliver to each of the Investors a Pre-existing SPA Warrant registered in the name of such Investor to purchase up to a number of shares of Class A Common Stock equal to 33% of such shares (except for the Fifth Bridge Notes, which shall equal 100% of such shares) issuable to such Investor upon conversion of such Additional Bridge Note, with an exercise price equal to $5.00 per share, subject to full ratchet anti-dilution price protection and other adjustments, and are exercisable for seven years on a cash or cashless basis. FFAI may repurchase the Pre-existing SPA Warrants for $0.01 per warrant share if and to the extent the volume weighted average prices of FFAI’s Class A Common Stock during 20 of out 30 trading days prior to the repurchase is greater than $15.00 per share, subject to certain additional conditions. On September 23, 2022, FFAI issued a Pre-existing SPA Warrant to an Investor exercisable for 920,074 shares of Class A Common Stock, concurrent with the funding of the $7.5 million Third Bridge Notes commitment, and on October 11, 2022, FFAI issued a Pre-existing SPA Warrant to tan Investor exercisable for 2,357,142 shares of Class A Common Stock, concurrent with the funding of the $7.5 million Fourth Bridge Notes commitment. Additionally, the Pre-existing SPA Amendment has removed the 6-month lock-up period that otherwise applies to certain Initial Bridge Notes (the “Existing Initial Bridge Notes”) issued to the Investors, reduced the conversion price of such Initial Bridge Notes to $1.05, reduced the lock-up period that otherwise applies to certain Second Bridge Notes (the “Existing Second Bridge Notes,” and together with the Existing Initial Bridge Notes, the “Existing Notes”) issued to the Investors from 6 months to 3 months and similarly reduced the lock-up period that otherwise applies to each Third Bridge Note, Fourth Bridge Note, Fifth Bridge Note, and other Pre-existing Incremental Notes from 6 months to 3 months. The Pre-existing SPA Amendment also provides that the Existing Notes will be secured by the grant of a second lien upon substantially all of the personal and real property of FFAI and its subsidiaries, as well as guaranty by substantially all of FFAI’s domestic subsidiaries.

As additional consideration for the Agent’s entering into the Pre-existing SPA Amendment, FFAI has also issued to the Agent a warrant to purchase 10 shares of Class A Common Stock (the “Adjustment Warrant”). The terms of the Adjustment Warrants are the same as the Pre-existing SPA Warrants described above, except that the Adjustment Warrant (i) has an exercise price equal to $0.50 per share and (ii) does not have the optional repurchase provision described above if stock trades above $15.00 per share. The full ratchet anti-dilution price provision in the Pre-existing SPA Warrants held as of the date of the Pre-existing SPA Amendment by the ATW Investors was waived in connection with the Adjustment Warrant.

On September 25, 2022, FFAI entered into a Joinder and Amendment Agreement to the Pre-existing SPA (the “Joinder”) with Senyun, the agent, as administrative agent, collateral agent, and Investors, pursuant to which the Senyun agreed to purchase incremental notes under the Pre-existing SPA in an aggregate principal amount of up to $60.0 million in certain installments. Pursuant to the Joinder, Senyun has all of the same rights and obligations as a Purchaser under the Pre-existing SPA and all documents, instruments and agreements contemplated therein or thereby (collectively, and together with the Joinder, the “Financing Documents”). In addition to Senyun’s commitment as set forth in the Joinder, the Joinder effectuated certain other amendments to the Pre-existing SPA, including, among other things, permitting the Pre-existing SPA Notes to be funded in accordance with the Joinder.

On October 24, 2022, FFAI entered into a Limited Consent and Third Amendment to the Pre-existing SPA (the “Third Amendment”) with Institutional Investor No. 1 as administrative and collateral agent and purchaser, Senyun as purchaser, and RAAJJ as purchaser, pursuant to which the maturity date for the Pre-existing SPA Notes was extended from August 14, 2026 to October 27, 2028 (i.e., the sixth anniversary of the first funding date of Senyun’s purchase of Pre-existing SPA Notes) or such earlier date that the Pre-existing SPA Notes become due and payable pursuant to the Pre-existing SPA (the “Maturity Date Extension”). As a result of the Maturity Date Extension, the total number of shares of Class A Common Stock issuable under the Pre-existing SPA is increased as compared to such number of shares issuable under the Pre-existing SPA prior to the Third Amendment. The Maturity Date Extension increases the interest make-whole amount as set forth in the Pre-existing SPA and the Pre-existing SPA Notes payable upon conversion of the Pre-existing SPA Notes, as such interest make-whole amount includes all interest that would otherwise accrue on the Pre-existing SPA Notes if such Pre-existing SPA Notes were held until the October 27, 2028 maturity date.

As revised under the Third Amendment, Senyun has agreed to acquire Notes from FFAI according to the following schedule: (a) $10.0 million in principal amount of incremental notes under the Pre-existing SPA on the earlier of 3 business days (x) after September 25, 2022 and (y) following the completion of FFAI’s due diligence review of Senyun, to be completed no later than October 31, 2022 (the “First Senyun Funding Date”); (b) $10.0 million in principal amount of Notes on a date that is no later than the later of (x) 14 business days after the First Senyun Funding Date and (y) the receipt of approval of FFAI’s stockholders under the applicable rules and regulations of Nasdaq of the issuance of all of the shares of Class A Common Stock underlying the various convertible notes and warrants of the Company issued and issuable pursuant to the Financing Documents in excess of 19.99% of the issued and outstanding shares of FFAI Class A Common Stock (the “Stockholder Approval”), which Stockholder Approval was obtained on November 3, 2022, and which was funded on November 15, 2022; (c) $10.0 million in principal amount of Notes on a date that is no later than 15 business days after the later of (x) the effective date of FFAI’s registration statement on Form S-1 (File No. 333-258993), which registration statement was declared effective by the SEC on February 8, 2023, and (y) receipt of the Stockholder Approval, and which was funded on different dates in December 2022; (d) $10.0 million in principal amount of Notes within 30 business days after the later of (x) the effective date of the above noted Form S-1 and (y) receipt of the Stockholder Approval; and (e) $20.0 million in principal amount of Notes on a date that is no later than 10 business days after the latest of (x) official delivery of the Company’s FF 91 vehicle to the first batch of bona fide customers is made, (y) the effective date of the above noted Form S-1 and (z) receipt of the Stockholder Approval.

In addition, pursuant to the Third Amendment, each Purchaser and the Agent waived certain defaults and events of default under the Financing Documents arising from (i) any amounts owed as of the First Senyun Funding Date by FFAI or its subsidiaries to their respective trade counterparties, suppliers, vendors or, in each case, other similar counterparties, that remain unpaid after the First Senyun Funding Date, (ii) any reduction in the workforce of FFAI or its subsidiaries or any additional reduction in such workforce that occurs after September 23, 2022, and/or (iii) any reasonably foreseeable consequence in respect of any of the foregoing clauses (i) or (ii).

On November 8, 2022, FFAI entered into a Limited Consent and Amendment to the Pre-existing SPA (the “Fourth Amendment”) with Institutional Investor as administrative and collateral agent and purchaser, Senyun as purchaser, and RAAJJ as purchaser, pursuant to which the parties agreed that (i) in no event will the effective conversion price of any interest or interest make-whole amount payable in shares of Class A Common Stock in respect of Pre-existing SPA Notes issued or issuable under the Pre-existing SPA be lower than $0.21 per share of Class A Common Stock, and (ii) in order for the Company to make payment of any interest or interest make-whole amount in shares of Class A Common Stock, certain price and volume requirements must be met, namely that (x) the VWAP of the Class A Common Stock is not less than $0.21 per share on any trading day during the preceding seven trading day period, and (y) the total volume of the Class A Common Stock does not drop below $1.5 million on any trading day during the same period (in each case, as adjusted for any stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions). On different dates in December 2022, Senyun funded aggregated amounts of $10.0 million in gross proceeds pursuant to the Joinder. The Company received $9.0 million from such funding, net of original issue discount and transaction costs.

On December 28, 2022, FFAI entered into a Letter Agreement and Amendment to the Pre-existing SPA (the “Senyun Amendment”) with Institutional Investor No. 1 as administrative and collateral agent and Senyun as purchaser, pursuant to which Senyun paid to the Company the first $4.0 million of its fourth funding tranche under the Pre-existing SPA on January 3, 2023, as well as $2.0 million on January 6, 2023 and $4.0 million on January 18, 2023. In addition to an amount of $60.0 million already committed by Senyun as part of the Joinder, pursuant to the Senyun Amendment, the Company has agreed to issue and sell to Senyun, subject to the satisfaction of certain conditions (which include agreement by FFAI and Senyun on the terms and conditions of the investment), incremental Pre-existing SPA Notes in an aggregate principal amount of $30.0 million: (i) $10.0 million in principal amount of additional Pre-existing SPA Notes no later than January 31, 2023; (ii) $10.0 million in principal amount of additional Pre-existing SPA Notes no later than February 28, 2023; and (iii) $10.0 million in principal amount of additional Pre-existing SPA Notes no later than March 15, 2023. Pursuant to the Senyun Amendment, the Company has also approved the issuance to Senyun of such number of shares of Class A Common Stock equal to the difference between (x) the actual number of shares of Class A Common Stock previously issued to Senyun upon conversion of $19.0 million in principal amount of Pre-existing SPA Notes and (y) the number of such shares of Class A Common Stock that would have been issued to Senyun had the conversion price applicable to such Pre-existing SPA Notes been $8,568 (pre-reverse stock splits,$0.8925), taking into account any beneficial ownership limitation applicable to Senyun.

On January 25, 2023, FFAI entered into a Limited Consent and Amendment No. 5 to the Pre-existing SPA (the “Fifth Amendment”) with Institutional Investor No. 1 as administrative and collateral agent and Senyun as purchaser, pursuant to which Senyun agreed to purchase $10.0 million in principal amount of additional Pre-existing SPA Notes no later than January 27, 2023, which $10.0 million amount was funded on January 26, 2023. Pursuant to the Fifth Amendment, FFAI also agreed (a) to use commercially reasonable efforts to file an amendment to the registration statement on Form S-1 (File No. 333-268972) no later than January 29, 2023 and to seek effectiveness of this registration statement on or prior to February 10, 2023, which registration statement was declared effective by the SEC on February 8, 2023; (b) to use commercially reasonable efforts to file an additional registration statement on Form S-1 registering the re-sale by Senyun of all remaining shares of Class A Common Stock underlying Senyun’s SPA Notes and SPA Warrants no later than February 10, 2023, which registration statement on Form S-1 (File No. 333-269729) was filed with the SEC on February 13, 2023, and to seek effectiveness of such additional registration statement as promptly as practicable thereafter (which registration statement was declared effective by the SEC on March 22, 2023); (c) to honor the conversion notice submitted by Senyun on January 18, 2023, and to reserve sufficient shares of Class A Common Stock to satisfy the conversion and exercise of all of Senyun’s SPA Notes and SPA Warrants to the extent FFAI has sufficient authorized but unissued or uncommitted shares of Class A Common Stock. Additionally, pursuant to the Fifth Amendment, FFAI and Senyun agreed to use commercially reasonable efforts to enter into definitive documentation as promptly as practicable after the date of the Fifth Amendment, in connection with restructuring of the Pre-existing SPA Notes and Pre-existing SPA Warrants and an additional investment as set forth on the term sheets attached to the Fifth Amendment, which definitive documentation was executed in connection with the Sixth Amendment.

On February 3, 2023, FFAI entered into an Amendment No. 6 to Securities Purchase Agreement (The “Sixth Amendment”) with Institutional Investor No. 1 as administrative and collateral agent and Senyun, FF Top, Institutional Investors, Acuitas and other purchasers, pursuant to which the purchasers thereunder agreed to purchase up to $135.0 million (including $10.0 million previously funded by Senyun as an advanced payment) in aggregate principal amount of FFAI’s senior secured convertible notes (such additional Pre-existing SPA Notes, the “Tranche C Notes”) in accordance with the schedule set forth in the Pre-existing SPA as follows, subject to certain conditions: (i) for Senyun, (A) no later than three business days after the effective date of the Sixth Amendment, the purchase and issuance of $25.0 million in principal amount of Tranche C Notes (which principal amount shall be reduced on a dollar-for-dollar basis by the $10.0 million previously funded by Senyun as an advanced payment) shall take place, pursuant to which, on February 9, 2023 and February 10, 2023, FFAI received aggregate gross proceeds of $15.0 million; (B) no later than ten business days after the effective date of the Sixth Amendment, the purchase and issuance of $25.0 million in principal amount of Tranche C Notes shall take place, pursuant to which, on February 23, 2023, March 3, 2023, March 9, 2023 and March 10, 2023, the Company received aggregate gross proceeds of $25.0 million; and (C) no later than five business days after receipt of (a) approval by FFAI stockholders of an increase in number of authorized shares of Class A Common Stock to 1,690,000,000 (which approval was obtained during the special meeting of stockholders held on February 28, 2023) and filing of an amendment to the Amended and Restated Charter to reflect such increase in authorized shares (which amendment was filed with the Secretary of State of the State of Delaware on March 1, 2023), (b) approval by FFAI stockholders as may be required by applicable Nasdaq rules with respect to transactions contemplated under the Sixth Amendment (which approval was obtained during the special meeting of stockholders held on March 30, 2023), and (c) effectiveness of a registration statement on Form S-1 (File No. 333-269729) registering the shares issuable under the Sixth Amendment (which registration statement was declared effective by the SEC on March 22, 2023), the purchase and issuance of $25.0 million in principal amount of Tranche C Notes shall take place; and (ii) for each other purchaser, (A) no later than three business days after the effective date of the Sixth Amendment, the purchase and issuance of an aggregate principal amount of Tranche C Notes equal to 50% of such purchaser’s commitment in respect of Tranche C Notes as indicated on the commitment schedule in the Pre-existing SPA shall take place, pursuant to which, on February 8, 2023, FFAI received aggregate gross proceeds of $30.0 million; and (B) no later than five business days after receipt of (a) approval by FFAI stockholders of an increase in number of authorized shares of Class A Common Stock to 1,690,000,000 (which approval was obtained during the special meeting of stockholders held on February 28, 2023) and filing of an amendment to the Amended and Restated Charter to reflect such increase in authorized shares (which amendment was filed with the Secretary of State of the State of Delaware on March 1, 2023), (b) approval by FFAI stockholders as may be required by applicable Nasdaq rules with respect to transactions contemplated under the Sixth Amendment (which approval was obtained during the special meeting of stockholders held on March 30, 2023), and (c) effectiveness of a registration statement on Form S-1 (File No. 333-269729) registering the shares issuable under the Sixth Amendment (which registration statement was declared effective by the SEC on March 22, 2023), subject to the purchase and issuance of the remaining aggregate principal amount of the Tranche C Notes equal to 50% of such purchaser’s commitment in respect of Tranche C Notes as indicated on the commitment schedule in the Pre-existing SPA shall take place.

The funding of the Tranche C Notes are subject to the following conditions precedent: (i) with respect to each Tranche C funding following the initial funding made within three business days of the effective date of the Sixth Amendment, delivery by FFAI of a notice identifying the business day of the purchase and issuance of such Tranche C Notes, which date is to be no earlier than two business days and no later than ten business days after the date of such notice; (ii) delivery by FFAI of a warrant registered in the name of such purchaser to purchase up to a number of shares of Class A Common Stock equal to 33% of such purchaser’s conversion shares on the applicable closing date, with an exercise price equal to $1.05 per share, subject to full ratchet anti-dilution price protection and other adjustments as set forth therein and a seven year termination date; (iii) delivery by FFAI to such purchaser of the applicable Tranche C Note; (iv) subject to certain waivers as described in the Pre-existing SPA, there being no default or event of default; (v) payment by FFAI of all legal fees and other transaction expenses incurred by purchasers up to $0.15 million (or $0.3 million in the case of Senyun and Institutional Investor No. 1) in the aggregate, which fees and expenses can be paid by, at FFAI’s option, net funding of the applicable Tranche C Notes; and (vi) that the representations and warranties contained in the related financing agreement are true and correct in all material respects as of the applicable closing dates, as set forth therein.

The Tranche C Notes originally had a $1.05 base conversion price subject to full ratchet anti-dilution price protection and other adjustments as set forth therein, five year interest make-whole (calculated using the greater of (x) $0.21 per share of Class A Common Stock and (y) 90% of the lowest VWAP for the 5 consecutive trading days ending on the trading day that is immediately prior to the date on which interest is paid in shares of Class A Common Stock), 10% per annum interest rate (or 15% if paid in Class A Common Stock subject to certain conditions). The Tranche C Notes and the Tranche D Notes (as defined below) and Pre-existing SPA Warrants are subject to a pro rata cap on conversion or exercise (as applicable) equal to 19.99% of FFAI’s Class A Common Stock and Class B Common Stock as of the date of the Sixth Amendment until receipt of approval by FFAI stockholders as may be required by applicable Nasdaq rules with respect to such conversion or exercise (which approval was obtained during the special meeting of stockholders held on March 30, 2023), including the issuance of any shares of Class A Common Stock or Class B Common Stock in excess of 19.99% of FFAI’s Class A Common Stock and Class B Common Stock as of the date of the Sixth Amendment. All of the Pre-existing SPA Notes and Pre-existing SPA Warrants (and the Exchange Notes described below) are subject to restrictions on conversion or exercise (other than an initial reserve of 63,051,933 shares of Class A Common Stock for Institutional Investor No. 1 and 18,857,143 shares of Class A Common Stock for Senyun) until the approval by FFAI stockholders of an increase in number of authorized shares of Class A Common Stock to 1,690,000,000 (which approval was obtained during the special meeting of stockholders held on February 28, 2023), and the right for purchasers to receive additional warrant shares upon a down round financing has also been removed from all Pre-existing SPA Warrants. FFAI is required to use reasonable best efforts to file a registration statement with respect to the resale of the shares of Class A Common Stock underlying the Pre-existing SPA Notes and Pre-existing SPA Warrants on or prior to February 10, 2023, which registration statement on Form S-1 (File No. 333-269729) was filed with the SEC on February 13, 2023, and to seek effectiveness of such registration statement within 90 days (which registration statement was declared effective by the SEC on March 22, 2023), and FFAI is required to seek effectiveness of the registration statement on Form S-1 (File No. 333-268972) on or prior to February 10, 2023 (which registration statement was declared effective by the SEC on February 8, 2023). FFAI is also required to use reasonable best efforts to obtain approval by FFAI stockholders of an increase in number of authorized shares of Class A Common Stock to 1,690,000,000 (which approval was obtained during the special meeting of stockholders held on February 28, 2023) within 45 days (or 60 days if necessary) and approval by FFAI stockholders as may be required by applicable Nasdaq rules with respect to transactions contemplated under the Sixth Amendment (which approval was obtained during the special meeting of stockholders held on March 30, 2023), including the issuance of any shares of Class A Common Stock or Class B Common Stock in excess of 19.99% of FFAI’s Class A Common Stock and Class B Common Stock as of the date of the Sixth Amendment within 60 days.

Each purchaser also has the option to purchase a certain amount of additional Pre-existing SPA Notes and Pre-existing SPA Warrants as set forth in the Pre-existing SPA (such additional Pre-existing SPA Notes, the “Tranche D Notes”). Additionally, pursuant to the Sixth Amendment, (A) Institutional Investor No. 1 and Senyun agreed that, with respect to their allotments of previous commitments to purchase SPA Notes, no more than the following percentages of their allotment may be purchased on or before the following dates without the prior written consent of FFAI: (i) 100% on or before February 10, 2023; (ii) 90% on or before February 28, 2023; (iii) 80% on or before March 24, 2023; (iv) 70% on or before April 21, 2023; and (v) 60% after April 21, 2023 through and including the twenty-fourth month from the effective date of the Sixth Amendment, and (B) certain Pre-existing SPA Notes issued to Institutional Investor No. 1 with an aggregate outstanding principal amount of $21.6 million and certain Pre-existing SPA Notes issued to Senyun with an aggregate principal amount of $9.4 million were replaced by new replacement notes with a $8,568 (pre-reverse stock splits, $0.8925), base conversion price subject to full ratchet anti-dilution price protection and other adjustments as set forth therein, six-year interest make-whole, and otherwise on similar terms as the previously issued Pre-existing SPA Notes.

Pursuant to the Sixth Amendment and the Exchange Agreements entered into concurrently therewith between FFAI, one the one hand, and holders of certain warrants issued by the Company on June 9, 2021 and August 10, 2021 (collectively, the “2021 Warrants”) and Pre-existing SPA Warrants, on the other hand (collectively, the “Exchange Agreements”), (i) the provision under the 2021 Warrants and Pre-existing SPA Warrants then-issued that allowed investors to receive the right to purchase additional shares in connection with down round financings was removed, (ii) the 2021 Warrants and Institutional Investor No. 1’s Pre-existing SPA Warrants then issued, exercisable for an aggregate of 198,129,990 shares of Class A Common Stock, were exchanged for a combination of new warrants, exercisable at $0.2275 per share subject to full ratchet anti-dilution price protection and other adjustments, for an aggregate of 42,489,346 shares of Class A Common Stock and new senior secured convertible notes with aggregate principal amount of $25.0 million, and (ii) Senyun’s Pre-existing SPA Warrants then issued, exercisable for an aggregate amount of 276,270,842 shares of Class A Common Stock, were exchanged for a combination of new warrants, each exercisable at $0.2275 per share subject to full ratchet anti-dilution price protection and other adjustments, for an aggregate of 48,000,000 shares of Class A Common Stock and new senior secured convertible notes with aggregate principal amount of $16.0 million (collectively with the notes issued pursuant to clause (ii), the “Exchange Notes”). The Exchange Notes are convertible at a conversion rate calculated at the lesser of (a) 90% of the VWAP for the trading day that is immediately prior to the date on which interest is paid in shares of Class A Common Stock or (b) the greater of (x) $0.21 per share of Class A Common Stock and (y) 90% of the average VWAP for the 5 consecutive trading days ending on the trading day that is immediately prior to the date on which interest is paid in shares of Class A Common Stock. The Exchange Notes will constitute Pre-existing SPA Notes, except: (i) the holders thereof do not have the option under the Pre-existing SPA to purchase certain additional Pre-existing SPA Notes within 24 months from the effective date of the Sixth Amendment; (ii) such notes are not subject to any prepayment premium or penalty applicable to other Pre-existing SPA Notes; (iii) such notes are not subject to an original discount of 10%; and (iv) such notes are not entitled to the most favorable terms granted to other Pre-existing SPA Notes purchased simultaneously or after the purchase of such notes. Such notes are prepayable and redeemable at par at any time by FFAI upon fifteen days’ prior written notice.

On March 23, 2023, FFAI entered into an Amendment No. 7 to Securities Purchase Agreement (“Seventh Amendment”) with Institutional Investor No. 1, as administrative agent, collateral agent and purchaser, Senyun, as purchaser, and an institutional investor (“Institutional Investor No. 2” and, together with Institutional Investor No. 1, the “Institutional Investors”), a Delaware limited liability company, as purchaser, pursuant to which FFAI, Senyun, Institutional Investor No. 1, and Institutional Investor No. 2 agreed to amend the funding timeline of certain Tranche C Notes, and Institutional Investor No. 1 agreed to purchase additional notes under the Pre-existing SPA. Under the amended funding timeline, (i) Senyun agreed to purchase (a) $10.0 million in principal amount of Tranche C Notes (amended to include an additional original issue discount of four percent (4%), which additional original issue discount shall not impact the interest make-whole amount, as set forth in the Pre-existing SPA, in such Tranche C Notes) no later than one business day (amended from five business days) after the effectiveness of FFAI’s registration statement on Form S-1 (File No. 333-269729) (which registration statement was declared effective by the SEC on March 22, 2023) and receipt of approval by FFAI stockholders as may be required by applicable Nasdaq rules with respect to transactions contemplated under the Sixth Amendment (which approval was obtained during the special meeting of stockholders held on March 30, 2023), subject to the filing by FFAI of a current report on Form 8-K disclosing such stockholder approval, and (b) $15.0 million in principal amount of Tranche C Notes no later than five business days after the effectiveness of FFAI’s registration statement on Form S-1 (File No. 333-269729) (which registration statement was declared effective by the SEC on March 22, 2023) and receipt of approval by FFAI stockholders as may be required by applicable Nasdaq rules with respect to transactions contemplated under the Sixth Amendment (which approval was obtained during the special meeting of stockholders held on March 30, 2023), and (ii) Institutional Investor No. 2 agreed to purchase the remaining aggregate principal amount of the Tranche C Notes equal to 50% of Institutional Investor No. 2’s commitment in respect of Tranche C Notes (amended to include an additional original issue discount of four percent (4%), which additional original issue discount shall not impact the interest make-whole amount, as set forth in the Pre-existing SPA, in such Tranche C Notes) no later than one business day (amended from five business days) after the effectiveness of FFAI’s registration statement on Form S-1 (File No. 333-269729) (which registration statement was declared effective by the SEC on March 22, 2023) and receipt of approval by FFAI stockholders as may be required by applicable Nasdaq rules with respect to transactions contemplated under the Sixth Amendment (which approval was obtained during the special meeting of stockholders held on March 30, 2023), subject to the filing by FFAI of a current report on Form 8-K disclosing such stockholder approval. Institutional Investor No. 1 further agreed to purchase, on or prior to March 27, 2023, $5.0 million in principal amount of Tranche B Notes subject to an additional original issue discount of six percent (6%) (which additional original issue discount shall not impact the interest make-whole amount, as set forth in the Pre-existing SPA, in such Tranche B Notes). Such notes were originally permitted to be purchased on or prior to April 21, 2023. FFAI also agreed to reimburse each of Senyun and Institutional Investor No. 1 up to $0.02 million each for reasonable and documented out-of-pocket legal expenses incurred in connection with the Seventh Amendment.

On May 8, 2023, FFAI entered into an Amendment No. 8 to Securities Purchase Agreement with Senyun as purchaser, and, on May 9, 2023, FFAI entered into an Amendment with Institutional Investors as purchasers (together, the “Eighth Amendment”). Pursuant to the Eighth Amendment, the parties agreed to the following amendments to all outstanding and issuable Pre-existing SPA Notes of Senyun, and Institutional Investors: (i) the floor price for conversion of the Pre-existing SPA Notes was amended from $0.21 to $0.10 (or, for Institutional Investors, if lower, the floor price of notes issued under the Unsecured SPA); (ii) each such Pre-existing SPA Note was amended such that interest on the Pre-existing SPA Note, originally required to be paid on the aggregate unconverted and then outstanding principal amount of each Pre-existing SPA Note quarterly on January 1, April 1, July 1 or October 1, was amended to be payable upon conversion of principal of the Pre-existing SPA Note; (iii) the conversion price for the Pre-existing SPA Notes was amended from $1.05 to $0.8925, subject to adjustment as set forth in such Pre-existing SPA Notes; and (iv) the exercise price for the Pre-existing SPA Warrants was amended from $1.05 to $0.8925, subject to adjustment as set forth in such Pre-existing SPA Warrants.

Palantir Settlement

In July 2021, the Company and Palantir entered into an MSA that sets froth the terms of the Palantir’s platform hosting arrangement, which was expected to be used as a central operating system for data and analytics. On April 26, 2023, the Company received a letter from Palantir providing a notice of dispute regarding the Company’s alleged material breach of the MSA. The letter asserted that the Company had not paid invoices totaling $12.3 million of past due fees. On July 7, 2023, Palantir filed a Demand for Arbitration against the Company with Judicial Arbitration and Mediations Services, Inc., regarding a dispute between Palantir and the Company over the MSA. Palantir alleged that the Company had refused to make payments under the MSA. Palantir asserted claims for: (i) breach of contract; (ii) breach of the covenant of good faith and fair dealing; and (iii) unjust enrichment. Palantir alleged that the amount in controversy was $41.5 million. On August 4, 2023, the Company submitted its response to Palantir’s arbitration demand. The Company’s response included both affirmative defenses and a general denial of all allegations in Palantir’s arbitration demand. On March 11, 2024, the Company and Palantir executed a Settlement and Release Agreement in order to terminate the MSA and resolve the disputes. The Company agreed to pay Palantir $5.0 million, with a liquidated damages clause of $0.3 million for late payments. This settlement includes mutual waivers and releases of claims to avoid future disputes. On August 9, 2024, the Company and Palantir entered into an amendment to the Settlement and Release Agreement pursuant to which, in lieu of paying the remaining $4.8 million in cash, the Company agreed to issue Palantir $2.4 million of Class A Common Stock by August 9, 2024, and $2.4 million in Class A Common Stock by October 1, 2024. The August 9, 2024 and October 1, 2024 issuances totaled, in the aggregate, approximately 1.08 million shares of Common Stock.

Wavier Agreement

On August 2, 2024, the Company entered into that certain Waiver Agreement (the “Waiver Agreement”) with certain investors (each, a “Holder” and, collectively, the “Holders”), who (a) beneficially own and hold one or more of the following securities of the Company: (i) certain secured convertible notes of the Company (including any secured convertible notes issued in exchange therefor, collectively, the “Pre-Existing SPA Notes”) that were issued pursuant to that certain Pre-existing SPA, and (ii) certain unsecured convertible notes of the Company (including any unsecured convertible notes issued in exchange therefore, collectively, the “Original Unsecured Notes”, and together with the Pre-Existing SPA Notes, the “Original Notes”) that were issued pursuant to that certain Pre-Existing SPA, dated as of May 8, 2023 (as amended, supplemented or otherwise modified from time to time, the “Original Unsecured SPA”) and (b) have the right to acquire one or more of: (i) certain additional secured convertible notes issuable in accordance with the terms to the Pre-existing SPA (the “Additional Secured Notes”) and (ii) certain additional unsecured convertible notes (the “Additional Unsecured Notes”, and together with the Additional Secured Notes, the “Additional Notes”, and together with the Original Notes, the “Original SPA Notes”), issuable pursuant to the Original Unsecured SPA.

Prior to the Waiver Agreement, the Company had certain obligations under the Original SPA Notes to pay accrued and unpaid interest and a make-whole amount of additional interest (the “Make-Whole Amount”) in cash in connection with conversions of such Original SPA Notes. In an effort to reduce the Company’s ongoing cash obligations pursuant to such Original SPA Notes and to encourage the continued conversion of the Original SPA Notes into shares of Class A Common Stock, the Company has agreed to make certain voluntary adjustments to the Original SPA Notes as described below. Pursuant to the Waiver Agreement, the Company irrevocably agreed that with respect to each conversion of any Original SPA Note on or after the effective date of the Waiver Agreement, if the Holder delivers a conversion notice (the “Notice of Conversion”) to the Company at a time that 90% of the VWAP (as defined in the Original SPA Notes) of the Company’s Class A Common Stock as of the trading day ended immediately prior to the time at which such Notice of Conversion is delivered to the Company (each, an “Adjustment Price”) is less than the conversion price then in effect pursuant to the applicable Original SPA Note, the Company shall voluntary reduce the conversion price solely with respect to such portion of such Original SPA Note to be converted in accordance with such Notice of Conversion (and not with respect to any other portion of such Original SPA Note) to such adjustment price (the “Voluntary Adjustment”). The Company also agreed, in exchange for the Holder’s waiver of any accrued and unpaid interest (if any, as of such conversion date) (an “Interim Interest Waiver”) with respect to such aggregate principal of such Original SPA Note to be converted pursuant to such applicable notice of conversion (the “Full Voluntary Adjustment”), to (i) further reduce such adjustment price in respect of a Voluntary Adjustment (as adjusted, each a “Full Adjustment Price”); and (ii) issue a number of shares of the Company’s Class A Common Stock to the Holder such that the aggregate number of shares of Class A Common Stock to be issued to the Holder in such conversion at such Full Adjustment Price equals the quotient of (x) the sum of (i) such aggregate principal of such Original SPA Notes to be converted pursuant to such applicable notice of conversion and (ii) any accrued and unpaid interest thereon, divided by (y) such adjustment price prior to any Interim Interest Waiver. Such Full Voluntary Adjustment shall be applicable until the fifth (5th) business day after the Company delivers written notice to the Holder electing to revoke such election.

Pursuant to the Waiver Agreement, the Holders irrevocably agreed that instead of receiving the Make-Whole Amount, each holder of any such applicable Original SPA Note shall receive upon conversion of such Original SPA Note an amount in cash equal to all accrued and unpaid interest on such Original SPA Note to such date of conversion (or such cash amount shall be deemed satisfied in full without any payment of cash by the Company if the Company effects a Full Voluntary Adjustment with respect to the applicable notice of conversion) with respect to the applicable notice of conversion.

The Company also intends to incorporate the changes in the Waiver Agreement into certain of its other existing notes and notes issuable in the future pursuant to existing purchase agreements, as applicable, through one or more waivers, amendments and/or exchange agreements, as applicable.

Unsecured SPA, Unsecured SPA Warrants and Unsecured SPA Notes

On May 8, 2023, the Company entered into a securities purchase agreement dated May 8, 2023 (the “Unsecured SPA”) with Metaverse Horizon Limited and V W Investment Holding Limited (collectively with additional purchasers from time to time party thereto, the “Unsecured SPA Purchasers”) to issue and sell, subject to the satisfaction of certain closing conditions and limitations on enforcement, $100.0 million aggregate principal amount of the Company’s senior unsecured convertible promissory notes (the “Unsecured SPA Notes”), with (i) $15.0 million in the aggregate to be funded at the first closings within five business days after satisfaction of certain conditions (the “First Closings”); (ii) $15.0 million in the aggregate to be funded within fifteen business days after each respective First Closing (the “Second Closings”); (iii) $15.0 million in the aggregate to be funded within fifteen business days after each respective Second Closing (the “Third Closings”); (iv) $5.0 million to be funded within fifteen business days after one of the Third Closings; (v) $10.0 million to be funded within fifteen days after satisfaction of certain conditions (the “Fourth Closing”); (vi) $10.0 million to be funded within fifteen days after the Fourth Closing (the “Fifth Closing”); (vii) $10.0 million to be funded within fifteen days after the Fifth Closing (the “Sixth Closing”); (viii) $10.0 million to be funded within fifteen days after the Sixth Closing (the “Seventh Closing”); and (ix) $10.0 million to be funded within fifteen days after the Seventh Closing. Between May 10, 2023 and May 23, 2023, the Company received gross proceeds pursuant to the Unsecured SPA totaling $7.5 million ($6.8 million net of original issuance cost).

Each Unsecured SPA Purchaser will also have the right to invest an additional 50% in the Company on terms and conditions substantially identical to the funded Unsecured SPA Note upon at least 10 business days’ prior notice. In connection with the Unsecured SPA, the Company entered into equity commitment letters with each of FF Top and Mr. Lijun Jin to support the obligations of the Unsecured SPA Purchasers under the Unsecured SPA subject to the limitations set forth therein. In the event of a breach by FF Global Partners Investment LLC (“FF Global”) and/or Mr. Jin of their obligations under their equity commitment letters with the Company, the Company may not be able to recover the damages caused by such breach(es) due to the nature of FF Top’s and Mr. Jin’s assets, including the fact that many of Mr. Jin’s assets are not located in the United States and FF Top’s only assets are shares of the Company’s Class B common stock, par value $0.0001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), a note payable from the Company, and a capital commitment from an investor with terms not disclosed to the Company or third party beneficiary rights in favor of the Company.

The Unsecured SPA Notes are subject to an original issue discount of 10%, and are convertible into shares of Class A Common Stock, at a conversion price equal to $8,568 (pre-reverse stock splits, $0.8925), plus an interest make-whole amount as set forth in the Unsecured SPA Notes, subject to certain adjustments including full ratchet anti-dilution price protection. The shares of Class A Common Stock issuable upon conversion of the Unsecured SPA Notes are not transferable for 30 days after the applicable last closing under such Unsecured SPA Note without the prior written consent of the Company (which consent shall not be unreasonably withheld). Any Unsecured SPA Purchaser may postpone or cancel any closing pursuant to the Unsecured SPA in its reasonable discretion if it reasonably determines, based on public information, that the first phase of FF’s three-phase delivery plan as disclosed in public filings has not begun or will not begin prior to May 31, 2023 and/or the second phase of such delivery plan has not begun or will not begin prior to June 30, 2023, in each case within 15 calendar days of such deadline (the “Unsecured SPA Condition”). On June 26, 2023, the Unsecured SPA was amended pursuant to Amendment No. 1 to the Unsecured SPA (the “Unsecured SPA Amendment”), pursuant to which the Unsecured SPA Condition was amended such that any Unsecured SPA Purchaser may, in its reasonable discretion, postpone or cancel any closing pursuant to the Unsecured SPA if the Company has not issued a press release or other public announcement confirming that the second phase of the Company’s three-phase delivery plan as disclosed in the Company’s public filings has begun or on prior to August 31, 2023, within 15 calendar days of such date.

Each Unsecured SPA Note matures on the date that is six years after the date of the applicable last closing under such Unsecured SPA Note. The Unsecured SPA Notes accrue interest at 10% per annum, payable on each conversion date and the maturity date in cash, Class A Common Stock, or a combination thereof, provided that, subject to certain conditions set forth in the Unsecured SPA Notes, the Company may elect to pay such interest in Class A Common Stock at a rate equal to 15% per annum with respect to the portion of such payment made in Class A Common Stock. The Company may, from time to time, prepay the principal amount owing under the Unsecured SPA Notes, subject a prepayment premium pursuant to the Unsecured SPA, so long as (i) the Company provides at least 15 business days’ prior written notice to the applicable Unsecured SPA Purchasers of such prepayment and delivers to the Unsecured SPA Purchasers an appropriately completed payment notification, (ii) the Company accompanies such prepayment with the payment of any interest make-whole amount as set forth in the Unsecured SPA Notes, (iii) certain conditions set forth in the Unsecured SPA Notes are met during each business day of the 15-business day notice period, and (iv) the Company waives the restriction on transfer of the relevant Unsecured SPA Notes.

Under the Unsecured SPA Notes, at each closing, the Unsecured SPA Purchaser is entitled to receive a warrant (an “Unsecured SPA Warrant”) registered in the name of such Unsecured SPA Purchaser to purchase up to a number of shares of Class A Common Stock equal to 33% of such shares issuable to such Unsecured SPA Purchaser upon conversion of the aggregate principal amount under the Unsecured SPA Note funded at such closing, with an exercise price equal to $8,568 (pre-reverse stock splits, $0.8925) per share, subject to full ratchet anti-dilution protection and other adjustments, and are exercisable for seven (7) years on a cash or cashless basis.

In addition, under the Unsecured SPA Notes, the funding of each closing under the Unsecured SPA Notes is subject to the satisfaction of the following closing conditions: (a) (i) an effective registration statement with respect to the shares of Class A Common Stock issuable upon exercise of the warrants issued pursuant to the Unsecured SPA (the “Unsecured SPA Warrants”) and the shares of Class A Common Stock issued and issuable pursuant to the terms of the Unsecured SPA Notes (including, without limitation, shares of Class A Common Stock issued and issuable in lieu of the cash payment of interest on the Unsecured SPA Notes in accordance with the terms thereof) (collectively, the “Underlying Shares”) for such closing and each previous closing in the aggregate and (ii) with respect to any closing the Underlying Shares of which, together with the Underlying Shares of all previous closings, exceed the unissued shares of Class A Common Stock reserved for issuance as Underlying Shares (the “Reserved Shares”), receipt by the Company of Unsecured SPA Stockholder Approval (as defined below) (and the filing of an amendment to the Company’s certificate of incorporation to reflect the Unsecured SPA Stockholder Approval to the extent needed); (b) solely with respect to the first closing under such Unsecured SPA Note, the Company’s receipt of bank statements showing source(s) of funding with respect to the relevant Unsecured SPA Purchaser’s funding obligations under such Unsecured SPA Note that are reasonably satisfactory to the Company; and (c) a minimum VWAP of the Class A Common Stock equal to no less than $0.10 during the five (5) trading days prior to such closing.

Each Unsecured SPA Purchaser has the option to purchase additional convertible senior unsecured notes and warrants on the same terms as the Unsecured SPA Notes in an aggregate amount not to exceed 50% (or with the prior written consent of the Company, 100%) of the initial principal amount of the Unsecured SPA Notes issued to such Unsecured SPA Purchaser, subject to certain conditions. Additionally, from the date of the Unsecured SPA until the date that is the five-year anniversary of the date of the Unsecured SPA, upon any issuance by the Company or any of its subsidiaries of Class A Common Stock or Class A Common Stock equivalents for cash consideration, indebtedness or a combination of units thereof (subject to certain exceptions set forth in the Unsecured SPA) or an issuance of Class A Common Stock or Class A Common Stock equivalents under Section 4.25 of the Secured SPA (each, a “Subsequent Financing”), each Unsecured SPA Purchaser that then owns at least $20.0 million principal amount of Unsecured SPA Notes (when aggregated with any affiliates of such Unsecured SPA Purchaser) shall each have the right to participate in up to an amount of the Subsequent Financing such that such Unsecured SPA Purchaser’s ownership of the Company remains the same immediately following such Subsequent Financing as its ownership immediately prior to such Subsequent Financing, pursuant to the procedures outlined in the Unsecured SPA.

Pursuant to the Unsecured SPA, the Company is required to use its reasonable best efforts to hold a special meeting of stockholders to (a) obtain stockholder approval to authorize the entirety of the excess of the Underlying Shares over the Reserved Shares for issuance and for purposes of Nasdaq Listing Rule 5635 to the extent needed as promptly as practical under the circumstances after the date of the Unsecured SPA and prior to the date that is 60 days following the date of the Unsecured SPA, and (b) to obtain stockholder approval, as is required by Nasdaq rules, of transactions involving Unsecured SPA Notes and Unsecured SPA Warrants of the Company issued or to be issued pursuant to the Unsecured SPA, including the issuance of any shares in excess of 19.99% of the issued and outstanding shares of the Company’s Common Stock in respect of such notes and warrants ((a) and (b), together, “Unsecured SPA Stockholder Approval”). Pursuant to the Unsecured SPA, FF Global irrevocably agreed to take reasonable efforts to vote in favor of the Unsecured SPA Stockholder Approval.

The Company is required to use its reasonable best efforts (i) to file, on or prior to May 31, 2023, a registration statement providing for the resale by the Unsecured SPA Purchasers of the Reserved Shares (the “First Registration Statement”); and (ii) to file, on or prior to the date that is 30 days following the Company’s receipt of Unsecured SPA Stockholder Approval (and the filing of an amendment to the certificate of incorporation of the Company to reflect such increased in authorized shares of Common Stock), a registration statement providing for the resale by the Unsecured SPA Purchasers of all the remaining shares issuable pursuant to the financing documents (the “Second Registration Statement” and, together with the First Registration Statement, the “Registration Statements”). The Company is also required to use reasonable best efforts (i) to cause the First Registration Statement to become effective within 90 days following the date of the Unsecured SPA; (ii) to cause the Second Registration Statement to become effective within 90 days following the Company’s filing thereof; and (iii) to keep each Registration Statement effective at all times until no Unsecured SPA Purchaser owns any Unsecured SPA Notes, Unsecured SPA Warrants, or shares of Class A Common Stock issuable upon exercise or conversion thereof.

On June 26, 2023, the Company entered into that certain Joinder and Amendment Agreement with a certain institutional investor (“Unsecured SPA Joinder No.1”), pursuant to which such institutional investor or a permitted assign (the “Joinder Investor No. 1”) agreed to exercise its option to purchase $20,000,000 of incremental notes (the “Tranche B Notes”) in accordance with the terms of the Pre-existing SPA, with funding of 75% of such amount within five business days of the date of the Unsecured SPA Joinder No.1and the remaining 25% of such amount within three business days thereafter, subject to the satisfaction of the following closing conditions (the “Joinder Tranche B Closing Conditions”): (i) delivery of a warrant registered in the name of the Joinder Investor No. 1 to the Joinder Investor No. 1 on the closing date to purchase up to a number of shares of Class A Common Stock equal to 33% of such shares issuable to the Joinder Investor No. 1 upon conversion of the Tranche B Note, with an exercise price equal to $8,568 (pre-reverse stock splits, $0.8925) per share, (ii) delivery to the Joinder Investor No. 1 of the applicable Tranche B Note, (iii) subject to certain note waivers, no default or event of default exists, and (iv) subject to certain note waivers, the representations and warranties in the Pre-existing SPA documents are true and correct in all material respects (without duplication of any materiality qualifier) both before and after giving effect to such Tranche B Note. If the Joinder Investor No. 1 exercises its option to invest another $10,000,000 of Tranche B Notes in accordance with the terms of the Pre-existing SPA on or prior to the later of (x) August 1, 2023 and (y) four business days after the meeting of the Company’s stockholders for the Unsecured SPA Stockholder Approval, then the Company agrees to subsequently amend the Unsecured SPA whereby the Joinder Investor No. 1 will invest another $20,000,000 in New Unsecured SPA Notes subject to terms substantially identical to those provided for in the Unsecured SPA in effect as of the date of the Unsecured SPA Joinder No.1, including, without limitation, the funding date timeline.

Pursuant to the Unsecured SPA Joinder No.1, Joinder Investor No.1 agreed to purchase, under the Unsecured SPA, Unsecured SPA Notes in an aggregate principal amount of up to $40,000,000 (collectively, the “New Unsecured SPA Notes”) in installments, as follows: (i) $5.0 million in principal amount under the New Unsecured SPA Notes within five business days after the satisfaction of the closing conditions described below (the “New Unsecured SPA Closing Conditions”) or such earlier business day as designated by Joinder Investor No.1 by notice to the Company (the “Joinder First Closing”); (ii) $5.0 million in principal amount under the New Unsecured SPA Notes within 15 business days after the Joinder First Closing (the “Joinder Second Closing”); (iii) $5.0 million in principal amount under the New Unsecured SPA Notes within 15 business days after the Joinder Second Closing (the “Joinder Third Closing”); (iv) $5.0 million in principal amount under the New Unsecured SPA Notes within 15 business days after the satisfaction of the Closing Conditions (the “Joinder Fourth Closing”); (v) $5.0 million in principal amount under the New Unsecured SPA Notes within 15 business days after the Joinder Fourth Closing (the “Joinder Fifth Closing”); (vi) $5.0 million in principal amount under the New Unsecured SPA Notes within 15 business days after the Joinder Fifth Closing (the “Joinder Sixth Closing”); (vii) $5.0 million in principal amount under the New Unsecured SPA Notes within 15 business days after the Joinder Sixth Closing (the “Joinder Seventh Closing”); and (viii) $5.0 million in principal amount under the New Unsecured SPA Notes within 15 business days after the Joinder Seventh Closing (the “Joinder Eighth Closing” and each of the Joinder First Closing, the Joinder Second Closing, the Joinder Third Closing, the Joinder Fourth closing, the Joinder Fifth Closing, the Joinder Sixth Closing, the Joinder Seventh Closing and the Joinder Eighth Closing, a “Joinder Closing”).

The New Unsecured SPA Notes shall have a conversion price of $8,568 (pre-reverse stock splits,$0.8925) per share, subject to adjustment, as set forth in the Unsecured SPA, and the floor price of the New Unsecured SPA Notes and, as amended pursuant to the Unsecured SPA Joinder No.1, for each of the notes issued to Joinder Investor No.1 (or its affiliates) under the Pre-existing SPA, shall be $0.05 (as adjusted for stock splits, stock dividends, stock combinations, recapitalization or other similar transactions occurring thereafter) (or such lower amount as may be permitted under Nasdaq rules from time to time). The terms and conditions of the New Unsecured SPA Notes cannot be amended, modified, supplemented or amended and restated without the consent of Joinder Investor No.1.

The funding of each Joinder Closing is also subject to the following closing conditions (the “New Unsecured SPA Closing Conditions”): (a) an effective registration statement with respect to the shares of Class A Common Stock issuable upon exercise of the Unsecured SPA Warrants and the shares of Class A Common Stock issued and issuable pursuant to the terms of the New Unsecured SPA Notes (including, without limitation, shares of Class A Common Stock issued and issuable in lieu of the cash payment of interest on the New Unsecured SPA Notes in accordance with the terms thereof) (collectively, the “New Underlying Shares”) for such closing and (b) the Company shall have reserved the Required Reserve Amount (as defined below) in full as of the date of such Joinder Closing.

Pursuant to the Unsecured SPA Joinder No.1, Joinder Investor No.1 may not convert any New Unsecured SPA Notes to the extent that such conversion would result that Joinder Investor No.1, together with its affiliates and other persons acting as a group together with Joinder Investor No.1, would beneficially own in excess of 4.99% of the number of the shares of Class A Common Stock outstanding prior to giving effect to such conversion. Upon notice to the Company, the New Unsecured SPA Purchaser may increase or decrease such limitation threshold, provided it shall not exceed 4.99% of the number of shares of Class A Common Stock outstanding after giving effect to such conversion. In addition, pursuant to the Unsecured SPA Joinder No.1, the Unsecured SPA Warrants issued to Joinder Investor No.1 in connection with the New Unsecured SPA Notes shall be subject to a beneficial ownership limitation that is 4.99% of the number of shares of Class A Common Stock outstanding immediately after giving effect to the issuance of shares of Class A Common Stock issuable upon the exercise of such Unsecured SPA Warrant, which limitation threshold may also increase or decrease provided it shall not exceed 4.99% of the number of shares of Class A Common Stock outstanding immediately after giving effect to the issuance of shares of Class A Common Stock upon exercise of such Unsecured SPA Warrant, subject to the provision of the Unsecured SPA Warrant.

In addition, pursuant to the Unsecured SPA Joinder No.1, the Unsecured SPA was further amended to provide that each Unsecured SPA Purchaser and Joinder Investor No.1 has the option, upon written notice to the Company, to purchase additional convertible senior unsecured notes and warrants on the same terms as the New Unsecured SPA Notes (the “Additional Unsecured SPA Notes”), in an amount not to exceed 50% or 100% (the latter with the prior written consent of the Company) of the initial principal amount of the Unsecured SPA Notes issued to such purchaser pursuant to Section 2.1(a) of the Unsecured SPA and purchased for cash.

Pursuant to the Unsecured SPA Joinder No.1, the Company’s lack of sufficient authorized or registered shares to serve as underlying shares of the outstanding Pre-existing SPA Notes and related Pre-existing SPA Warrants and Unsecured SPA Notes and related Unsecured SPA Warrants is not deemed a breach of the Pre-existing SPA, Unsecured SPA and related notes and warrants, as a result thereof. However, at any time any SPA Notes remain outstanding (and any New Unsecured SPA Notes, Additional Unsecured SPA Notes and/or New Exchange Notes then outstanding or then issuable in connection with a transaction in which such determination is being made) (collectively, the “Applicable Notes”), the Company shall use reasonable best efforts to at all times have authorized, and reserved for the purpose of issuance, no less than 100% of the maximum number of shares of Class A Common Stock issuable upon conversion of all the Applicable Notes then outstanding and any New Unsecured SPA Notes, Additional Unsecured SPA Notes and/or New Exchange Notes then issuable in connection with a transaction in which such determination is being made (assuming for purposes hereof that any conversion of any Applicable Note shall not take into account any limitations on the conversion of such Applicable Note), (collectively, the “Required Reserve Amount”). The Required Reserved Amount shall not be reduced other than proportionally in connection with any conversion, exchange and/or redemption, as applicable. If the Company lacks shares sufficient to meet the Required Reserved Amount, it shall use reasonable best efforts to promptly take all corporate action necessary to authorize and reserve a sufficient number of shares, including, without limitation, calling a special meeting of stockholders to obtain stockholder approval to increase the Company’s authorized number of shares of Class A Common Stock, and voting the management shares of the Company in favor of such an increase.

Pursuant to the Unsecured SPA Joinder No.1, and in accordance with the provisions of the Pre-existing SPA and Section 3(a)(9) of the Securities Act, Joinder Investor No. 1 agreed, on behalf of its affiliates, that after the date of the Unsecured SPA Joinder No.1, Joinder Investor No. 1 may deliver written notice (each, an “Exchange Notice,” and the date of such applicable Exchange Notice, each, an “Exchange Date”) to exchange (each, an “Exchange”) any Tranche B Notes, in whole or in part (each, an “Exchanging Note,” and such outstanding amounts thereunder, each, an “Exchanging Amount”), for either (x) Tranche D Notes (as defined in the Pre-existing SPA), and/or (y) for any Additional Unsecured SPA Note under the Unsecured SPA, as applicable, (as set forth in such applicable Exchange Notice, each a “New Exchange Note,” and as converted, each a “New Exchange Conversion Share”). Each Exchange shall automatically be deemed to be consummated on the corresponding Exchange Date and, upon the delivery of such Exchange Notice, Joinder Investor No. 1 shall automatically be deemed to have exchanged the applicable Exchanging Amount of the applicable Exchanging Note for a New Exchange Note with an aggregate amount outstanding equal to the Exchanging Amount. The Company shall deliver a convertible note certificate evidencing such New Exchange Note to Joinder Investor No. 1 (or its designee) by no later than the fourth trading day after the Exchange Date (or such other date agreed upon by Joinder Investor No. 1 and the Company). On such Exchange Date, Joinder Investor No. 1 shall automatically be deemed to be the holder of such New Exchange Note, with full power to convert, redeem or otherwise enforce the terms and conditions of the New Exchange Note on or after such Exchange Date, whether or not the Company shall have delivered the convertible note certificate evidencing such New Exchange Note to Joinder Investor No. 1 (or its designee) on or prior to such date of determination. The consummation of an Exchange shall reduce Joinder Investor No. 1’s optionality for Tranche D Notes and/or Additional Unsecured SPA Notes, as applicable, under the Pre-existing SPA or Unsecured SPA, respectively, as applicable, for such corresponding Exchanging Amount and restore such optionality for the Tranche B Notes in accordance with the terms of the Pre-existing SPA in effect as of the date of the Unsecured SPA Joinder No. 1.

Assuming Joinder Investor No.1 is not then considered an “affiliate” of the Company under applicable rules, the holding period of the New Exchange Notes (and upon conversion of the New Exchange Notes, the New Exchange Conversion Shares) shall commence at the original issuance of such corresponding Exchanging Note and shall not be re-set in connection with such applicable Exchange. For the avoidance of doubt, and for purposes of Rule 144 under the Securities Act, the Company acknowledged and agreed that the holding period of the New Exchange Notes (and upon conversion of the New Exchange Notes, the New Exchange Conversion Shares) may be tacked onto the holding period of the Exchanging Notes, and the Company agreed not to take a contrary position.

In the Unsecured SPA Joinder No.1, the Company represented and warranted to Joinder Investor No.1 that (i) no brokerage or finder’s fees or commission were or will be payable by the Company or any of its subsidiaries in connection with the Exchange, the applicable Exchange Amount of the Exchanging Note being the sole consideration conveyed to the Company for the New Exchange Note (and upon conversion of such New Exchange Note, the New Exchange Conversion Shares) and no other consideration has or will be paid for such New Exchange Note; (ii) the Company has not, nor has any person acting on its behalf, directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances that would cause the Exchange and the issuance of the applicable New Exchange Note (and upon conversion of such New Exchange Notes, the New Exchange Conversion Shares) pursuant to such Exchange to be integrated with prior offerings by the Company for purposes of the Securities Act, which would prevent the Company from delivering such applicable New Exchange Note (and upon conversion of such New Exchange Note, the New Exchange Conversion Shares) pursuant to Section 3(a)(9) of the Securities Act, and the Company will not cause the applicable Exchange, issuance and delivery of such New Exchange Note (and upon conversion of such New Exchange Note, the New Exchange Conversion Shares) to be integrated with other offerings to the effect that the delivery of such New Exchange Note (and upon conversion of such New Exchange Note, the New Exchange Conversion Shares) to Joinder Investor No.1 would be seen not to be exempt pursuant to Section 3(a)(9) of the Securities Act; and (iii) other than legal counsel, the Company has not (and will not have) engaged any third parties to assist in the solicitation with respect to the Exchange.

Pursuant to the Unsecured SPA Joinder No.1, the Company agreed to pay Joinder Investor No.1 a one-time $300,000 working fee and legal fees not to exceed $350,000, which shall be paid by netting the purchase price for any New Unsecured SPA Notes with the amount of such fees.

On June 26, 2023, the Company entered into the Unsecured SPA Joinder No.2 with Senyun, pursuant to which Senyun or a permitted assign agreed to exercise its option to purchase $15,000,000 of SPA Notes in accordance with the terms of the SPA, with funding of 75% of such amount within five business days of the date of the Unsecured SPA Joinder No.2 and the remaining 25% of such amount within three business days thereafter, subject to the satisfaction of the same Joinder Tranche B Closing Conditions as described above. If Senyun exercises its option to invest another $10,000,000 of SPA Notes in accordance with the terms of the SPA on or prior to the later of (x) August 1, 2023 and (y) four business days after the meeting of the Company’s stockholders for the Unsecured SPA Stockholder Approval, then the Company agrees to subsequently amend the Unsecured SPA whereby Senyun will invest another $20,000,000 in New Unsecured SPA Notes subject to terms substantially identical to those provided in the Unsecured SPA (in effect as of the date of the Unsecured SPA Joinder No.2, including, without limitation, the funding date timeline).

Pursuant to the Unsecured SPA Joinder No.2, Senyun agreed to purchase, under the Unsecured SPA, Unsecured SPA Notes (the “New Senyun Notes”) in an aggregate principal amount of up to $30,000,000 in installments of $3.75 million at each of the eight closing dates. The floor price of the New Senyun Notes pursuant to the Unsecured SPA Joinder No.2, and as amended pursuant to the Unsecured SPA Joinder No.2, for each note issued to Senyun (or its affiliates) under the SPA, shall be $0.05 (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions occurring thereafter).

The other material terms of the Unsecured SPA Joinder No.2 are the same as those set forth in the Unsecured SPA Joinder No.1described above, except (i) the applicable ownership limitations for notes and warrants pursuant to the Unsecured SPA Joinder No.2 are each 9.99% (instead of 4.99%, in each case, set forth in the Unsecured SPA Joinder No.1), (ii) Senyun retained any right to preserve any potential dispute with regards to a conversion request that was sent to the Company in May 2023, and (iii) the one-time working fee and legal fees that the Company agreed to pay to Senyun were $225,000 and up to $262,500, respectively.

On June 26, 2023, the Unsecured SPA Purchasers executed a letter consent to the Unsecured SPA Joinder No.1and Unsecured SPA Joinder No.2, and agreed specifically to Section 17 of each of the Unsecured SPA Joinder No.1and Unsecured SPA Joinder No.2, which states that (i) each shall not otherwise trigger any adjustment to the conversion or exercise price of the notes and warrants under the Pre-existing SPA and Unsecured SPA, and (ii) that each of Senyun and the Institutional Investors waived any such rights to any adjustment to the conversion or exercise price in each of the SPA and/or the Unsecured SPA, as applicable, and the related notes and warrants.

On June 9, 2025, pursuant to (a) the Waiver Agreement and (b) the Unsecured SPA, an affiliate of Joinder Investor No. 1 agreed to excise part of its optional commitment to purchase, and the Company agreed to issue to such investor, the June Additional May 2023 Unsecured Note. The closing was completed on June 9, 2025. The June Additional May 2023 Unsecured Note has a conversion price equal to the Adjustment Price pursuant to the Voluntary Adjustment.

On August 22, 2025, pursuant to (a) the Waiver Agreement and (b) the Unsecured SPA, an affiliate of Joinder Investor No. 1 agreed to excise part of its optional commitment to purchase, and the Company agreed to issue to such investor, the August Additional May 2023 Unsecured Note. The closing was completed on August 22, 2025. The August Additional May 2023 Unsecured Note has a conversion price equal to the Adjustment Price pursuant to the Voluntary Adjustment.

New SPA, SPA Warrants, and SPA Notes

On September 5, 2024, the Company entered into the September SPA with certain institutional investors as purchasers (the “September Investors”). Pursuant to the September SPA, the Company agreed to sell, and the September Investors agreed to purchase, for an approximate aggregate purchase price of $30 million, of which approximately $22.5 million was paid in cash and approximately $7.5 million was converted from a previous loan to the Company, certain secured notes (the “Secured Notes”), warrants (the “Warrants”) and incremental warrants (the “Incremental Warrants,” together with the Secured Notes, the Warrants, and September SPA, the “Financing Documents”), in two closings.

Secured Notes

Maturity Date; Interest.

Pursuant to the Secured Notes, interest shall commence accruing on the date thereof at the interest rate of 10% per annum and shall be computed on the basis of a 360-day year and twelve 30-day months and shall be payable on a Conversion Date with respect to the Conversion Amount being converted on such Conversion Date, with any remaining accrued and unpaid Interest payable on the maturity date.

Interest shall be payable on each interest date, to the noteholders on the applicable interest date, in shares of Class A Common Stock so long as there has been no equity conditions failure (as defined therein); provided however, that the Company may, at its option following notice to the noteholders, pay interest on any interest date in cash or in a combination of cash and shares. Prior to the payment of interest on an interest date, interest on the Secured Notes shall accrue at the interest rate and be payable by way of inclusion of the interest in the conversion amount on each applicable conversion date, or upon any redemption, unless in the event of an event of default, in which case the interest rate of the Secured Notes shall automatically be increased to 18% per annum (“Interest Adjustments”). In the event such default has been cured, such Interest Adjustments shall cease to be effective as of the calendar day immediately following the date of such cure; provided that the interest as calculated and unpaid at such increased rate during the continuance of that certain default shall continue to apply to the extent relating to the days after the occurrence of such default through and including the date of such cure of such default.

The maturity date may be extended by the noteholders under circumstances specified therein. On the maturity date, the Company shall pay to the noteholder an amount in cash representing all outstanding principal, accrued and unpaid interest on such principal and interest and accrued and unpaid late charges. Other than as specifically permitted by the Secured Note, the Company may not prepay any portion of the outstanding principal and accrued, unpaid interest or accrued and unpaid late charges on principal and interest, if any.

Conversion

Conversion at Option of Holder

Each holder of Secured Notes may convert all, or any part, of the outstanding principal of the Secured Notes, at any time at such holder’s option, into shares of Class A Common Stock, at a conversion price per share of $5.24 (the “Conversion Price”), subject to adjustment under certain circumstances described in the Secured Notes.

Alternate Conversion

Each holder may alternatively elect to convert the Secured Notes, at any time at such holder’s option, into shares of our Class A Common Stock at the “Alternate Conversion Price” equal to the lesser of:

●	the Conversion Price then in effect; and

●	the greater of:

o	the floor price of $1.048; and

o	the volume weighted average price of our Class A Common Stock during the five Trading Days ending and including the Trading Day immediately preceding the delivery or deemed delivery of the applicable conversion notice.

Limitations on Conversion

Beneficial Ownership Limitation. A holder shall not have the right to convert any portion of a Secured Note to the extent that, after giving effect to such conversion, the holder (together with certain related parties) would beneficially own in excess of 4.99%, or the “Maximum Percentage”, of shares of our Class A Common Stock outstanding immediately after giving effect to such conversion. The Maximum Percentage may be raised or lowered to any other percentage not in excess of 9.99%, at the option of the holder, except that any increase will only be effective upon 61 days’ prior notice to us.

Exchange Cap Limitation. Unless we obtain the approval of our stockholders in accordance with the rules and regulations of the Nasdaq Capital Market, a maximum of 3,260,603 shares of our Class A Common Stock (19.99% of the outstanding shares of our Class A Common Stock on September 5, 2024) shall be issuable upon conversion or otherwise pursuant to the terms of the Secured Notes.

Redemption Rights

Company Optional Redemption. The Company has the option to redeem the Secured Notes at a 10% redemption premium to the greater of (i) the shares of our Class A Common Stock then outstanding under the Secured Notes and (ii) the equity value of our Class A Common Stock underlying the Notes. The equity value of our Class A Common Stock underlying the Notes is calculated using the greatest closing sale price of our Class A Common Stock during the period commencing on the date immediately preceding notice of such redemption and ending on the Trading Day immediately prior to the date the Company makes the entire payment required to be made for such redemption.

Bankruptcy Event of Default Mandatory Redemption. Upon any bankruptcy event of default, we shall immediately redeem in cash all amounts due under the Secured Notes at 25% premium unless the holder waives such right to receive such payment.

Casualty Event Redemption. Upon receipt of certain casualty proceeds, each holder of Secured Notes may require us to redeem in cash with the net proceeds therefrom, the lesser of (x) a 10% redemption premium (or 25% if an event of default has then occurred and is continuing) to the shares of our Class A Common Stock then outstanding under the Secured Notes and (y) all of the proceeds of such casualty event.

Asset Sale Redemption. Upon the occurrence of certain asset sales, each holder of Secured Notes may require us to redeem in cash with the net proceeds therefrom, the lesser of (x) a 10% redemption premium (or 25% if an event of default has then occurred and is continuing) to the shares of our Class A Common Stock then outstanding under the Secured Notes and (y) all of the proceeds of such asset sale.

Extraordinary Receipt Redemption. Upon the receipt of an Extraordinary Receipt, each holder of Secured Notes may require us to redeem in cash with the net proceeds therefrom, the lesser of (x) a 10% redemption premium (or 25% if an event of default has then occurred and is continuing) to the shares of our Class A Common Stock then outstanding under the Secured Notes and (y) all of the net cash proceeds of such Extraordinary Receipt.

September Letter Agreement

On January 28, 2025, the Company entered into the September Letter Agreement with the investors party thereto to provide the investors a right to receive true-up shares (as defined below). Pursuant to the September Letter Agreement, the Company agreed to issue to investors who convert any Secured Notes (the “Pre-Approval Conversion Amount”) at the initial conversion price of $5.24 (the “Initial Conversion Price”) prior to the Company’s receipt of the stockholders’ approval, following the receipt of such stockholders’ approval, a number of Class A Common Stock (the “True-Up Shares”) equal to (a) the quotient of (1) the Pre-Approval Conversion Amount calculated as if the principal amount included therein continued to accrue interest in accordance with such Secured Note up to the applicable True-Up Date (as defined below) divided by (2) the True-Up Conversion Price then in effect on the date the Company receives an Investor’s request to deliver the True-Up Shares (the “True-Up Date”); minus (B) the quotient of (1) the Pre-Approval Conversion Amount divided by (2) the Initial Conversion Price. The True-Up Conversion Price shall be equal to the lower of (i) the applicable conversion price as in effect on the applicable True-Up Date, and (ii) the greater of (x) the Floor Price and (y) the lowest of the five (5) VWAPs of the Class A Common Stock during the five (5) consecutive Trading Day period ending and including the Trading Day immediately preceding the True-Up Date.

Ranking; Security Interest.

The Secured Notes will be junior secured obligations of the Company and will be secured by a security interest in substantially all of the assets of the Company, pursuant to a security agreement. In addition, certain subsidiaries of the Company (each, a “Subsidiary Grantor”) in the Purchase Agreement secured the Company’s obligations under the Financing Documents by granting a perfected lien upon substantially all of the personal property of each Subsidiary Grantor, for the benefit of the Investors. The Company is utilizing the proceeds of this offering for general corporate purposes and working capital.

Registration Rights.

On November 1, 2024, the Company has filed a registration statement providing for the resale by the Investors of a majority of the shares issuable pursuant to the Financing Documents with the Securities and Exchange Commission, or SEC. Such registration statement was declared effective on November 29, 2024. The Company agreed to keep such registration statement effective at all times until no Investors owns any Warrants or shares of Class A Common Stock issuable upon exercise thereof.

Warrants

The Warrants are exercisable immediately on the date thereof with a term of five (5) years to purchase an aggregate of 5,728,870 shares of Class A Common Stock at an exercise price of $6.29, subject to adjustment under certain circumstances described in the Warrants. Pursuant to the September Letter Agreement, the Purchasers agreed to not to exercise any such September Warrants before the Company’s receipt of the stockholders’ approval.

The Incremental Warrants are exercisable immediately on the date thereof with a term of one (1) year to purchase the Secured Notes at an exercise price of equal to the principal amount of the Secured Notes issued to such Purchaser, subject to adjustment under certain circumstances described in the Incremental Warrants.

The Company has agreed to issue the March PA Warrants to Univest Securities LLC, which acted as the sole placement agent for this transaction. The PA Warrants are exercisable immediately on the date thereof with a term of five (5) years to purchase an aggregate of 202,768 shares of Class A Common Stock at an exercise price of $6.29, subject to adjustment under certain circumstances described in the PA Warrants.

Limitations on Exercise. A holder of the Warrants shall not have the right to exercise any portion of these warrants to the extent that, after giving effect to such conversion, the holder (together with certain related parties) would beneficially own in excess of 9.99%.

PA Warrants shall not have the right to exercise any portion of these warrants to the extent that, after giving effect to such conversion, the holder (together with certain related parties) would beneficially own in excess of 4.99%, or the “Maximum Percentage”, of shares of our Class A Common Stock outstanding immediately after giving effect to such conversion. The Maximum Percentage may be raised or lowered to any other percentage not in excess of 9.99%, at the option of the holder, except that any increase will only be effective upon 61 days’ prior notice to us.

The issuance of the Secured Notes and Warrants is being made in reliance on the exemption provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), for the offer and sale of securities not involving a public offering, and Regulation D promulgated under the Securities Act.

The Purchase Agreement and certain other transaction documents have been attached as exhibits to this Registration Statement to provide security holders with information regarding their terms. They are not intended to provide any other factual information about the parties to the transaction documents or any of their respective affiliates. The representations, warranties and covenants contained in the transaction documents were made only for the purposes of such transaction documents and as of specified dates, were solely for the benefit of the parties to such transaction documents and may be subject to limitations agreed upon by the contracting parties. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the transaction documents instead of establishing these matters as facts and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to security holders. Security holders are not third-party beneficiaries under the transaction documents. Accordingly, they should not rely on the representations, warranties and covenants contained in the transaction documents or any descriptions thereof as characterizations of the actual state of facts or condition of any of the parties or any of their respective affiliates.

December SPA, December SPA Warrants, and December SPA Notes

On December 21, 2024, the Company entered into a securities purchase agreement (the “December SPA”) with certain institutional investors as purchasers (collectively, the “December Investors”). Pursuant to the December SPA, the Company has agreed to sell, and the December Investors have agreed to purchase, for approximately $30 million, of which approximately $22.5 million will be paid in cash and approximately $7.5 million will be converted from previous loans to the Company, certain unsecured promissory notes (the “December Unsecured Notes”), December Warrants, December Incremental Warrants and together with the notes issuable upon exercise of the December Incremental Warrants, the (“December Incremental Notes”) in one or more closings. The initial closing occurred on December 31, 2024. The second closing occurred on January 17, 2025 and the final closing occurred on January 22, 2025. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the December Unsecured Notes.

December Unsecured Notes

Maturity Date; Interest.

Pursuant to the December Unsecured Notes, interest shall commence accruing on the date thereof at the interest rate and shall be payable on a Conversion Date with respect to the Conversion Amount being converted on such Conversion Date, with any remaining accrued and unpaid Interest payable on the Maturity Date.

Interest shall be payable to noteholders on each Interest Date in shares of Class A Common Stock; provided, however, that the Company may, at its option following notice to the noteholders, pay Interest on any Interest Date in cash or in a combination of cash and Common Stock. Prior to the payment of Interest on an Interest Date, interest on the December Unsecured Notes shall accrue at the Interest Rate and be payable by way of inclusion of the Interest in the Conversion Amount on each Conversion Date, or upon any redemption, unless in the event of an event of default, in which case the interest rate of the December Unsecured Notes shall automatically be increased to 18% per annum (“Interest Adjustments”). In the event such default has been cured, such Interest Adjustments shall cease to be effective as of the calendar day immediately following the date of such cure; provided that the interest as calculated and unpaid at such increased rate during the continuance of that certain default shall continue to apply to the extent relating to the days after the occurrence of such default through and including the date of such cure of such default.

The Maturity Date may be extended by the noteholders under circumstances specified therein. On the Maturity Date, the Company shall pay noteholders an amount in cash representing all outstanding principal, accrued and unpaid interest on such principal and interest and accrued and unpaid Late Charges. Other than as specifically permitted by the December Unsecured Notes, the Company may not prepay any portion of the outstanding principal and accrued, unpaid interest or accrued and unpaid Late Charges on principal and interest, if any.

Conversion - Conversion at Option of Holder

Each noteholder may convert all, or any part, of the outstanding principal of the December Unsecured Notes, at any time at such holder’s option, into Common Stock at a conversion price per share of $1.16 (the “Initial Conversion Price”), subject to adjustment under certain circumstances described in the Unsecured Notes.

Adjustments

If on the day(s) on which (i) a registration statement registering for resale by the December Investors the Class A Common Stock issuable upon exercise of the December Warrants and conversion of the December Unsecured Notes and December Incremental Notes (the “Resale Registration Statement”) becomes effective and the prospectus contained therein is available for use (the “Registration Adjustment Event”) and (ii) the Company files with the Secretary of State of the State of Delaware an amendment to its Third Amended and Restated Certificate of Incorporation such that the Company has enough authorized and unissued Common Stock available for conversion in full of the December Unsecured Notes and December Incremental Notes at the Initial Conversion Price and the exercise in full of the December Warrants at the Initial Exercise Price (the “Authorized Share Adjustment Event” and, together with the Registration Adjustment Event, each an “Adjustment Event”, and the day on which each Adjustment Event occurs, an “Adjustment Date”), the Conversion Price then in effect is greater than the Closing Bid Price of the Class A Common Stock on the Trading Day ended immediately prior to such Adjustment Date (each, an “Adjustment Price” and, collectively, the “Adjustment Prices”), on any such Adjustment Date, the Conversion Price shall automatically lower to the Adjustment Price.

Floor Price

The Floor Price of the December Unsecured Notes is $1.048 per share of Common Stock, subject to the Company’s right to reduce, from time to time, to a price per share not contrary to the rules and regulations promulgated by the Nasdaq Capital Market (and other adjustments for stock splits, stock dividends, stock combinations, recapitalizations and similar events).

Alternate Conversion

Each noteholder may alternatively elect to convert the December Unsecured Notes, at any time at such noteholder’s option, into Common Stock at the “Alternate Conversion Price” equal to the lesser of:

●	the Conversion Price then in effect; and

●	the greater of:

o	the Floor Price; and

o	the lowest volume weighted average price of the Class A Common Stock during the five consecutive Trading Days ending and including the Trading Day immediately preceding the delivery or deemed delivery of the applicable conversion notice.

Limitations on Conversion

Beneficial Ownership Limitation. A noteholder shall not have the right to convert any portion of a December Unsecured Note to the extent that, after giving effect to such conversion, the noteholder (together with certain related parties) would beneficially own in excess of 4.99%, or the “Maximum Percentage”, of shares of Common Stock outstanding immediately after giving effect to such conversion. The Maximum Percentage may be raised or lowered to any other percentage not in excess of 9.99%, at the option of the noteholder, except that any increase will only be effective upon 61 days’ prior notice to the Company.

Exchange Cap Limitation. Unless the Company obtains the approval of its stockholders in accordance with the rules and regulations of the Nasdaq Capital Market, a maximum of 3,260,603 shares of Common Stock (19.99% of the outstanding shares of Common Stock on August 29, 2024) shall be issuable upon conversion or otherwise pursuant to the terms of the December Unsecured Notes.

Redemption Rights

Company Optional Redemption. The Company has the option to redeem the December Unsecured Notes at a 10% redemption premium to the greater of (i) the shares of Common Stock then outstanding under the Unsecured Notes and (ii) the equity value of Common Stock underlying the December Unsecured Notes. The equity value of Common Stock underlying the December Unsecured Notes is calculated using the greatest closing sale price of the Class A Common Stock during the period commencing on the date immediately preceding notice of such redemption and ending on the Trading Day immediately prior to the date the Company makes the entire payment required to be made for such redemption.

Bankruptcy Event of Default Mandatory Redemption. Upon any bankruptcy event of default, the Company shall immediately redeem in cash all amounts due under the December Unsecured Notes at 25% premium unless the noteholder waives such right to receive such payment.

Registration Rights

The Company has agreed to file a Resale Registration Statement with the Securities and Exchange Commission, or SEC, (i) with respect to the initial closing, within 45 calendar days of the date of the initial closing date or as soon as practicable thereafter and (ii) with respect to any subsequent closings, within 45 calendar days after the later of (A) the date on which the most recently filed Resale Registration Statement becomes effective and the prospectus contained therein is available for use and (B) the applicable closing date (each such date, a “Registration Trigger Date”), and, in each case, seek effectiveness within 90 days following the initial closing date or the applicable Registration Trigger Date, and keep such Resale Registration Statements effective at all times until no December Investors owns any December Unsecured Notes, December Warrants or December Incremental Warrants or shares of Common Stock issuable upon exercise thereof.

December Letter Agreement

On January 28, 2025, the Company entered into the December Letter Agreement with the Investors party thereto to provide the Investors a right to receive True-Up Shares. Pursuant to the December Letter Agreement, the Company agreed to issue to Investors who convert any Secured Notes at Pre-Approval Conversion Amount at the Initial Conversion Price of $1.16 prior to the Company’s receipt of the stockholders’ approval, following the receipt of such stockholders’ approval, True-Up Shares equal to (a) the quotient of (1) the True-Up Conversion Amount divided by (2) the True-Up Conversion Price then in effect on the date the Company receives an Investor’s request to deliver the True-Up Shares; minus (B) the quotient of (1) the Pre-Approval Conversion Amount divided by (2) the Initial Conversion Price. The True-Up Conversion Price shall be equal to the lower of (i) the applicable Conversion Price as in effect on the applicable True-Up Date, and the Alternative Conversion Price.

December Warrants

The December Warrants are exercisable immediately on the date thereof with a term of five years to purchase an aggregate of 25,874,953 shares of Common Stock at an exercise price of $1.392 (the “Initial Exercise Price”), subject to adjustment to lower the Exercise Price then in effect to the greater of the (i) Floor Price and (ii) 120% of the Closing Bid Price of the Class A Common Stock on the Trading Day ended immediately prior to such Adjustment Date upon Adjustment Events and other certain adjustments as described in the December Warrants. Pursuant to the December Letter Agreement, the Purchasers agreed to not to exercise any such December Warrants before the Company’s receipt of the stockholders’ approval.

The December Incremental Warrants are exercisable immediately on the date thereof with a term of one year to purchase the December Unsecured Notes at an exercise price of equal to the principal amount of the December Unsecured Notes issued to such purchaser, subject to adjustment under certain circumstances described in the December Incremental Warrants.

Limitations on Exercise. A December Warrant holder shall not have the right to exercise any portion of the December Warrants to the extent that, after giving effect to such conversion, the holder (together with certain related parties) would beneficially own in excess of 4.99%, or the “Maximum Percentage”, of shares of Common Stock outstanding immediately after giving effect to such conversion. The Maximum Percentage may be raised or lowered to any other percentage not in excess of 9.99%, at the option of the December Warrant holder, except that any increase will only be effective upon 61 days’ prior notice to the Company.

One of the December Investors is V W Investment Holding Limited, an independent investment fund with investors including FF Global.

The issuance of the December Unsecured Notes, December Warrants and December Incremental Warrants is being made in reliance on the exemption provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), for the offer and sale of securities not involving a public offering, and Regulation D promulgated under the Securities Act.

The December SPA and certain other transaction documents have been attached as exhibits to this Registration Statement to provide information regarding their terms. They are not intended to provide any other factual information about the parties to the transaction documents or any of their respective affiliates. The representations, warranties and covenants contained in the transaction documents were made only for the purposes of such transaction documents and as of specified dates, were solely for the benefit of the parties to such transaction documents and may be subject to limitations agreed upon by the contracting parties. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the transaction documents instead of establishing these matters as facts and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to security holders. Securityholders are not third-party beneficiaries under the transaction documents. Accordingly, they should not rely on the representations, warranties and covenants contained in the transaction documents or any descriptions thereof as characterizations of the actual state of facts or condition of any of the parties or any of their respective affiliates.

HSL Settlement

On January 17, 2025, Faraday Future entered into the HSL Settlement and Release Agreement to resolve outstanding claims with HSL. As part of the HSL Settlement and Release Agreement, the Company agreed to issue €1.15 million (approximately $1.185 million) worth of Class A Common Stock to HSL, with the number of shares based on a per share price of $1.53, which was the closing price of the Class A Common Stock on January 16, 2025, the trading day prior to the signing of the HSL Settlement and Release Agreement. The settlement also included the cancellation of purchase orders and the resolution of claims related to items without associated purchase orders. Additionally, the company may issue extra shares or provide additional cash to HSL if the market value decreases by more than 5% between January 17, 2025, the issuance date of the Compensated Shares and the date when this Registration Statement is effective.

March SPA, March Common Warrants, and March SPA Notes

On March 21, 2025 (the “Signing Date”), the Company entered into the March SPA with certain March Investors. Pursuant to the March SPA, the Company has agreed to sell, and the March Investors have agreed to purchase, in four closings, for an aggregate purchase price of $41 million, of which approximately $39.5 million will be paid in cash and approximately $1.5 million will be converted from a previous loan to the Company, (i) certain March Unsecured Notes in an aggregate original principal amount of $41 million, (ii) March Common Warrants to purchase up to a number of shares of the Class A Common Stock, equal to the principal amount of March Unsecured Notes issued at a Closing divided by $1.29 (the “Conversion Price”) subject to adjustment as provided in the March Unsecured Notes, (iii) a number of shares of Series B Preferred Stock, equal to the lesser of (A) the number of Conversion Shares and (B) the product of (1) such Investor’s Note Commitment Amount (as defined in the March SPA) divided by the aggregate Note Commitment Amounts for all March Investors multiplied by (2) 9,000,000, and (iv) March Incremental Warrants, exercisable for (A) the March Incremental Notes, (B) March Common Warrants and (C) shares of Series B Preferred Stock. The First Closing was completed on April 4, 2025 and the Second Closing was completed on May 28, 2025. The Third Closing was completed on July 11, 2025. The Fourth Closing is expected to occur on the tenth (10th) business day following the Third Closing, but was delayed pending satisfaction of certain closing conditions in accordance with the terms of the March SPA. All Closings are subject to the satisfaction of certain closing conditions, including but not limited to, the closing price of the Class A Common Stock being equal or greater than $1.00 at the time of such Closing and no event of default existing under any outstanding March Unsecured Notes. We have agreed with the Noteholders to register any additional shares of our Class A Common Stock issuable upon conversion or exercise, as applicable, of the March Common Warrants and March Incremental Notes issued in the First Closing that are not being registered pursuant to this prospectus and any additional March Unsecured Notes, March Common Warrants, Series B Preferred Stock and March Incremental Warrants that may be issued in the subsequent Closings.

Placement Agency Agreement and Placement Agent Warrants

Pursuant to the March PAA, the Company has agreed to pay the Placement Agent a Cash Fee equal to 8% of the gross proceeds received by the Company from the sale of the Securities at each Closing and upon each closing upon the exercise of any March Incremental Warrants, to PA Investors or 4% of the gross proceeds received by the Company from the sale of the Securities to all other March Investors. At each Closing or each closing upon the exercise of any March Incremental Warrants, the Company has agreed to issue to the Placement Agent PA Warrants exercisable for a number of shares of Common Stock equal to 7% of the aggregate number of shares of Class A Common Stock issuable upon conversion of the March Unsecured Notes or the March Incremental Notes, respectively, issued by the Company to March Investors at the applicable closing.

The March PA Warrants have a term of five (5) years from the issuance date. The March PA Warrants are substantially similar to the March Common Warrants. The March PA Warrants issued at each Closing have an exercise price equal to $1.548 per share and the March PA Warrants issued upon the closing of the exercise of March Incremental Warrants by the PA Investors will have an exercise price equal to 120% of the closing price of the Class A Common Stock on the trading day prior to the date of such closing, subject to adjustment under certain circumstances described in the March PA Warrants.

March Unsecured Notes

Maturity Date; Interest.

Pursuant to the March Unsecured Notes, interest commences accruing on the Issuance Date at the interest rate of 10% per annum (the “Interest Rate”) and will be computed on the basis of a 360-day year and twelve 30-day months and will be payable on a Conversion Date (as defined in the March Unsecured Notes) with respect to the Conversion Amount (as defined in the March Unsecured Notes) being converted on such Conversion Date, with any remaining accrued and unpaid interest payable on the fifth anniversary of the issuance date thereof (the “Maturity Date”) (each Conversion Date and Maturity Date, an “Interest Date”).

Interest will be payable to the noteholders on each Interest Date in shares of Class A Common Stock, subject to certain conditions set forth in the March Unsecured Notes; provided, however, that the Company may, at its option following notice to the noteholders, pay interest on any Interest Date in cash or in a combination of cash and shares of Class A Common Stock. Prior to the payment of interest on an Interest Date, interest on the March Unsecured Notes will accrue at the Interest Rate and will be payable by way of inclusion of the interest in the Conversion Amount on each Conversion Date, or upon any redemption, unless in the event of an event of default, in which case the interest rate of the Unsecured Notes will automatically be increased to 18% per annum (the “Default Rate”). In the event such default has been cured, the Default Rate will cease to be effective as of the calendar day immediately following the date of such cure; provided that the interest as calculated and unpaid at the Default Rate during the continuance of that certain default will continue to apply to the extent relating to the days after the occurrence of such default through and including the cure date of such default.

The Maturity Date may be extended by the noteholders under circumstances specified therein. On the Maturity Date, the Company must pay the noteholders an amount in cash representing all outstanding principal, accrued and unpaid interest on such principal and interest and accrued and unpaid Late Charges (as defined in the Unsecured Notes). Other than as specifically permitted by the March Unsecured Notes, the Company may not prepay any portion of the outstanding principal and accrued, unpaid interest or accrued and unpaid Late Charges on principal and interest, if any.

Conversion; Conversion at Option of Holder

Each noteholder may convert all, or any portion, of the March Unsecured Notes, at any time at such noteholder’s option, into shares of Class A Common Stock, at an initial conversion price per share of $1.29 (the “Conversion Price”), subject to adjustment as provided in the March Unsecured Notes, in an amount equal to 108% of the portion of the (i) principal, (ii) interest, (iii) accrued and unpaid Late Charges with respect to such principal and interest of the March Unsecured Note and (iv) other amounts outstanding under the March Unsecured Note to be converted, redeemed or otherwise with respect to which such determination is being made.

Adjustments of the Conversion Price

If on each day on which (i) a registration statement registering for resale by the March Investors of the Class A Common Stock issuable upon exercise and conversion, as applicable, of the March Unsecured Notes, the March Common Warrants, the March Incremental Warrants and the March Incremental Notes (the “Registration Statement”) becomes effective and the prospectus contained therein is available for use (the “Registration Adjustment Event”); (ii) the Fourth Closing occurs (the “Fourth Closing Event”); or (iii) the Company obtains stockholder approval in connection with the transactions contemplated by the March SPA (the “Stockholder Approval Event” and, together with the Registration Adjustment Event and the Fourth Closing Event, the “Adjustment Events”, and the date on which each Adjustment Event occurs, an “Adjustment Date”), the Conversion Price then in effect is greater than the Closing Bid Price (as defined in the Unsecured Notes) of the Class A Common Stock on the trading day immediately prior to such Adjustment Date (each, an “Adjustment Price”), the Conversion Price will automatically be adjusted to the Adjustment Price.

Floor Price

The Floor Price of the March Unsecured Notes is $1.048 per share of Common Stock, subject to the Company’s right to reduce, from time to time, to a price per share not contrary to the rules and regulations promulgated by Nasdaq (and other adjustments for stock splits, stock dividends, stock combinations, recapitalizations and similar events).

Alternate Conversion

Each noteholder may alternatively elect to convert the Unsecured Notes, at any time at such noteholder’s option, into shares of Common Stock at the “Alternate Conversion Price” equal to the lower of:

●	the Conversion Price then in effect; and

●	the greater of:

o	the Floor Price; and

o	the lowest volume weighted average price of the Class A Common Stock during the five consecutive trading days ending and including the trading day immediately preceding the delivery or deemed delivery of the applicable conversion notice.

Alternate Conversion Floor Amount

If on any Conversion Date, the Conversion Price then in effect would have otherwise been lower than the Floor Price then in effect, the Company is required to pay to each noteholder an amount in cash equal to the product obtained by multiplying (A) the higher of (1) the highest price of the Class A Common Stock on the trading day immediately preceding the applicable Conversion Date and (2) the applicable Alternate Conversion Price, and (B) the difference between (1) the number of shares the noteholder would have received at the Conversion Price as it would have been adjusted notwithstanding the Floor Price and (2) the Floor Price. Alternatively, the Company may, at its option, increase the then outstanding principal amount of the applicable Unsecured Note by such amount.

Limitations on Conversion

Beneficial Ownership Limitation. A noteholder does not have the right to convert any portion of an Unsecured Note to the extent that, after giving effect to such conversion, the noteholder (together with certain related parties) would beneficially own in excess of 4.99% (the “Maximum Percentage”), of shares of Common Stock outstanding immediately after giving effect to such conversion. The Maximum Percentage may be raised or lowered to any other percentage not in excess of 9.99%, at the option of the noteholder, except that any increase will only be effective upon 61 days’ prior notice to the Company.

Exchange Cap Limitation. Unless the Company obtains the approval of its stockholders in accordance with Nasdaq Listing Rules 5635(d) (19.99% of the outstanding shares of Common Stock on the Signing Date) will be issuable upon conversion or exercise, as applicable, or otherwise pursuant to the terms of the Unsecured Notes or the Incremental Warrants, as applicable.

Redemption Rights

Company Optional Redemption. The Company has the option to redeem the March Unsecured Notes at a 10% redemption premium to the greater of (i) the shares of Common Stock then outstanding under the March Unsecured Notes and (ii) the equity value of Common Stock underlying the March Unsecured Notes. The equity value of Common Stock underlying the March Unsecured Notes is calculated using the greatest closing sale price of the Class A Common Stock during the period commencing on the date immediately preceding notice of such redemption and ending on the trading day immediately prior to the date the Company makes the entire payment required to be made for such redemption.

Bankruptcy Event of Default Mandatory Redemption. Upon any bankruptcy event of default, the Company must immediately redeem in cash all amounts due under the March Unsecured Notes at a 25% premium unless the noteholder waives such right to receive such payment.

March Common Warrants

The March Common Warrants are exercisable immediately upon issuance, and have a term of five years from such date and an initial exercise price of $1.548 (the “Exercise Price”), which may be adjusted to the lower of (i) $1.048 and (ii) 120% of the Closing Bid Price of the Class A Common Stock on the trading day ended immediately prior to such Adjustment Date upon Adjustment Events and other certain adjustments as described in the March Common Warrants.

Limitations on Exercise. A March Common Warrant holder does not have the right to exercise any portion of the March Common Warrants to the extent that, after giving effect to such conversion, the holder (together with certain related parties) would beneficially own in excess of the Maximum Percentage of shares of Common Stock outstanding immediately after giving effect to such conversion. The Maximum Percentage may be raised or lowered to any other percentage not in excess of 9.99%, at the option of the March Common Warrant holder, except that any increase will only be effective upon 61 days’ prior notice to the Company.

Series B Preferred Stock

Each Investor was issued at the First Closing a number of shares of Series B Preferred Stock equal to the lesser of (i) the number of Conversion Shares held by such noteholder and (ii) the product of (x) such noteholder’s Commitment Percentage (as defined in the March SPA) multiplied by (y) 9,000,000 (the “Series B Preferred Cap”). In each of the Third Closing and the Fourth closing, each noteholder will be issued a number of shares of Series B Preferred Stock equal to the lesser of (i) the number of Conversion Shares into which such noteholder’s Unsecured Note issued in such Closing is convertible and (ii) the product of (x) such noteholder’s Commitment Percentage multiplied by (y) the Series B Preferred Cap minus the aggregate number of shares of Series B Preferred Stock held by such noteholder.

In the event that an adjustment of the Conversion Price pursuant to the terms of the March Unsecured Notes results in an increase in the number of Conversion Shares, the Company will issue to each noteholder a number of shares of Series B Preferred Stock equal to the number of such additional Conversion Shares, to the extent such additional Conversion Shares of each noteholder, in the aggregate, is not in excess of the number of authorized but unissued shares of the Company’s preferred stock as of the Signing Date without the approval of the Company’s stockholders to increase the number of authorized shares of the Company’s preferred stock, provided that the Company may, in its sole discretion, increase the Series B Preferred Cap as set forth in the Purchase Agreement, subject to approval of the Company’s stockholders.

Certificate of Designation

The Company has filed with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) a Certificate of Designation of Preferences, Rights and Limitations of Series B Preferred Stock (the “Certificate of Designation”) to designate 9,000,000 shares of the Company’s authorized and unissued preferred stock as Series B Preferred Stock. The rights, preferences, privileges, qualifications, restrictions, and limitations relating to the Series B Preferred Stock as summarized below.

Convertibility. The shares of Series B Preferred Stock are not convertible into, or exchangeable for, shares of any other class or series of stock or other securities of the Company.

Dividends. The shares of Series B Preferred Stock are not entitled to receive dividends.

Voting. Each share of Series B Preferred Stock has one vote on all matters submitted to a vote of the stockholders of the Company.

Rank; Liquidation. Upon a liquidation, bankruptcy, reorganization, merger, acquisition, sale, dissolution or winding up of the Company, whether voluntarily or involuntarily, pursuant to which assets of the Company or consideration received by the Company are to be distributed to the stockholders, the holder of Series B Preferred Stock will be entitled to receive, before any payment is made to the holders of Common Stock by reason of their ownership thereof, an amount per share of Series B Preferred Stock equal to (a) (i) the aggregate outstanding principal amount of such Investor’s Unsecured Notes minus (ii) the amount received by such Investor from the Company pursuant to such Investor’s Unsecured Notes in connection with such liquidation divided by (b) the number of shares of Series B Preferred Stock held by such Investor at the time of such liquidation.

Transfer Restrictions. The shares of Series B Preferred Stock cannot be transferred at any time without the prior written consent of the Board.

Redemption. Upon each conversion of a March Unsecured Note or a March Incremental Note by a holder of Series B Preferred Stock, a number of shares of Series B Preferred Stock equal to the number of shares of Common Stock received by such noteholder upon conversion of such noteholder’s March Unsecured Note or March Incremental Note shall automatically be redeemed by the Company for no consideration, without any further action by the Company or such noteholder, and such redeemed shares shall no longer be deemed to be outstanding.

March Incremental Warrants

The March Incremental Warrants are exercisable immediately upon issuance and have a term of five (5) years from the Signing Date. The March Investors may exercise the March Incremental Warrants, in whole or in part, for (i) March Incremental Notes, (ii) March Common Warrants to purchase a number of shares of the Class A Common Stock equal to the quotient of the Note Commitment Amount of such March Investor’s March Incremental Note divided by the Conversion Price thereof, and (iii) a number of shares of Series B Preferred Stock equal to the lesser of (1) the number of Conversion Shares into which such March Investor’s March Incremental Note is convertible and (2) the product of (x) such Investor’s Commitment Percentage multiplied by (y) the Series B Preferred Cap minus the number of shares of Series B Preferred Stock then owned by such March Investor.

March Incremental Notes

The Company may issue March Incremental Notes in an aggregate original principal amount equal to the principal amount of March Unsecured Notes issued in the Closings to the March Investors assuming all Closings occur and full exercise of the March Incremental Warrants. The March Incremental Notes will be substantially in the form of the March Unsecured Note and each March Incremental Note will mature five (5) years from its issuance date.

SPA Waiver

On May 15, 2025, the Company entered into certain waiver and amendment agreement (the “SPA Waiver”) with the March Investors, pursuant to which the March Investors waived certain portions of Section 4.12(d) with respect to registration for resale of the shares of Common Stock issuable upon conversion or exercise, as applicable, of the March Unsecured Notes and March Common Warrants (including such March Unsecured Notes and March Common Warrants issuable upon exercise of the March Incremental Warrants) and amended Section 2(b)(ii) of the March SPA with respect to the timing of certain Closings, in each case, as further described below.

Registration Rights Adjustments

Pursuant to the SPA Waiver, the March Investors agreed that the Company (i) is permitted to only register for resale by the March Investors on the initial registration statement (the “Initial Registration Statement”) shares of Common Stock issuable upon conversion of the March Unsecured Notes issued at the first Closing, and (ii) is not required to register on the Initial Registration Statement any shares of Common Stock underlying (a) the March Common Warrants or (b) any March Unsecured Notes, March Common Warrants and March Incremental Warrants to be issued at subsequent Closings, provided, however, the Company agrees to use commercially reasonable efforts to file a subsequent registration statement to register (x) the unregistered portion of the Common Stock issuable upon conversion and exercise of March Unsecured Notes, March Common Warrants, and March Incremental Warrants, as applicable, for resale by a March Investor within forty-five (45) calendar days after the later of (1) the date on which the Initial Registration Statement is declared effective and (2) the date that such March Investor so requests and (y) the shares of Common Stock underlying March Unsecured Notes, March Common Warrants and March Incremental Warrants issued at a subsequent Closing within forty-five (45) calendar days after the later of (A) the date on which the Initial Registration Statement is declared effective and (B) the date of such applicable subsequent Closing.

Closing Conditions Adjustments

Pursuant to the March SPA, in the event any closing conditions have not been satisfied on or prior to the date on which a subsequent Closing was otherwise scheduled to be held, such subsequent Closing could be postponed for up to twenty (20) business days. Pursuant to the SPA Waiver, Section 2(b)(ii) of the March SPA was amended such that in the event that the closing price of the Common Stock is below $1.00 during such twenty (20) business day period, the applicable subsequent Closing shall occur within twenty (20) business days following the first (1st) trading day on which the closing price of the Common Stock is equal to or greater than $1.00.

In addition, the Company and the March Investors agreed to amend Section 2(b)(ii) of the March SPA such that the Company has the right, at its sole discretion, to reduce a portion of a March Investor’s purchase price to be funded at any individual Closing (provided that the Company will not reduce a March Investor’s aggregate commitment amount).

July SPA, July Common Warrants, and July SPA Notes

On the July Financing Signing Date, the Company entered into the July SPA with the July Investors. Pursuant to the July SPA, the Company agreed to sell, and the July Investors agreed to purchase, in two closings, for an aggregate purchase price of $82 million, (i) certain July Unsecured Notes in the aggregate original principal amount of $82 million, (ii) July Common Warrants to purchase up to a number of shares of the Company’s Class A Common Stock, equal to one third of the shares of Class A Common Stock issuable upon conversion of the July Unsecured Notes, which is the product of (A) the principal amount of July Unsecured Notes issued at a Closing divided by (B) the initial conversion price per share as set forth in the form of July Unsecured Notes, and (iii) at the July Financing Initial Closing (as defined below), a number of shares of Series B Preferred Stock, equal to the lesser of (A) the number of shares of Class A Common Stock into which the July Unsecured Notes issued at a July Financing Closing are convertible (the “July Conversion Shares”) and (B) the product of (1) such Investor’s Note Commitment Amount (as defined in the July SPA) divided by the aggregate Note Commitment Amounts for all Investors multiplied by (2) the Series B Preferred Cap (as defined in the July SPA). Shares of Series B Preferred Stock may be issued at the July Financing Subsequent Closing (as defined below), at the Company’s sole discretion, and subject to the increase in the number of designated shares of Series B Preferred Stock (“Additional Designation”). The initial closing (the “July Financing Initial Closing”) occurred on August 22, 2025 and the subsequent closing (the “July Financing Subsequent Closing” and, together with the July Financing Initial Closing, each a “July Financing Closing” and, collectively, the “July Financing Closings”) is expected to occur fifteen (15) business days (the “July Financing Subsequent Closing Date” and, together with the July Financing Initial Closing Date, each a “July Financing Closing Date”) following the later of (i) the effective date of the July Initial Registration Statement (as defined below) and (ii) the July Financing Stockholder Approval Event (as defined below), in each case, subject to extension pursuant to the terms set forth in the July SPA. All Closings are subject to the satisfaction of certain closing conditions, including but not limited to, (i) the average daily VWAP (as defined in the July Unsecured Notes) of the Class A Common Stock during the five (5) consecutive trading day period ending on the trading day immediately preceding each applicable July Financing Closing Date is equal to or greater than $1.00 per share at the time of such July Financing Closing, (ii) the value of the average daily trading volume of the Class A Common Stock on the Nasdaq Capital Market must be equal to or greater than Four Million Dollars ($4,000,000) for the five (5) consecutive trading day period ending on the trading day immediately preceding applicable July Financing Closing Date and (iii) no event of default existing under any outstanding July Unsecured Notes. Pursuant to the July SPA, the Company also agreed to issue and sell up to an additional $20 million in July Unsecured Notes if at any time prior to the July Financing Initial Closing, one or more additional Investors join the July SPA and agree to purchase such July Unsecured Notes, associated July Common Warrants, and shares of Series B Preferred Stock by executing and delivering to the Company a joinder to the July SPA. In connection with the transactions contemplated by the July SPA (the “July Transactions”), the Company agreed to pay an aggregate of $200,000 to Univest Securities, LLC, the placement agent for the offering, one-half of which will be paid upon the July Financing Initial Closing and one-half of which will be paid upon the July Financing Subsequent Closing. The July Unsecured Notes, the July Common Warrants, the shares of Class A Common Stock issuable upon exercise of the Common Warrants, the shares of Class A Common Stock issuable pursuant to the terms of the July Unsecured Notes and the shares of Series B Preferred Stock are collectively referred to as the “Securities”.

Pursuant to the July SPA, the Company has agreed to file a registration statement (the “July Initial Registration Statement”) with the SEC within 45 calendar days of the Initial Closing Date, to register for resale all shares of Class A Common Stock issuable pursuant to the July Unsecured Notes issued at the July Financing Initial Closing, and seek effectiveness within 90 days following the July Initial Closing Date, and keep such July Initial Registration Statement effective at all times until no July Investors owns any July Initial Notes or shares of Class A Common Stock issuable upon conversion or exercise thereof. In addition, the Company shall have the right, in its sole discretion, to file one or more additional registration statements to register for resale shares of Class A Common Stock issuable upon (i) conversion of the July Unsecured Notes issued at the July Financing Subsequent Closing and/or exercise of the July Common Warrants issued at the July Financing Subsequent Closing (each, a “Subsequent Closing Registration Statement” and, collectively, the “Subsequent Closing Registration Statements”) and/or (ii) shares of Class A Common Stock issuable upon exercise of the July Common Warrants issued at the July Financing Initial Closing.

Unsecured Notes

Maturity Date; Interest.

Pursuant to the July Unsecured Notes, interest commences accruing on the date of issuance (the “July Issuance Date”) at the interest rate of 10% per annum and is computed on the basis of a 360-day year and twelve 30-day months and will be payable on a Conversion Date (as defined in the July Unsecured Notes) with respect to the Conversion Amount (as defined in the Unsecured Notes) being converted on such Conversion Date, with any remaining accrued and unpaid interest payable on the fifth anniversary of the issuance date thereof (the “Maturity Date”) (each Conversion Date and Maturity Date, an “Interest Date”).

Interest is payable to the noteholders on each Interest Date in shares of Class A Common Stock, subject to certain conditions set forth in the July Unsecured Notes; provided, however, that the Company may, upon the mutual consent of the Company and the Required Holders (as defined in the July Unsecured Notes), pay interest on any Interest Date in cash or in a combination of cash and shares of Class A Common Stock. Prior to the payment of interest on an Interest Date, interest on the Unsecured Notes will accrue at the Interest Rate and will be payable by way of inclusion of the interest in the Conversion Amount on each Conversion Date, or upon any redemption, unless in the event of an event of default, in which case the interest rate of the Unsecured Notes will automatically be increased to 18% per annum (the “Default Rate”). In the event such default has been cured, the Default Rate will cease to be effective as of the calendar day immediately following the date of such cure; provided that the interest as calculated and unpaid at the Default Rate during the continuance of that certain default will continue to apply to the extent relating to the days after the occurrence of such default through and including the cure date of such default.

The Maturity Date may be extended by the noteholders under circumstances specified therein. On the Maturity Date, the Company must pay the noteholders an amount in cash representing all outstanding principal, accrued and unpaid interest on such principal and interest and accrued and unpaid Late Charges (as defined in the Unsecured Notes). Other than as specifically permitted by the July Unsecured Notes, the Company may not prepay any portion of the outstanding principal and accrued, unpaid interest or accrued and unpaid Late Charges on principal and interest, if any.

Conversion; Conversion at Option of Holder

Each noteholder may convert all, or any portion, of the Unsecured Notes, at any time at such noteholder’s option, into shares of Class A Common Stock, at an initial conversion price per share as set forth in the form of July Unsecured Notes (the “Conversion Price”), subject to adjustment as provided in the Unsecured Notes, in an amount equal to 108% of the portion of the (i) principal, (ii) interest, (iii) accrued and unpaid Late Charges with respect to such principal and interest of the Unsecured Note and (iv) other amounts outstanding under the Unsecured Note to be converted, redeemed or otherwise with respect to which such determination is being made.

Adjustments of the Conversion Price

If on each day on which (i) the July Financing Initial Registration Statement becomes effective and the prospectus contained therein is available for use (the “July Financing Registration Adjustment Event”); (ii) the Subsequent Closing occurs (the “Subsequent Closing Event”); or (iii) the Company obtains stockholder approval in connection with the transactions contemplated by the Purchase Agreement (the “July Financing Stockholder Approval Event” and, together with the July Financing Registration Adjustment Event and the July Financing Subsequent Closing Event, the “July Financing Adjustment Events”, and the date on which each July Financing Adjustment Event occurs, an “July Financing Adjustment Date”), the Conversion Price then in effect is greater than the Closing Bid Price (as defined in the July Unsecured Notes) of the Class A Common Stock on the trading day immediately prior to such Adjustment Date (each, an “Adjustment Price”), the Conversion Price will automatically be adjusted to the Adjustment Price.

Floor Price

The Floor Price of the July Unsecured Notes is $1.048 per share of Class A Common Stock, subject to the Company’s right to reduce, from time to time, to a price per share not contrary to the rules and regulations promulgated by Nasdaq (and other adjustments for stock splits, stock dividends, stock combinations, recapitalizations and similar events).

Alternate Conversion

Each noteholder may alternatively elect to convert the July Unsecured Notes, at any time at such noteholder’s option, into shares of Class A Common Stock at the “Alternate Conversion Price” equal to the lower of:

●	the Conversion Price then in effect; and

●	the greater of:

o	the Floor Price; and

o	the lowest volume weighted average price of the Class A Common Stock during the five consecutive trading days ending and including the trading day immediately preceding the delivery or deemed delivery of the applicable conversion notice.

Alternate Conversion Floor Amount

If on any Conversion Date, the Conversion Price then in effect would have otherwise been lower than the Floor Price then in effect, the Company is required to pay to each noteholder an amount in cash equal to the product obtained by multiplying (A) the higher of (1) the highest price of the Class A Common Stock on the trading day immediately preceding the applicable Conversion Date and (2) the applicable Alternate Conversion Price, and (B) the difference between (1) the number of shares the noteholder would have received at the Conversion Price as it would have been adjusted notwithstanding the Floor Price and (2) the Floor Price. Alternatively, the Company may, at its option, increase the then outstanding principal amount of the applicable Unsecured Note by such amount.

Limitations on Conversion

Beneficial Ownership Limitation. A noteholder does not have the right to convert any portion of an Unsecured Note to the extent that, after giving effect to such conversion, the noteholder (together with certain related parties) would beneficially own in excess of 4.99% (the “Maximum Percentage”), of shares of Class A Common Stock outstanding immediately after giving effect to such conversion. The Maximum Percentage may be raised or lowered to any other percentage not in excess of 9.99%, at the option of the noteholder, except that any increase will only be effective upon 61 days’ prior notice to the Company.

Exchange Cap Limitation. Unless the Company obtains the approval of its stockholders in accordance with Nasdaq Listing Rules 5635(d) (19.99% of the outstanding shares of Class A Common Stock on the Signing Date) will be issuable upon conversion or exercise, as applicable, or otherwise pursuant to the terms of the Unsecured Notes.

Redemption Rights

Company Optional Redemption. The Company has the option to redeem the Unsecured Notes at a 10% redemption premium to the greater of (i) the shares of Class A Common Stock then outstanding under the Unsecured Notes and (ii) the equity value of Class A Common Stock underlying the Unsecured Notes. The equity value of Class A Common Stock underlying the Unsecured Notes is calculated using the greatest closing sale price of the Class A Common Stock during the period commencing on the date immediately preceding notice of such redemption and ending on the trading day immediately prior to the date the Company makes the entire payment required to be made for such redemption.

Bankruptcy Event of Default Mandatory Redemption. Upon any bankruptcy event of default, the Company must immediately redeem in cash all amounts due under the Unsecured Notes at a 25% premium unless the noteholder waives such right to receive such payment.

Common Warrants

The July Common Warrants are exercisable immediately upon issuance, and will have a term of five years from such date and an initial exercise equal to 120% of the initial Closing Price of the Unsecured Notes (the “July Exercise Price”), which may be adjusted to the lower of (i) $1.048 and (ii) 120% of the Closing Bid Price of the Class A Common Stock on the trading day ended immediately prior to such July Financing Adjustment Date upon July Financing Adjustment Events and other certain adjustments as described in the July Common Warrants.

Limitations on Exercise. A July Common Warrant holder does not have the right to exercise any portion of the July Common Warrants to the extent that, after giving effect to such conversion, the holder (together with certain related parties) would beneficially own in excess of the Maximum Percentage of shares of Class A Common Stock outstanding immediately after giving effect to such conversion. The Maximum Percentage may be raised or lowered to any other percentage not in excess of 9.99%, at the option of the July Common Warrant holder, except that any increase will only be effective upon 61 days’ prior notice to the Company.

Series B Preferred Stock

Each Investor will be issued at the July Financing Initial Closing a number of shares of Series B Preferred Stock equal to the lesser of (i) the number of Conversion Shares held by such noteholder and (ii) the product of (x) such noteholder’s Commitment Percentage (as defined in the July SPA) multiplied by (y) the Series B Preferred Cap, with the issuance of shares of Series B Preferred Stock at the July Financing Subsequent Closing at the Company’s sole discretion and subject to the Additional Designation.

In the event that an adjustment of the Conversion Price pursuant to the terms of the July Unsecured Notes results in an increase in the number of Conversion Shares, the Company will issue to each noteholder a number of shares of Series B Preferred Stock equal to the number of such additional Conversion Shares, to the extent such additional Conversion Shares of each noteholder, in the aggregate, is not in excess of the number of authorized but unissued shares of the Company’s preferred stock as of the July Financing Signing Date without the approval of the Company’s stockholders to increase the number of authorized shares of the Company’s preferred stock, provided that the Company may, in its sole discretion, increase the Series B Preferred Cap as set forth in the July SPA, subject to approval of the Company’s stockholders.

Certificate of Designation

On August 21, 2025, the Company filed with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) an amendment to the Certificate of Designation of Preferences, Rights and Limitations of Series B Preferred Stock to designate an additional 3,000,000 shares of the Company’s authorized and unissued preferred stock as Series B Preferred Stock. The qualifications, restrictions, and limitations relating to the Series B Preferred Stock are summarized below:

Convertibility. The shares of Series B Preferred Stock are not convertible into, or exchangeable for, shares of any other class or series of stock or other securities of the Company.

Dividends. The shares of Series B Preferred Stock are not entitled to receive dividends.

Voting. Each share of Series B Preferred Stock has one vote on all matters submitted to a vote of the stockholders of the Company.

Rank; Liquidation. Upon a liquidation, bankruptcy, reorganization, merger, acquisition, sale, dissolution or winding up of the Company, whether voluntarily or involuntarily, pursuant to which assets of the Company or consideration received by the Company are to be distributed to the stockholders, the holders of Series B Preferred Stock will be entitled to receive, before any payment is made to the holders of Class A Common Stock by reason of their ownership thereof, an amount per share of Series B Preferred Stock equal to (a) (i) the aggregate outstanding principal amount of such holder’s Unsecured Notes minus (ii) the amount received by such holder from the Company pursuant to such holder’s Unsecured Notes in connection with such liquidation divided by (b) the number of shares of Series B Preferred Stock held by such holder at the time of such liquidation.

Transfer Restrictions. The shares of Series B Preferred Stock may not be transferred at any time without the prior written consent of the Board.

Redemption. Upon each conversion of an Unsecured Note or an Incremental Note by a holder of Series B Preferred Stock, a number of shares of Series B Preferred Stock equal to the number of shares of Class A Common Stock received by such noteholder upon conversion of such noteholder’s Unsecured Note or Incremental Note will automatically be redeemed by the Company for no consideration, without any further action by the Company or such holder, and such redeemed shares will no longer be deemed to be outstanding.

On August 18, 2025, the Company entered into waiver and amendment agreements (collectively, the “SPA Waiver”) with certain of the July Investors, pursuant to which the July Investors waived certain portions of Section 2.1(b)(ii) of the July SPA with respect to Initial Closing Date (as defined in the July SPA), and agreed to extend such Initial Closing Date to August 22, 2025.

On August 21, 2025, the Company entered into an amendment agreement with certain of the July Investors, pursuant to which one of the July Investors agreed to purchase an additional $750,000 in principal amount of July Unsecured Notes at each of the Closing of the July Financing.

Envisage Settlement

On March 28, 2025, Faraday Future entered into the Envisage Settlement and Release Agreement to resolve an outstanding arbitration award with Envisage, in connection with several purchase orders and invoices under that certain Engineering Services Agreement entered into by and between the Company and Envisage. As part of the Envisage Settlement and Release Agreement, the Company agreed to repay $425,000 in shares of Class A Common Stock to Envisage, with the number of shares based on a per share price of $1.08, which was the closing price of the Class A Common Stock on April 7, 2025, the trading day prior to the issuance of the shares as required under the Envisage Settlement and Release Agreement. The settlement also included payments of an aggregate $375,000 in four equal installments. Both the Company and Envisage agreed to mutually release and discharge the other party from any claims, demands, actions and loss in connection therewith.

Cooper Standard Settlement

On June 18, 2025, Faraday Future entered into the Cooper Settlement and Release Agreement with Cooper Standard and the Company, to resolve potential claims in connection with several purchase orders and invoices under that certain Letter of Tool Acceptance by and between Faraday Future and Cooper Standard. Faraday Future agreed to pay a total of $835,000, of which $200,000 shall be paid by cash, and the remainder shall be paid in the form of shares of the Company’s Class A Common Stock. In connection herewith, on the same day, the Company entered into a Share Issuance Agreement with Cooper Standard, pursuant to which the Company agreed to repay $635,000 in shares of Class A Common Stock to Cooper Standard, with the number of shares based on the closing price of the Class A Common Stock on the trading day immediately preceding the day on which such Cooper Standard Shares are issued. Both the Company and Cooper Standard agreed to mutually release and discharge the other party from any claims, demands, actions and loss in connection therewith.

Bitron Settlement

On August 15, 2025, Faraday Future entered into the Bitron Settlement and Release Agreement with Bitron, to resolve an outstanding arbitration award owed to Bitron, in connection with several purchase orders and invoices. Faraday Future agreed to pay a total of $343,409, of which $120,000 shall be paid by cash, and the remainder shall be paid in the form of shares of the Company’s Class A Common Stock. In connection herewith, on the same day, the Company entered into a Share Issuance Agreement with Bitron, pursuant to which the Company agreed to repay $225,409 in shares of Class A Common Stock to Bitron, with the number of shares based on the closing price of the Class A Common Stock on the trading day immediately preceding the day on which such Bitron Shares are issued. Both the Company and Bitron agreed to mutually release and discharge the other party from any claims, demands, actions and loss in connection therewith.

Certain Anti-Takeover Provisions of Delaware Law

Under the Amended and Restated Charter, FF has certain anti-takeover provisions in place as follows:

Special Meeting of Stockholders

The Amended and Restated Bylaws provide that special meetings of stockholders may be called only by (i) the Chairperson of the Board, (ii) the chief executive officer or (iii) a majority vote of the Board.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

The Amended and Restated Bylaws provide that stockholders seeking to bring business before FF’s special meeting of stockholders, or to nominate candidates for election as directors at FF’s special meeting of stockholders, must provide timely notice of their intent in writing subject to certain exceptions for FF Top Board designees under the Shareholder Agreement. To be timely, a stockholder’s notice will need to be received by FF secretary at FF’s principal executive offices no later than the close of business on the 90th day nor earlier than the open of business on the 120th day prior to the anniversary date of the immediately preceding special meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in FF’s annual proxy statement must comply with the notice periods contained therein. The Amended and Restated Bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude FF stockholders from bringing matters before the special meeting of stockholders or from making nominations for directors at FF’s special meeting of stockholders.

Authorized but Unissued Shares

FF’s authorized but unissued Common Stock and Preferred Stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of FF by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum Selection

The Amended and Restated Charter requires, to the fullest extent permitted by law, that derivative actions brought in FF’s name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within 10 days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery or (C) for which the Court of Chancery does not have subject matter jurisdiction. The Amended and Restated Charter also requires that the federal district courts of the United States of America be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, and/or the Securities Exchange Act of 1934, as amended. Any person or entity purchasing or otherwise acquiring any interest in shares of Class A Common Stock shall be deemed to have notice of and consented to the forum provisions in the Amended and Restated Charter.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with FF or any of FF’s directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. FF cannot be certain that a court will decide that this provision is either applicable or enforceable, and if a court were to find the choice of forum provision contained in the Amended and Restated Charter to be inapplicable or unenforceable in an action, FF may incur additional costs associated with resolving such action in other jurisdictions, which could harm FF’s business, operating results and financial condition.

The Amended and Restated Charter provides that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law.

Limitation on Liability and Indemnification of Directors and Officers

The Amended and Restated Charter provides that directors and officers will be indemnified by FF to the fullest extent authorized by Delaware law as it now exists or may in the future be amended.

The Amended and Restated Bylaws also permit FF to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. FF has purchased a policy of directors’ and officers’ liability insurance that insures FF’s directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures FF against its obligations to indemnify the directors and officers.

These provisions may discourage stockholders from bringing a lawsuit against FF’s directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit FF and FF stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent FF pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to FF’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, FF has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PLAN OF DISTRIBUTION

The Selling Securityholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of Class A Common Stock or interests in shares of Class A Common Stock received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Class A Common Stock or interests in shares of Class A Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Securityholders may use any one or more of the following methods when disposing of shares or interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

●	through the writing or settlement of options, forward sales or other hedging transactions, whether through an options exchange or otherwise;

●	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share; and

●	a combination of any such methods of sale.

The Selling Securityholders may, from time to time, pledge or grant a security interest in some or all of the shares of Class A Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Class A Common Stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus. The Selling Securityholders also may transfer the shares of Class A Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our Class A Common Stock or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Class A Common Stock in the course of hedging the positions they assume. The Selling Securityholders may also sell shares of our Class A Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Class A Common Stock to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Securityholders from the sale of the Class A Common Stock offered by them will be the purchase price of the Class A Common Stock less discounts or commissions, if any. The Selling Securityholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Class A Common Stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The Selling Securityholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The Selling Securityholders and any underwriters, broker-dealers or agents that participate in the sale of the Class A Common Stock or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling Securityholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our Class A Common Stock to be sold, the names of the applicable Selling Securityholder, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the Class A Common Stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Class A Common Stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Securityholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by Pryor Cashman LLP, New York, New York. If the validity of any securities is also passed upon by counsel for the underwriters, dealers or agents of an offering of those securities, that counsel will be named in the applicable prospectus supplement.

EXPERTS

The financial statements as of December 31, 2024 and for the year then ended incorporated by reference in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 2 to the financial statements) of Macias Gini & O’Connell LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements as of December 31, 2023 and for the year then ended incorporated by reference in this prospectus have been so included in reliance on the reports (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 2 to the financial statements) of Mazars USA LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Mazars USA LLP was not engaged to audit, review, or apply any procedures to the adjustments to retrospectively apply the effects of the 1-for-40 reverse stock split described in Note 1 and to retroactively apply the change in accounting for ASU 2023-07 Segment Reporting (Topic 280) described in Note 1 and accordingly, Mazars USA LLP does not express an opinion or any other form of assurance about whether such adjustments are appropriate and have been properly applied. Those adjustments were audited by Macias Gini & O’Connell LLP.

CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On April 9, 2024, Mazars USA LLP (“Mazars”) notified FFAI that it would resign as the Company’s auditor effective May 31, 2024.

The report of Mazars on the Company’s financial statements for the fiscal year ended December 31, 2023, did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principle, but did contain an emphasis of a matter related to substantial doubt about the Company’s ability to continue as a going concern.

During the fiscal year ended December 31, 2023 and 2022, there were no disagreements (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) between the Company and Mazars on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures which disagreements, if not resolved to the satisfaction of Mazars, would have caused Mazars to make reference thereto in their report on the financial statements for such year. The Company disclosed in its Form 10-K/A for the fiscal year ended December 31, 2023 and 2022, that it did not maintain effective internal control over financial reporting.

The Company provided Mazars with a copy of the disclosures made and requested that Mazars furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements contained herein. A copy of Mazars’ letter, dated April 15, 2024, is filed as Exhibit 16.1 to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 15, 2024, which was incorporated by reference herein.

Effective on June 21, 2024, Macias Gini & O’Connell LLP (“MGO”) was engaged as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2024. The engagement was approved by the Audit Committee of the Board.

During the Company’s two most recent fiscal years ended December 31, 2022 and December 31, 2023 and during the period from the end of the most recently completed fiscal year ended December 31, 2023 through June 21, 2024, neither the Company nor anyone on its behalf consulted with MGO, on behalf of the Company, regarding the application of accounting principles to a specified transaction (either completed or proposed), the type of audit opinion that might be rendered on the Company’s financial statements, or any matter that was either the subject of a “disagreement” as defined in Item 304(a)(1)(iv) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the instructions thereto, or a “reportable event,” as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act.

The Company provided MGO with a copy of the disclosures it made. The Company has requested and received from MGO a letter addressed to the SEC stating whether it agrees with the statements contained herein. A copy of MGO’s letter, dated June 24, 2024, is filed as Exhibit 16.1 to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 24, 2024, which was incorporated by reference herein.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, filed as part of the registration statement, does not contain all the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us, we refer you to the registration statement and to its exhibits and schedules. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and you should refer to the copy of that contract or other documents filed as an exhibit to the registration statement.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC, including Perfect Moment. The address of the SEC website is www.sec.gov.

We maintain a website at www.ff.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus, and our reference to the address for our website is intended to be an inactive textual reference only.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement.

We incorporate by reference the documents listed below that we have previously filed with the SEC:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 31, 2025;

●	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2025, June 30, 2025 and September 30, 2025 filed with the SEC on May 9, 2025, August 19, 2025, and November 21, 2025, respectively

●	Our Current Reports on Form 8-K filed with the SEC on January 10, 2025, January 29, 2025, January 31, 2025, March 11, 2025, March 13, 2025, March 20, 2025, March 24, 2025, March 24, 2025, March 27, 2025, April 1, 2025, April 9, 2025, April 17, 2025, April 18, 2025, April 21, 2025, April 24, 2025, April 25, 2025, April 30, 2025, May 5, 2025, May 8, 2025, May 15, 2025, May 16, 2025, May 23, 2025, May 28, 2025, May 29, 2025, June 2, 2025, June 16, 2025, July 16, 2025, August 8, 2025, August 13, 2025, August 18, 2025, August 19, 2025, August 22, 2025, August 27, 2025, August 28, 2025, September 2, 2025, September 3, 2025, September 8, 2025, September 10, 2025 , September 12, 2025, September 25, 2025, September 30, 2025, October 15, 2025, November 12, 2025, November 14, 2025, December 9, 2025, December 12, 2025, December 22, 2025, December 29, 2025, January 2, 2026, January 8, 2026 and February 5, 2026 (other than any portions thereof deemed furnished and not filed); and

●	The description of our Common Stock in our Registration Statement on Form 8-A, filed with the SEC on July 20, 2020, including any amendment or reports filed for the purpose of updating such description, including the Description of Capital Stock filed as Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the SEC on March 31, 2025.

All reports and other documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement, and after the date of this prospectus but before the termination of the offering of the securities hereunder will also be considered to be incorporated by reference into this prospectus from the date of the filing of these reports and documents, and will supersede the information herein; provided, however, that all reports, exhibits and other information that we “furnish” to the SEC will not be considered incorporated by reference into this prospectus. We undertake to provide without charge to each person (including any beneficial owner) who receives a copy of this prospectus, upon written or oral request, a copy of all of the preceding documents that are incorporated by reference (other than exhibits, unless the exhibits are specifically incorporated by reference into these documents). You may request a copy of these materials in the manner set forth under the heading “Where You Can Find More Information,” above.

We will provide you without charge, upon your oral or written request, with a copy of any or all reports, proxy statements and other documents we file with the SEC, as well as any or all of the documents incorporated by reference in this prospectus or the registration statement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to

Faraday Future Intelligent Electric Inc.

18455 S. Figueroa Street

Gardena, CA 90248

(310) 415-4807

14,357,471 Shares of Class A Common Stock

Up to 10,418,103 Shares of Class A Common Stock Issuable Upon
Conversion of the Subject Notes

153,020 Shares of Class A Common Stock Issued to the Vendor

Prospectus

________________, 2026

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the offering of the securities being registered. All the amounts shown are estimates, except for the SEC, registration fee.

SEC registration fee		$6,018.49
FINRA filing fee (if applicable)		*
Accounting fees and expenses		*
Legal fees and expenses		*
Transfer agent fees and expenses		*
Trustee fees and expenses		*
Printing and miscellaneous expenses		*
Total	$	*

*	These fees and expenses depend on the securities offered and the number of issuances, and accordingly cannot be estimated at this time.

We will bear all costs, expenses and fees in connection with the registration of the securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Securityholders, however, will bear all underwriting commissions and discounts, if any, attributable to their sale of the securities. All amounts are estimates except the SEC registration fee and the FINRA filing fee.

Item 15. Indemnification of Directors and Officers

Section 145 of the DGCL concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a)	A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)	A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)	(1)	To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. For indemnification with respect to any act or omission occurring after December 31, 2020, references to “officer” for purposes of these paragraphs (c)(1) and (2) of this section shall mean only a person who at the time of such act or omission is deemed to have consented to service by the delivery of process to the registered agent of the corporation pursuant to § 3114(b) of Title 10 (for purposes of this sentence only, treating residents of this State as if they were nonresidents to apply § 3114(b) of Title 10 to this sentence).

(2)	The corporation may indemnify any other person who is not a present or former director or officer of the corporation against expenses (including attorneys’ fees) actually and reasonably incurred by such person to the extent he or she has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein.

(d)	Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer of the corporation at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)	Expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)	The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to or repeal or elimination of the certificate of incorporation or the bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g)	A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)	For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)	For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)	The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)	The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Section 7.01 of the Amended and Restated Charter provides:

“To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended after approval by the stockholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended, automatically and without further action, upon the date of such amendment.”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

We have entered into indemnification agreements with each of our current directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with future directors and executive officers.

Item 16. Exhibits.

EXHIBIT INDEX

Exhibit No.	Description of Exhibits	Incorporation by Reference
2.1+	Agreement and Plan of Merger, dated as of January 27, 2021, by and among Property Solutions Acquisition Corp., PSAC Merger Sub Ltd., and FF Intelligent Mobility Global Holdings Ltd.	Annex A to Amendment No. 3 to Registration Statement on Form S-4 (File No. 333-255027) filed on June 23, 2021
2.2	First Amendment to Agreement and Plan of Merger, dated as of February 25, 2021, by and among Property Solutions Acquisition Corp., PSAC Merger Sub Ltd., and FF Intelligent Mobility Global Holdings Ltd.	Exhibit 2.2 to Registration Statement on Form S-4 (File No. 333-255027) filed on April 5, 2021
2.3	Second Amendment to Agreement and Plan of Merger, dated as of May 3, 2021, by and among Property Solutions Acquisition Corp., PSAC Merger Sub Ltd., and FF Intelligent Mobility Global Holdings Ltd.	Exhibit 2.3 to Amendment No. 1 to Registration Statement on Form S-4 (File No. 333-255027) filed on June 1, 2021
2.4	Third Amendment to Agreement and Plan of Merger, dated as of June 14, 2021, by and among Property Solutions Acquisition Corp., PSAC Merger Sub Ltd., and FF Intelligent Mobility Global Holdings Ltd.	Exhibit 2.4 to Amendment No. 3 to Registration Statement on Form S-4 (File No. 333-255027) filed on June 23, 2021
2.5	Fourth Amendment to Agreement and Plan of Merger, dated as of July 12, 2021, by and among Property Solutions Acquisition Corp., PSAC Merger Sub Ltd., and FF Intelligent Mobility Global Holdings Ltd.	Exhibit 2.5 to the Current Report on Form 8-K filed on July 22, 2021.
3.1	Third Amended and Restated Certificate of Incorporation of the Company	Exhibit 3.1 to the Current Report on Form 8-K filed on February 7, 2024.
3.2	Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation of the Company	Exhibit 3.1 to the Current Report on Form 8-K filed on February 7, 2024.
3.3	Second Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation of the Company	Exhibit 3.1 to the Current Report on Form 8-K filed on February 26, 2024.
3.4	Certificate of Elimination of Series A Preferred Stock	Exhibit 3.2 to the Current Report on Form 8-K filed on August 1, 2024.
3.5	Third Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation of the Company	Exhibit 3.1 to the Current Report on Form 8-K filed on August 1, 2024.
3.6	Fourth Certificate of Amendment to Third Amended and Restated Certificate of Incorporation of Faraday Future Intelligent Electric Inc.	Exhibit 3.1 to the Current Report on Form 8-K filed on August 15, 2024.
3.7	Amended and Restated Bylaws of the Company	Exhibit 3.2 to the Current Report on Form 8-K filed on June 16, 2023
3.8	Certificate of Designation of Preferences, Rights and Limitations of Series A Preferred Stock, dated January 22, 2025.	Exhibit 3.1 to the Current Report on Form 8-K filed on January 31, 2025
3.9	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Faraday Future Intelligent Electric Inc.	Exhibit 3.1 to the Current Report on Form 8-K filed on March 11, 2025
3.10	Certificate of Elimination of Series A Preferred Stock.	Exhibit 3.2 to the Current Report on Form 8-K filed on March 11, 2025
3.11	Certificate of Designation of Preferences, Rights and Limitations of Series B Preferred Stock	Exhibit 3.1 to the Current Report on Form 8-K filed on April 9, 2025
3.12	Certificate of Correction of Certificate of Designation of Preferences, Rights and Limitations of Series B Preferred Stock, dated April 9, 2025	Exhibit 3.2 to the Current Report on Form 8-K filed on April 9, 2025
3.13	Certificate of Designation of Preferences, Rights and Limitations of Series A Preferred Stock, dated April 17, 2025	Exhibit 3.1 to the Current Report on Form 8-K filed on April 17, 2025
3.14	Certificate of Elimination of Series A Preferred Stock.	Exhibit 3.2 to the Current Report on Form 8-K filed on May 29, 2025
3.15	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Faraday Future Intelligent Electric Inc.	Exhibit 3.1 to the Current Report on Form 8-K filed on May 29, 2025
3.16	Certificate of Designation of Preferences, Rights and Limitations of Series A Preferred Stock, dated August 6, 2025	Exhibit 3.1 to the Current Report on Form 8-K filed on August 8, 2025
3.17	Amendment No.1 to the Certificate of Designation of Preferences, Rights and Limitations of Series B Preferred Stock	Exhibit 3.1 to the Current Report on Form 8-K filed on August 22, 2025
3.18	Certificate of Elimination of Series A Preferred Stock.	Exhibit 3.2 to the Current Report on Form 8-K filed on September 25, 2025
3.19	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Faraday Future Intelligent Electric Inc.	Exhibit 3.1 to the Current Report on Form 8-K filed on September 25, 2025
3.20	Certificate of Designation of Preferences, Rights and Limitations of Series A Preferred Stock	Exhibit 3.1 to the Current Report on Form 8-K filed on December 29, 2025
4.1	Description of the Securities	Exhibit 4.1 to the Annual Report on Form 10-K filed on March 31, 2025
4.2	Specimen Common Stock Certificate	Exhibit 4.2 to Registration Statement on Form S-4 (File No. 333-255027) filed on April 5, 2021
4.3	Specimen Warrant Certificate	Exhibit 4.3 to Registration Statement on Form S-4 (File No. 333-255027) filed on April 5, 2021
4.4	Warrant Agreement between Continental Stock Transfer & Trust Company and the Company	Exhibit 4.5 to Registration Statement on Form S-4 (File No. 333-255027) filed on April 5, 2021

4.5	Form of Common Stock Purchase Warrant (under Securities Purchase Agreement, dated as of August 14, 2022)	Exhibit 4.1 to the Current Report on Form 8-K filed on August 15, 2022
4.6	Form of Common Stock Purchase Warrant (under Amendment No. 1 to the Securities Purchase Agreement and Convertible Senior Secured Promissory Notes, dated as of September 23, 2022)	Exhibit 4.1 to the Current Report on Form 8-K filed on September 26, 2022
4.7	Form of Adjustment Warrant (under Amendment No. 1 to Securities Purchase Agreement and Convertible Senior Secured Promissory Notes, dated as of September 23, 2022)	Exhibit 4.2 to the Current Report on Form 8-K filed on September 26, 2022
4.8	Form of Tranche C Warrant (under Amendment No. 6 to Securities Purchase Agreement, dated February 3, 2023)	Exhibit 4.1 to the Current Report on Form 8-K filed on February 6, 2023
4.9	Form of Replacement Warrant (under Amendment No. 6 to Securities Purchase Agreement, dated February 3, 2023)	Exhibit 4.2 to the Current Report on Form 8-K filed on February 6, 2023
4.10	Form of Common Stock Purchase Warrant (under Amendment No. 8 to Security Purchase Agreement, dated May 8, 2023)	Exhibit 4.1 to the Current Report on Form 8-K filed on May 10, 2023
4.11	Form of FFVV Common Stock Purchase Warrant.	Exhibit 4.1 to the Current Report on Form 8-K filed on June 27, 2023
4.12	Form of Senyun Common Stock Purchase Warrant.	Exhibit 4.2 to the Current Report on Form 8-K filed on June 27, 2023
4.13	Common Stock Purchase Warrant, dated August 4, 2023, issued to Streeterville Capital, LLC.	Exhibit 4.1 to the Current Report on Form 8-K filed on August 7, 2023
4.14	Common Stock Purchase Warrant, dated September 21, 2023, issued to FF Vitality Ventures LLC.	Exhibit 4.1 to the Current Report on Form 8-K filed on September 22, 2023
4.15	Form of Warrant	Exhibit 4.1 to the Current Report on Form 8-K filed on September 6, 2024.
4.16	Form of Incremental Warrant	Exhibit 4.2 to the Current Report on Form 8-K filed on September 6, 2024.
4.17	Form of Placement Agent Warrant	Exhibit 4.3 to the Current Report on Form 8-K filed on September 6, 2024.
4.18	Form of Secured Convertible Note	Exhibit 4.4 to the Current Report on Form 8-K filed on September 6, 2024.
4.19	Form of Warrant	Exhibit 4.1 to the Current Report on Form 8-K filed on December 23, 2024
4.20	Form of Incremental Warrant	Exhibit 4.2 to the Current Report on Form 8-K filed on December 23, 2024
4.21	Form of Unsecured Convertible Note	Exhibit 4.3 to the Current Report on Form 8-K filed on December 23, 2024
4.22	Form of Common Warrant	Exhibit 4.1 to the Current Report on Form 8-K filed on March 24, 2025
4.23	Form of Incremental Warrant	Exhibit 4.2 to the Current Report on Form 8-K filed on March 24, 2025
4.24	Form of Unsecured Note	Exhibit 4.3 to the Current Report on Form 8-K filed on March 24, 2025
4.25	Form of Placement Agent Warrant	Exhibit 4.5 to the Current Report on Form 8-K filed on March 24, 2025
4.26	Form of Unsecured Note.	Exhibit 4.1 to the Current Report on Form 8-K filed on July 16, 2025
4.27	Form of Common Warrant.	Exhibit 4.2 to the Current Report on Form 8-K filed on July 16, 2025
5.1*	Legal Opinion of Pryor Cashman	N/A
10.1	Amended and Restated Registration Rights Agreement between the Company and certain holders identified therein	Exhibit 10.1 to the Current Report on Form 8-K filed on July 22, 2021.
10.2	Form of Subscription Agreement between the Company and the subscribers party thereto	Exhibit 10.10 to Registration Statement on Form S-4 (File No. 333-255027) filed on April 5, 2021
10.3	Amended and Restated Shareholder Agreement dated as of January 13, 2023, by and between the Company and FF Top Holding LLC.	Exhibit 10.1 to the Current Report on Form 8-K filed on January 17, 2023
10.4	Form of Support Agreement between FF Intelligent Mobility Global Holdings Ltd. and FF Top Holding Limited.	Exhibit 10.12 to Registration Statement on Form S-4 (File No. 333-255027) filed on April 5, 2021
10.5	Form of Support Agreement between FF Intelligent Mobility Global Holdings Ltd. and Season Smart Limited.	Exhibit 10.13 to Registration Statement on Form S-4 (File No. 333-255027) filed on April 5, 2021

10.6#	Faraday Future Intelligent Electric Inc. 2021 Stock Incentive Plan	Exhibit 10.10 to the Current Report on Form 8-K filed on July 22, 2021.
10.7	Ares Capital Corporation Priority Last Out Secured Promissory Note by Faraday&Future Inc., FF Inc., Faraday SPE, LLC	Exhibit 10.22 to Registration Statement on Form S-4 (File No. 333-255027) filed on April 5, 2021
10.8	Ares Centre Street Partnership Priority Last Out Secured Promissory Note by Faraday&Future Inc., FF Inc., Faraday SPE, LLC	Exhibit 10.23 to Registration Statement on Form S-4 (File No. 333-255027) filed on April 5, 2021
10.9	Ares Credit Strategies Priority Last Out Secured Promissory Note by Faraday&Future Inc., FF Inc., Faraday SPE, LLC	Exhibit 10.24 to Registration Statement on Form S-4 (File No. 333-255027) filed on April 5, 2021
10.10	Ares Direct Finance I LP Priority Last Out Secured Promissory Note by Faraday&Future Inc., FF Inc., Faraday SPE, LLC	Exhibit 10.25 to Registration Statement on Form S-4 (File No. 333-255027) filed on April 5, 2021
10.11#	Offer Letter dated October 10, 2018 between Tin Mok and Faraday&Future Inc.	Exhibit 10.29 to Registration Statement on Form S-4 (File No. 333-255027) filed on April 5, 2021
10.12#	Sign On Bonus Addendum Letter dated March 26, 2019 between Chui Tin Mok and Faraday&Future Inc.	Exhibit 10.30 to Registration Statement on Form S-4 (File No. 333-255027) filed on April 5, 2021
10.13#	Sign On Bonus Addendum Letter dated March 11, 2018 between Chui Tin Mok and Faraday&Future Inc.	Exhibit 10.31 to Registration Statement on Form S-4 (File No. 333-255027) filed on April 5, 2021
10.14#	Smart King Ltd. Equity Incentive Plan, as Adopted on February 1, 2018, as Amended and Restated Effective February 1, 2018	Exhibit 10.32 to Registration Statement on Form S-4 (File No. 333-255027) filed on April 5, 2021
10.15#	Form of Smart King Ltd. Equity Incentive Plan Option Award Agreement (United States)	Exhibit 10.33 to Registration Statement on Form S-4 (File No. 333-255027) filed on April 5, 2021
10.16#	Form of Smart King Ltd. Equity Incentive Plan Option Award Agreement (China)	Exhibit 10.34 to Registration Statement on Form S-4 (File No. 333-255027) filed on April 5, 2021
10.17#	Smart King Ltd. Special Talent Incentive Plan, as Adopted on May 2, 2019, as Amended on July 26, 2020	Exhibit 10.35 to Registration Statement on Form S-4 (File No. 333-255027) filed on April 5, 2021
10.18#	Form of Smart King Ltd. Special Talent Incentive Plan Share Option Agreement (Individual)	Exhibit 10.36 to Registration Statement on Form S-4 (File No. 333-255027) filed on April 5, 2021
10.19#	Form of Smart King Ltd. Special Talent Incentive Plan Share Option Agreement (Entity)	Exhibit 10.37 to Registration Statement on Form S-4 (File No. 333-255027) filed on April 5, 2021
10.20+^	Contract Manufacturing and Supply Agreement by and between Faraday&Future Inc. and Myoung Shin Co., Ltd. dated February 4, 2022	Exhibit 10.31 to Amendment No. 3 to Registration Statement on Form S-1 (File No. 333-258993) filed on August 30, 2022
10.21+	FF Global Partners LLC Second Amended and Restated Limited Liability Company Agreement dated as of May 16, 2022	Exhibit 10.32 to Amendment No. 3 to Registration Statement on Form S-1 (File No. 333-258993) filed on August 30, 2022
10.22^	Securities Purchase Agreement, dated as of August 14, 2022, among Faraday Future Intelligent Electric Inc., FF Simplicity Ventures LLC and the purchasers from time to time party thereto	Exhibit 10.1 to the Current Report on Form 8-K filed on August 15, 2022
10.23	Form of Convertible Senior Secured Promissory Note (under Securities Purchase Agreement, dated as of August 14, 2022)	Exhibit 10.2 to the Current Report on Form 8-K filed on August 15, 2022
10.24+	Amendment No. 1 to Securities Purchase Agreement and Convertible Senior Secured Promissory Notes, dated as of September 23, 2022, by and among Faraday Future Intelligent Electric Inc, the credit parties from time to time party thereto, the financial institutions or other entities from time to time party thereto and FF Simplicity Ventures LLC, as administrative and collateral agent	Exhibit 10.3 to the Current Report on Form 8-K filed on September 26, 2022

10.25	Form of Convertible Senior Secured Promissory Note (under Amendment No. 1 to Securities Purchase Agreement and Convertible Senior Secured Promissory Notes, dated as of September 23, 2022)	Exhibit 10.4 to the Current Report on Form 8-K filed on September 26, 2022
10.26	Joinder and Amendment Agreement, dated as of September 25, 2022, by and among Senyun International Ltd., FF Simplicity Ventures LLC, RAAJJ Trading LLC and Faraday Future Intelligent Electric Inc.	Exhibit 10.5 to the Current Report on Form 8-K filed on September 26, 2022
10.27	Warrant Exercise Agreement, dated as of September 23, 2022, among Faraday Future Intelligent Electric Inc. and the investors listed on the signature pages thereto	Exhibit 10.6 to the Current Report on Form 8-K filed on September 26, 2022
10.28+	Letter Agreement Regarding Advanced Approval, dated as of September 23, 2022, between Faraday Future Intelligent Electric Inc. and FF Top Holding LLC	Exhibit 10.7 to the Current Report on Form 8-K filed on September 26, 2022
10.29+	Letter Agreement Regarding Advanced Approval, dated as of September 23, 2022, between Faraday Future Intelligent Electric Inc. and Season Smart Limited	Exhibit 10.8 to the Current Report on Form 8-K filed on September 26, 2022
10.30	Heads of Agreement, dated as of September 23, 2022, by and among Faraday Future Intelligent Electric Inc., FF Global Partners LLC and FF Top Holding LLC	Exhibit 10.1 to the Current Report on Form 8-K filed on September 26, 2022
10.31	Mutual Release, dated as of September 23, 2022, among Faraday Future Intelligent Electric Inc., FF Global Partners LLC, FF Top Holding LLC and the other parties thereto	Exhibit 10.2 to the Current Report on Form 8-K filed on September 26, 2022
10.32	Exchange Agreement, dated October 10, 2022, by and among Faraday Future Intelligent Electric Inc., FF Aventuras SPV XI LLC, FF Venturas SPV X LLC, FF Ventures SPV IX LLC and FF Adventures SPV XVIII LLC	Exhibit 10.1 to the Current Report on Form 8-K filed on October 11, 2022
10.33	Exchange Agreement, dated as of October 19, 2022, by and among Faraday Future Intelligent Electric Inc., FF Aventuras SPV XI LLC, FF Venturas SPV X LLC, FF Ventures SPV IX LLC and FF Adventures SPV XVIII LLC	Exhibit 10.1 to the Current Report on Form 8-K filed on October 20, 2022
10.34	Summary of Amendment dated October 22, 2022 to the Letter Agreement Regarding Advanced Approval, dated as of September 23, 2022, between Faraday Future Intelligent Electric Inc. and FF Top Holding LLC	Exhibit 10.47 to Amendment No. 6 to Registration Statement on Form S-1 (File No. 333-258993) filed on November 8, 2022
10.35	Limited Consent and Third Amendment, dated as of October 24, 2022, by and among Senyun International Ltd., FF Simplicity Ventures LLC, RAAJJ Trading LLC and Faraday Future Intelligent Electric Inc.	Exhibit 10.1 to the Current Report on Form 8-K filed on October 25, 2022
10.37	Limited Consent and Amendment, dated as of November 8, 2022, by and among Senyun International Ltd., FF Simplicity Ventures LLC, RAAJJ Trading LLC and Faraday Future Intelligent Electric Inc.	Exhibit 10.1 to the Current Report on Form 8-K filed on November 8, 2022
10.38	Standby Equity Purchase Agreement, dated as of November 11, 2022, by and between YA II PN, Ltd. and Faraday Future Intelligent Electric Inc.	Exhibit 10.1 to the Current Report on Form 8-K filed on November 14, 2022
10.39	Letter Agreement, dated December 28, 2022, by and among Faraday Future Intelligent Electric Inc., Senyun International Ltd. and FF Simplicity Ventures LLC	Exhibit 10.1 to the Current Report on Form 8-K filed on December 29, 2022
10.40	Limited Consent and Amendment No. 5, dated January 25, 2023, by and among Faraday Future Intelligent Electric Inc., Senyun International Ltd. and FF Simplicity Ventures LLC	Exhibit 10.54 to Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-268972) filed on February 7, 2023
10.41+	Amendment No. 6 to Securities Purchase Agreement, dated February 3, 2023, by and among Faraday Future Intelligent Electric Inc., its subsidiaries party thereto, Senyun International Ltd., FF Top Holding LLC, FF Simplicity Ventures LLC and the other Purchasers party thereto	Exhibit 10.1 to the Current Report on Form 8-K filed on February 6, 2023

10.42	Form of Tranche C Note (under Amendment No. 6 to Securities Purchase Agreement, dated February 3, 2023)	Exhibit 10.2 to the Current Report on Form 8-K filed on February 6, 2023
10.43	Form of Replacement Note (under Amendment No. 6 to Securities Purchase Agreement, dated February 3, 2023)	Exhibit 10.3 to the Current Report on Form 8-K filed on February 6, 2023
10.44	Form of Exchange Note (under Amendment No. 6 to Securities Purchase Agreement, dated February 3, 2023)	Exhibit 10.4 to the Current Report on Form 8-K filed on February 6, 2023
10.45+	Exchange Agreement, dated as of February 3, 2023, by and between Faraday Future Intelligent Electric Inc. and Senyun International Ltd.	Exhibit 10.5 to the Current Report on Form 8-K filed on February 6, 2023
10.46+	Exchange Agreement, dated as of February 3, 2023, by and among Faraday Future Intelligent Electric Inc. and the affiliates of FF Simplicity Ventures LLC party thereto	Exhibit 10.6 to the Current Report on Form 8-K filed on February 6, 2023
10.47	Consulting Services Agreement, dated as of March 6, 2023, by and between Faraday Future Intelligent Electric Inc. and FF Global Partners LLC	Exhibit 10.62 to the Annual Report on Form 10-K/A filed on August 21, 2023
10.48	Amendment No. 7 to Securities Purchase Agreement, dated March 23, 2023, by and among Faraday Future Intelligent Electric Inc., FF Simplicity Ventures LLC, Senyun International Ltd., and FF Prosperity Ventures LLC	Exhibit 10.1 to the Current Report on Form 8-K filed on March 23, 2023
10.49	Amendment No. 8 to Securities Purchase Agreement, dated May 8, 2023, by and between Faraday Future Intelligent Electric Inc. and Senyun International Ltd.	Exhibit 10.1 to the Current Report on Form 8-K filed on May 10, 2023
10.50	Amendment to ATW Notes and Warrants, dated as of May 9, 2023, by and among Faraday Future Intelligent Electric Inc., FF Simplicity Ventures LLC and FF Prosperity Ventures LLC.	Exhibit 10.2 to the Current Report on Form 8-K filed on May 10, 2023
10.51+	Securities Purchase Agreement, dated as of May 8, 2023, among Faraday Future Intelligent Electric Inc. and the purchasers from time to time party thereto.	Exhibit 10.3 to the Current Report on Form 8-K filed on May 10, 2023
10.52	Form of Unsecured Convertible Senior Promissory Note.	Exhibit 10.4 to the Current Report on Form 8-K filed on May 10, 2023
10.53	Equity Commitment Letter, dated as of May 8, 2023, by and among FF Global Partners Investment LLC, Metaverse Horizon Limited and Faraday Future Intelligent Electric Inc.	Exhibit 10.5 to the Current Report on Form 8-K filed on May 10, 2023
10.54	Equity Commitment Letter, dated as of May 8, 2023, by and among V W Investment Holding Limited, Lijun Jin and Faraday Future Intelligent Electric Inc.	Exhibit 10.6 to the Current Report on Form 8-K filed on May 10, 2023
10.55	Amendment No. 1 to Securities Purchase Agreement, dated as of June 26, 2023, among Faraday Future Intelligent Electric Inc. and the Unsecured SPA Purchasers party thereto.	Exhibit 10.1 to the Current Report on Form 8-K filed on June 27, 2023
10.56	Joinder and Amendment Agreement, dated as of June 26, 2023, among Faraday Future Intelligent Electric Inc. and FF Vitality Ventures LLC.	Exhibit 10.2 to the Current Report on Form 8-K filed on June 27, 2023
10.57	Second Joinder and Amendment Agreement, dated as of June 26, 2023, among Faraday Future Intelligent Electric Inc. and Senyun International Ltd.	Exhibit 10.3 to the Current Report on Form 8-K filed on June 27, 2023
10.58	Form of FFVV Unsecured Convertible Senior Promissory Note.	Exhibit 10.4 to the Current Report on Form 8-K filed on June 27, 2023
10.59	Form of Senyun International Ltd. Unsecured Convertible Senior Promissory Note.	Exhibit 10.5 to the Current Report on Form 8-K filed on June 27, 2023
10.60	Securities Purchase Agreement, dated as of August 4, 2023, among Faraday Future Intelligent Electric Inc. and Streeterville Capital, LLC.	Exhibit 10.1 to the Current Report on Form 8-K filed on August 7, 2023
10.61	Unsecured Convertible Senior Promissory Note, dated August 4, 2023, issued to Streeterville Capital, LLC.	Exhibit 10.2 to the Current Report on Form 8-K filed on August 7, 2023
10.62	Amendment No. 9 to Securities Purchase Agreement, dated August 4 2023, by and between Faraday Future Intelligent Electric Inc. and FF Vitality Ventures LLC.	Exhibit 10.3 to the Current Report on Form 8-K filed on August 7, 2023

10.63	Amendment No. 10 to Securities Purchase Agreement, dated August 4, 2023, by and between Faraday Future Intelligent Electric Inc. and Senyun International Ltd.	Exhibit 10.4 to the Current Report on Form 8-K filed on August 7, 2023
10.64	Waiver and Amendment Agreement, dated as of August 4, 2023, among Faraday Future Intelligent Electric Inc. and FF Vitality Ventures LLC.	Exhibit 10.5 to the Current Report on Form 8-K filed on August 7, 2023
10.65	Form of Salary Deduction and Stock Purchase Agreement.	Exhibit 10.1 to the Current Report on Form 8-K filed on September 22, 2023
10.66	Amendment Agreement, dated as of September 21, 2023, among Faraday Future Intelligent Electric Inc. and FF Vitality Ventures LLC.	Exhibit 10.1 to the Current Report on Form 8-K filed on September 22, 2023
10.67	Unsecured Convertible Senior Promissory Note, dated September 21, 2023, issued to FF Vitality Ventures LLC.	Exhibit 10.2 to the Current Report on Form 8-K filed on September 22, 2023
10.68	Lease Agreement dated October 19, 2023	Exhibit 10.1 to the Current Report on Form 8-K filed on October 19, 2023
10.69	Guaranty of Lease dated October 19, 2023	Exhibit 10.2 to the Current Report on Form 8-K filed on October 19, 2023
10.70	Purchase Agreement, dated December 21, 2023, by and between the Company and Matthias Aydt.	Exhibit 10.1 to the Current Report on Form 8-K/A filed on December 28, 2023
10.71^	Settlement Agreement, dated March 11, 2024, by and between the Faraday Future Intelligent Electric Inc. and Palantir Technologies, Inc.	Exhibit 10.88 on Form 10-K filed on May 28, 2024
10.72	Master Lease Agreement, dated July 11, 2024, between Faraday&Future Inc. and Utica Leaseco, LLC ***	Exhibit 10.1 to the Current Report on Form 8-K filed on July 13, 2024.
10.73	Rider No. 1 to Master Lease Agreement, dated July 11, 2024, by and between Faraday&Future Inc. and Utica Leaseco, LLC	Exhibit 10.2 to the Current Report on Form 8-K filed on July 13, 2024.
10.74	Rider No. 2 to Master Lease Agreement, dated July 11, 2024, by and between Faraday&Future Inc. and Utica Leaseco, LLC	Exhibit 10.3 to the Current Report on Form 8-K filed on July 13, 2024.
10.75	Master Lease Guaranty, dated July 11, 2024, by and between Faraday Future Intelligent Electric Inc. and Utica Leaseco, LLC	Exhibit 10.4 to the Current Report on Form 8-K filed on July 13, 2024.
10.76	Equipment Schedule to the Master Lease Agreement ***	Exhibit 10.5 to the Current Report on Form 8-K filed on July 13, 2024.
10.77	Rider No. 1 to Equipment Schedule, dated July 11, 2024	Exhibit 10.6 to the Current Report on Form 8-K filed on July 13, 2024.
10.78	Post-Closing Agreement, dated July 11, 2024, by and between Faraday&Future Inc. and Utica Leaseco, LLC	Exhibit 10.7 to the Current Report on Form 8-K filed on July 13, 2024.
10.79	Amendment No. 11 to the Securities Purchase Agreement, dated July 11, 2024, by and among Faraday Future Intelligent Electric Inc. and FF Vitality Ventures LLC	Exhibit 10.8 to the Current Report on Form 8-K filed on July 13, 2024.
10.80	Amendment No. 12 to the Securities Purchase Agreement, dated July 11, 2024, by and among Faraday Future Intelligent Electric Inc. and Senyun International Ltd.	Exhibit 10.9 to the Current Report on Form 8-K filed on July 13, 2024.
10.81	Faraday Future Intelligent Electric Inc. Amended and Restated 2021 Stock Incentive Plan, effective June 20, 2024	Exhibit 10.1 to the Current Report on Form 8-K filed on August 1, 2024.
10.82	Form of Waiver Agreement, dated August 2, 2024, by and between the Company and the holders party thereto	Exhibit 10.1 to the Current Report on Form 8-K filed on August 5, 2024.
10.83	Securities Purchase Agreement, dated September 5, 2024, by and between the Company and parties thereto	Exhibit 10.1 to the Current Report on Form 8-K filed on September 6, 2024.
10.84	Form of Security Agreement	Exhibit 10.2 to the Current Report on Form 8-K filed on September 6, 2024
10.85	Subordination and Intercreditor Agreement, dated September 5, 2024, by and among Faraday Future Intelligent Electric Inc. and the parties thereto	Exhibit 10.3 to the Current Report on Form 8-K filed on September 6, 2024
10.86	Offer Letter with Koti Meka, dated September 17, 2024	Exhibit 10.1 to the Current Report on Form 8-K filed on September 18, 2024

10.87	Letter Amendment to Settlement Agreement dated August 9, 2024, by and between Faraday&Future, Inc. and Palantir Technologies, Inc.	Exhibit 10.16 to the Form 10-Q filed on November 6, 2024
10.88	First Amendment to Lease Agreement, dated March 14, 2024, by and between 10701 Idaho Owner, LLC and Faraday&Future Inc.	Exhibit 10.17 to the Form 10-Q filed on November 6, 2024
10.89	Second Amendment to Lease Agreement, dated August 27, 2024, by and between 10701 Idaho Owner, LLC and Faraday&Future Inc.	Exhibit 10.18 to the Form 10-Q filed on November 6, 2024
10.90	Securities Purchase Agreement, dated December 21, 2024, by and among Faraday Future Intelligent Electric Inc. and the parties thereto.	Exhibit 10.1 to the Current Report on Form 8-K filed on December 23, 2024
10.91	September Letter Agreement, dated January 28, 2025, by and between the Company and the purchasers party thereto.	Exhibit 10.1 to the Current Report on Form 8-K filed on January 31, 2025
10.92	December Letter Agreement, dated January 28, 2025, by and between the Company and the purchasers party thereto.	Exhibit 10.2 to the Current Report on Form 8-K filed on January 31, 2025
10.93	Purchase Agreement dated January 28, 2025, by and between the Company and Matthias Aydt.	Exhibit 10.3 to the Current Report on Form 8-K filed on January 31, 2025
10.94	Securities Purchase Agreement, dated March 21, 2025, by and among Faraday Future	Exhibit 10.1 to the Current Report on Form 8-K filed on March 24, 2025
10.95	Placement Agency Agreement, dated March 21, 2025, by and between Faraday Future	Exhibit 10.2 to the Current Report on Form 8-K filed on March 24, 2025
10.96	Offer Letter, dated April 23, 2025, by and between Faraday Future Intelligent Electric Inc. and Yueting Jia.	Exhibit 10.1 to the Current Report on Form 8-K filed on April 25, 2025
10.97	Purchase Agreement dated August 5, 2025, by and between the Company and Matthias Aydt.	Exhibit 10.1 to the Current Report on Form 8-K filed on August 8, 2025
10.98	Offer Letter, dated March 24, 2025, by and between Faraday Future Intelligent Electric Inc. and Jiawei (Jerry) Wang.	Exhibit 10.5 to the Quarterly Report on Form 10-Q filed on March 31, 2025
10.99	Form of SPA Waiver	Exhibit 10.99 to the Amendment No.2 to the Registration Statement on Form S-1 filed on May 15, 2025
10.100	Form of Securities Purchase Agreement, dated July 14, 2025, by and among the Company and the parties thereto.	Exhibit 10.1 to the Current Report on Form 8-K filed on July 16, 2025
10.101	Subscription Agreement, dated September 19, 2025	Exhibit 10.1 to the Current Report on Form 8-K filed on September 25, 2025
10.102	Lead Investor Agreement, dated September 19, 2025	Exhibit 10.2 to the Current Report on Form 8-K filed on September 25, 2025
10.103	Registration Rights Agreement, dated September 19, 2025	Exhibit 10.3 to the Current Report on Form 8-K filed on September 25, 2025
10.104	Purchase Agreement dated December 22, 2025, by and between the Company and Matthias Aydt	Exhibit 10.1 to the Current Report on Form 8-K filed on December 29, 2025
10.105	Form of Warrant Termination Agreement	Exhibit 10.1 to the Current Report on Form 8-K filed on January 2, 2026
10.106	Securities Purchase Agreement, dated January 30, 2026, by and between Faraday Future Intelligent Electric Inc. and the Investor.	Exhibit 10.1 to the Current Report on Form 8-K filed on February 5, 2026
16.1	Letter from Macias Gini & O’Connell LLP, Newly Appointed Independent Registered Public Accounting Firm, Regarding Change in Certifying Accountant	Exhibit 16.1 to the Current Report on Form 8-K filed on June 25, 2024
19.1	Insider’s Trading Policy	Exhibit 19.1 to the Annual Report on Form 10-K filed on March 31, 2025
21.1*	Subsidiaries of the Registrant
23.1*	Consent of Mazars USA LLP, former independent registered public accounting firm of the Company	N/A
23.2*	Consent of Macias Gini & O’Connell LLP, independent registered public accounting firm of the Company	N/A
23.3*	Consent of Pryor Cashman LLP (included in Exhibit 5.1)	N/A
24.1**	Power of Attorney (included on signature page to the initial filing of this Registration Statement)
97.1	Clawback Policy	Exhibit 97.1 to the Annual Report on Form 10-K filed on March 31, 2025
107*	Filing Fee Table

*	Filed herewith.
**	Previously filed

+	The schedules and exhibits to this agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.

#	Indicates management contract or compensatory plan or arrangement.

^	Portions of this exhibit have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables “ or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that the undertakings set forth in paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or Rule 415(x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	That for purposes of determining any liability under the Securities Act, (i) the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(l) or (4) or 497(h) under the Securities Act shall be deemed to be a part of the registration statement as of the time it was declared effective; and (ii) each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offing of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No.1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on February 6, 2026.

FARADAY FUTURE INTELLIGENT ELECTRIC INC.

By:	/s/ Matthias Aydt
Matthias Aydt
Co-Global Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No.1 to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Matthias Aydt	Co-Global Chief Executive Officer and Director	February 6, 2026
Matthias Aydt	(principal executive officer)

/s/ Koti Meka	Chief Financial Officer	February 6, 2026
Koti Meka	(principal financial and accounting officer)

*	Director	February 6, 2026
Chui Tin Mok

*	Director	February 6, 2026
Chad Chen

*	Director	February 6, 2026
Jie Sheng

*	Director	February 6, 2026
Lev Peker

*	By:	/s/ Matthias Aydt
Matthias Aydt
Attorney-in-fact